CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Maximum Offering Price	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered	Per Unit	Offering Price	Registration Fee
6.00% Senior Notes due 2017	$1,000,000,000	99.511%	$995,110,000	$30,549.88
6.55% Senior Notes due 2037	$1,000,000,000	99.390%	$993,900,000	$30,512.73

(1)	A filing fee of $61,062.61, calculated in accordance with Rule 457(r), is payable in connection with the offering of 6.00% Senior Notes due 2017 and 6.55% Senior Notes due 2037 (the “Notes”) pursuant to this Registration Statement No. 333-145055 filed on August 2, 2007 by means of this prospectus supplement. A filing fee of $11,512.50 has previously been paid in connection with this Registration Statement by means of a prospectus supplement filed on August 10, 2007, with respect to 6.00% mandatory convertible preferred stock that were not sold thereunder. Pursuant to Rule 457(p), the remaining unutilized filing fee may be applied to the filing fee payable pursuant to the offering of the Notes under this Registration Statement by means of this prospectus supplement.

Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-145055

Prospectus Supplement to Prospectus Dated August 2, 2007

$2,000,000,000

Schering-Plough Corporation
6.00% Senior Notes due 2017
6.55% Senior Notes due 2037

Schering-Plough Corporation is offering $1,000,000,000 principal amount of 6.00% Senior Notes due 2017 (the “2017 Notes”) and $1,000,000,000 principal amount of 6.55% Senior Notes due 2037 (the “2037 Notes” and together with the 2017 Notes, the “Notes”). The 2017 Notes will bear interest at 6.00% per year and will mature on September 15, 2017. The 2037 Notes will bear interest at 6.55% per year and will mature on September 15, 2037. Interest on each series of Notes is payable on March 15 and September 15 of each year, beginning on March 15, 2008. The Notes will be unsecured obligations and will rank equally with all of Schering-Plough’s other unsecured and unsubordinated debt from time to time outstanding. Schering-Plough may redeem the Notes at any time at 100% of the principal amount plus a make-whole premium. The Notes are not subject to any sinking fund.

The Notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global securities will be shown on, and transfers will be effected only through, records maintained by DTC and its participants. Except as described below, Notes in definitive form will not be issued. See “Description of Notes.”

See “Risk Factors” on page S-7 of this prospectus supplement to read about factors you should consider before buying the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per		Per
	2017 Note	Total	2037 Note	Total

Initial price to the public	99.511%	$995,110,000	99.390%	$993,900,000
Underwriting discount	0.450%	$4,500,000	0.875%	$8,750,000
Proceeds, before expenses, to Schering-Plough	99.061%	$990,610,000	98.515%	$985,150,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from September 17, 2007 and must be paid by purchasers if the Notes are delivered after September 17, 2007.

The underwriters expect to deliver the Notes through the facilities of DTC against payment in New York, New York on or about September 17, 2007.
Goldman, Sachs & Co.
Global Coordinator

BNP PARIBAS	Credit Suisse	JPMorgan

Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Citi
Daiwa Securities America Inc.
ING Financial Markets
Morgan Stanley
Santander Investment

ABN AMRO Incorporated
Banca IMI
BBVA Securities
BNY Capital Markets, Inc.
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.
Utendahl Capital Partners L.P.

Prospectus Supplement dated September 12, 2007.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the Notes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the information contained in this prospectus supplement varies from that contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in or incorporated by reference in this prospectus supplement or the accompanying prospectus. Schering-Plough has not authorized anyone else to provide you with different information. Schering-Plough is not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of those documents and that any information Schering-Plough has incorporated by reference is accurate as of any date other than the date of the document incorporated by reference or such other date referred to in such document, regardless of the time of delivery of this prospectus supplement or any sale or issuance of a security.

Unless indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Schering-Plough Corporation,” “Schering-Plough” and “the company” or similar terms are to Schering-Plough Corporation and its consolidated subsidiaries, unless, in each case, the context clearly indicates otherwise.

The trademarks indicated by CAPITAL LETTERS in this prospectus supplement are the property of, licensed to, promoted or distributed by Schering-Plough Corporation, its subsidiaries or related companies. The trademarks indicated by ® in this prospectus supplement are the property of, licensed to, promoted or distributed by Organon BioSciences N.V., its subsidiaries or related companies.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and other written reports and oral statements Schering-Plough makes from time to time may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough uses words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions; ability to access the capital markets; prospective products or product approvals; timing and conditions of regulatory approvals; patent and other intellectual property protection; future performance or results of current and anticipated products; sales efforts; research and development programs and anticipated spending; estimates of rebates, discounts and returns; expenses and programs to reduce expenses; the anticipated cost of and savings from reductions in work force; the outcome of contingencies such as litigation and investigations; growth strategy; expected synergies, cost savings and acquisition

S-ii

costs related to the planned Organon BioSciences acquisition; financial risks with respect to funding acquisitions; and financial results.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may vary materially from those anticipated in such forward-looking statements as a result of several factors, some of which are more fully described in the “Risk Factors” section beginning on page S-7 of this prospectus supplement and in the reports to the Securities and Exchange Commission incorporated by reference into this prospectus supplement and the accompanying prospectus, and there are no guarantees about the financial and operational performance or the performance of your investment. Schering-Plough does not assume the obligation to update any forward-looking statement for any reason.

EXCHANGE RATES

The following table sets forth, for the periods indicated, information concerning the noon buying rate for euro, expressed in U.S. dollars per €1.00. The rates set forth below are provided solely for your convenience and were not used in the preparation of the Organon BioSciences combined financial statements and accompanying notes included in the accompanying prospectus or the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this prospectus supplement. The “noon buying rate” is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

Noon Buying Rate

	Period End	Average(1)	High	Low

Year:
2004	1.3538	1.2478	1.3625	1.1801
2005	1.1842	1.2400	1.3476	1.1667
2006	1.3197	1.2665	1.3327	1.1860
2007 (through September 12, 2007)	1.3904	1.3448	1.3904	1.2904

(1)	The average of the noon buying rate for euro on the last day of each full month during the relevant year or period.

The noon buying rate for euro on September 12, 2007 was $1.3904.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before buying these Notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the section titled “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Schering-Plough Corporation

Overview

Schering-Plough is a global science-based company that discovers, develops and manufactures pharmaceuticals for three customer markets — human prescription, consumer and animal health. While most of the research and development activity is directed toward prescription products, there are important applications of this central research and development platform into the consumer healthcare and animal health products. Schering-Plough also accesses external innovation via partnering, in-licensing and acquisition for all three customer markets.

Strategy — Focused on Science

Earlier this decade, Schering-Plough experienced a number of business, regulatory, and legal challenges. In April 2003, the Board of Directors named Fred Hassan as the new Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation. With support from the Board, he initiated a strategic plan, with the goal of stabilizing, repairing and turning around Schering-Plough in order to build long-term shareholder value. He also recruited a new senior executive team. That strategic plan, the Action Agenda, is a six- to eight-year, five-phase plan. In October 2006, Schering-Plough announced that it entered the fourth phase of the Action Agenda — Build the Base. During the Build the Base phase, Schering-Plough continues to focus on its strategy of value creation across a broad front, including:

•	growing the business;

•	penetrating new markets;

•	expanding the product portfolio for Schering-Plough’s three customer markets — human pharmaceutical, consumer healthcare and animal health; and

•	discovering and developing or acquiring new products.

As part of the Build the Base phase, in March 2007 Schering-Plough announced its planned acquisition of Organon BioSciences N.V., referred to as Organon BioSciences or the OBS Group, for approximately €11 billion in cash. This planned acquisition further supports Schering-Plough’s value creation strategy.

A key component of the Action Agenda is applying science to meet unmet medical needs. Research and development activities focus on mechanisms to treat serious diseases. As a result, a core strategy of Schering-Plough is to invest substantial funds in scientific research with the goal of creating therapies and treatments that address important unmet medical needs and also have commercial value. Consistent with this core strategy, Schering-Plough has been increasing its investment in research and development. Schering-Plough’s progressing pipeline includes drug candidates across a wide range of therapeutic areas with more than 20 compounds now approaching or in Phase I development. As Schering-Plough continues to develop the later phase growth-drivers of the pipeline (e.g., thrombin receptor antagonist, golimumab, vicriviroc and HCV protease inhibitor), it anticipates higher spending on clinical trial activities.

As part of the Action Agenda, Schering-Plough is enhancing infrastructure, upgrading processes and systems and strengthening talent — both the recruitment of talented individuals and the development of key employees. While these efforts are being implemented on a companywide basis, Schering-Plough is focusing especially on research and development to support Schering-Plough’s science-based business.

Schering-Plough’s principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and Schering-Plough’s telephone number is (908) 298-4000. Schering-Plough was incorporated in New Jersey in 1970.

Planned Organon BioSciences Acquisition

On March 12, 2007, Schering-Plough announced that its board of directors approved the acquisition of Organon BioSciences, the human and animal health care businesses of Akzo Nobel N.V., referred to as Akzo Nobel, for approximately €11 billion in cash. Schering-Plough believes the acquisition of Organon BioSciences will be a strong fit strategically, scientifically and financially.

Organon BioSciences will provide Schering-Plough with a strong base of products and businesses. Organon BioSciences’ pharmaceutical business, Organon, includes leading products such as Puregon®/Follistim®, a follicle-stimulating hormone for infertility; Esmeron®/Zemuron®, a neuromuscular blocker used in surgical procedures; and NuvaRing® and Implanon® for contraception. In addition, Organon BioSciences’ animal health business, Intervet, is one of the top three animal health care companies globally, based on 2006 revenues, with products treating a broad array of animals and disease states.

The acquisition is subject to certain closing conditions, including regulatory approvals from the United States Federal Trade Commission and the European Commission and completion of customary consultation procedures with the Works Council of Organon BioSciences in the Netherlands.

The Organon BioSciences acquisition, which is expected to close by the end of 2007, is anticipated to be accretive to Schering-Plough’s earnings per share in the first full year, excluding purchase-accounting adjustments and acquisition-related costs. Schering-Plough expects to achieve annual synergies of approximately $500 million, however, it is expected that it will take three years from the closing of the acquisition to reach this level of synergies. Schering-Plough will finance the Organon BioSciences acquisition through a mix of cash, debt, and equity, including the net proceeds from this offering. This offering is not conditioned upon the completion of the Organon BioSciences acquisition. For more information on the Organon BioSciences acquisition, see “Planned Acquisition of Organon BioSciences N.V.” on page S-37.

The Offering

Notes	$1,000,000,000 aggregate principal amount of 6.00% Senior Notes due 2017.

$1,000,000,000 aggregate principal amount of 6.55% Senior Notes due 2037.

Final Maturity Date	September 15, 2017, for the 2017 Notes.

September 15, 2037, for the 2037 Notes.

Interest Payment Dates	March 15 and September 15 of each year, commencing March 15, 2008.

Ranking	The Notes will be unsecured obligations of Schering-Plough and will rank equally with all of its other senior unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all of Schering-Plough’s existing and future secured indebtedness to the extent of the assets securing that indebtedness. The Notes will also be effectively subordinated to all existing and future liabilities of Schering-Plough’s subsidiaries.

Further Issuances	Schering-Plough may from time to time, without your consent, increase the size of the issue of a series of Notes, or issue additional debt securities that may be consolidated and form a single series with the outstanding Notes of that series. See “Description of Notes—Principal, Maturity and Interest.”

Optional Redemption	Each series of Notes will be redeemable as a whole or in part, at Schering-Plough’s option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points for the 2017 Notes or at the Treasury Rate plus 30 basis points for the 2037 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption. See “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase	If a Change of Control Triggering Event occurs, Schering-Plough must offer to repurchase the Notes at the redemption price set forth under “Description of Notes—Change of Control Triggering Event.”

Form and Denomination	The Notes will be issued in fully registered form without interest coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Notes—Principal, Maturity and Interest.”

Clearance and Settlement	The Notes will be issued in book-entry form through the facilities of DTC for the accounts of its participants and will trade in DTC’s same-day funds settlement system.

Beneficial interests in Notes held in book-entry form will not be entitled to receive physical delivery of certificated notes, except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of Notes—Book-Entry System.”

Trustee, Registrar, Principal Paying Agent and Transfer Agent	The Bank of New York.

Use of Proceeds	Schering-Plough intends to use the net proceeds from the sale of the Notes to fund a portion of the purchase price for the planned Organon BioSciences acquisition. If the Organon BioSciences acquisition is not completed, Schering-Plough will use the net proceeds from this offering for general corporate purposes, and Schering-Plough will have broad discretion in allocating the net proceeds from this offering. See “Use of Proceeds.”

SUMMARY HISTORICAL FINANCIAL DATA

The following summary historical financial data have been derived from Schering-Plough’s consolidated financial statements and should be read in conjunction with Schering-Plough’s 2006 10-K and the second quarter 2007 10-Q, which are incorporated by reference into this prospectus supplement. Schering-Plough’s unaudited financial information presented below for the six months ended June 30, 2007 and 2006 reflects all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of Schering-Plough’s results of operations and financial position. Results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

	As of and for the		As of and for the
	Six Months Ended		Year Ended
	June 30,		December 31,
	2007	2006	2006	2005	2004
	(Unaudited)
	(In millions, except per share data)

Operating Results
Net sales	$6,153	$5,369	$10,594	$9,508	$8,272
Equity (income) from cholesterol joint venture	(978)	(666)	(1,459)	(873)	(347)
Income/(loss) before income taxes(1)	1,293	780	1,483	497	(168)
Net income/(loss)(1)(2)	1,103	630	1,143	269	(947)
Net income/(loss)available to common shareholders	1,060	587	1,057	183	(981)
Diluted earnings/(loss) per common share(1)	0.70	0.40	0.71	0.12	(0.67)
Basic earnings/(loss) per common share(1)	0.71	0.40	0.71	0.12	(0.67)
Research and development expenses	1,403	1,020	2,188	1,865	1,607
Depreciation and amortization expenses	243	251	568	486	453
Financial Position and Cash Flows
Property, net	$4,395	$4,396	$4,365	$4,487	$4,593
Total assets	17,061	15,367	16,071	15,469	15,911
Long-term debt	2,414	2,413	2,414	2,399	2,392
Shareholders’ equity	8,870	7,968	7,908	7,387	7,556
Capital expenditures	275	192	458	478	489

(1)	Operating results for the years ended 2006, 2005 and 2004 include special charges and manufacturing streamlining costs of $248 million, $294 million and $153 million, respectively. Operating results for the six months ended June 30, 2007 and 2006 include special charges and manufacturing streamlining costs of $12 million and $138 million, respectively. See Note 2 to the Schering-Plough financial statements in the 2006 10-K incorporated by reference into this prospectus supplement for additional information on these charges that have been incurred in 2006, 2005, and 2004. See also Note 2 to the Schering-Plough financial statements in the second quarter 2007 10-Q incorporated by reference into this prospectus supplement for additional information on these charges that have been incurred in the six months ended June 30, 2007 and 2006.

(2)	In 2004, Schering-Plough recorded the tax impact of the intended repatriation of funds under the American Jobs Creation Act of 2004.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Schering-Plough’s consolidated ratio of earnings to fixed charges for the six months ended June 30, 2007 and for the years ended December 31, 2002 through 2006 is set forth below. For the purpose of computing these ratios, “earnings” consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee; and “fixed charges and preferred stock dividends” consist of interest expense, capitalized interest, preference dividends and one-third of rentals, which Schering-Plough believes to be a reasonable estimate of an interest factor on leases. Schering-Plough includes interest expense or interest income on unrecognized tax benefits as a component of income tax expense. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2007	2006	2005	2004		2003		2002

Ratio of earnings to fixed charges and preferred stock dividends	7.4	5.1	1.6	(0.3	)*	0.4	**	33.2

*	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred stock dividends by $332 million.

**	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

RISK FACTORS

Schering-Plough’s business faces significant risks. Before you invest in the Notes, you should carefully consider all of the information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus. In addition, you should carefully consider the following risks in addition to the risks and uncertainties described in Schering-Plough’s reports to the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus as the same may be updated from time to time.

Schering-Plough’s future operating results and cash flows may differ materially from the results described in the accompanying prospectus and the documents incorporated by reference due to risks and uncertainties related to Schering-Plough’s business, including those discussed below. In addition, these factors represent risks and uncertainties that could cause actual results to differ materially from those implied by forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

Risks Related to the Planned Organon BioSciences Acquisition

The acquisition of Organon BioSciences is subject to certain closing conditions, including regulatory approvals, that could delay or prevent the completion of the acquisition or change the anticipated structure of the acquisition, which could impact anticipated cost savings from synergies, projected accretion to earnings from the transaction and results of future operations.

The completion and structure of the Organon BioSciences acquisition is subject to certain outside factors, including regulatory approvals from the European Commission and the Federal Trade Commission.

Schering-Plough expects that the outcome of these proceedings will not impact the anticipated synergies and earnings accretion that Schering-Plough currently expects to achieve upon the acquisition of Organon BioSciences, the integration of the businesses of Schering-Plough and Organon BioSciences, or its plans to complete the acquisition no later than the end of 2007. For example, one of the possible outcomes is that Schering-Plough could be required to divest certain businesses or products; however, Schering-Plough expects that all such divestitures in the aggregate will not be material. Until all regulatory proceedings are concluded, there are no assurances that the outcome of these proceedings will occur in accordance with these expectations.

In addition, the failure to complete the acquisition as currently contemplated could negatively affect Schering-Plough’s stock price, future business and results of operations.

In the event that the Organon BioSciences acquisition does not close by December 30, 2007, Schering-Plough could incur material damages.

Schering-Plough currently anticipates that it will receive any necessary regulatory approvals and satisfy other closing conditions in sufficient time to close the acquisition of Organon BioSciences on or before December 30, 2007, as required by the binding offer from Schering-Plough to Akzo Nobel. However, were certain regulatory approvals not obtained by that date as a result of a failure by Schering-Plough to use its reasonable best efforts and Schering-Plough does not close by that date, then Schering-Plough might be liable for damages relating to its breach of its obligations to complete the transaction by December 30, 2007, and such damages could be material.

Schering-Plough will face financial risks in funding the acquisition, which may have a material impact on results of operations and cash flows.

Schering-Plough intends to fund the acquisition purchase price with a mix of cash, the net proceeds from its offerings of common shares and 6.00% mandatory convertible preferred stock that closed on August 15, 2007 and debt, including the net proceeds from this offering.

Schering-Plough has obtained a fully committed €11 billion bridge facility to fund any portion of the acquisition cost that has not been provided from the above sources by the acquisition closing date. The bridge facility must be repaid within a year of the acquisition closing date.

The ability to complete the anticipated issuances of debt securities to fund the acquisition and/or repay the bridge facility, and the terms of the issuances, will depend upon market conditions, and unfavorable conditions could increase costs beyond what is anticipated. Such costs could have a material adverse impact on cash flows or the results of operations or both.

Further, the purchase price is significant and this use of funds will impact the availability of cash flows from operations and the capacity for future issuances of debt or equity or both, all of which could reduce Schering-Plough’s flexibility to pursue future acquisitions and other opportunities. In addition, higher debt levels may make Schering-Plough more vulnerable to general adverse economic conditions.

Because Schering-Plough is increasing its debt levels relating to the acquisition, its credit ratings could decline below their current levels. The impact of such decline could reduce the availability of commercial paper borrowing and could increase the interest rate on Schering-Plough’s short and long-term debt. Any such increase in cost would negatively impact future cash flows and results of operations.

The integration of the businesses of Schering-Plough and Organon BioSciences to create a combined company will be a complex process, subject to unforeseen developments, which could impact anticipated cost savings from synergies, expected accretion to earnings and results of future operations.

As the two companies are combined, the workforces of Schering-Plough and Organon BioSciences will face uncertainties in the interim period from the closing date until the completion of the integration phase. Although substantial efforts will be made to complete the integration phase as quickly as possible, it is difficult to predict how long the integration phase will last.

During the interim period from closing through completion of the integration phase, the workforces of both companies may need to learn to use new processes as work is integrated and streamlined. Further, for those employees of the new combined company who have not in the past worked for a U.S.-based global company, the applicable regulatory requirements are different in a number of respects. While substantial efforts will be made to facilitate smooth integration planning and execution — including thorough training and transparent and motivational employee communications — there may be an increased risk of slower execution of various work processes, repeated execution to achieve quality standards and reputational harm in the event of a compliance failure with new and complex regulatory requirements, even if such a failure were inadvertent. Any such events could have an adverse impact on anticipated cost savings from synergies, anticipated accretion to earnings from the transaction and the results of future operations.

Organon BioSciences currently is a subsidiary of Akzo Nobel, and Akzo Nobel performs certain functions for Organon BioSciences (including information technology, compensation, benefits and other human resources functions). Akzo Nobel and Organon BioSciences had made certain arrangements to separate those functions prior to the time Schering-Plough and Akzo Nobel agreed that Schering-Plough would purchase Organon BioSciences. To date, however, the separation has not been fully completed, and some separation activities are continuing. As a result, Organon BioSciences and Schering-Plough will need to depend on certain services and cooperation from Akzo

Nobel for some period after the acquisition closing date to facilitate a smooth transition and complete separation. Unforeseen delays or complications in the transition and separation process or the lack of cooperation from Akzo Nobel could increase integration costs.

Schering-Plough has not completed an analysis of change of control or other contractual provisions that may result from the Organon BioSciences acquisition.

Certain of Organon BioSciences’ licenses and collaboration, co-development, co-marketing and other agreements may have change of control provisions that may be triggered by the acquisition. Should the final negotiation of these matters result in a loss of rights under these agreements, profits may be materially and adversely affected.

The acquisition of Organon BioSciences would increase the concentration of Schering-Plough’s global operations, particularly in Europe, which would increase the risk that negative events in Europe could have a negative impact on future results of operations.

The acquisition of Organon BioSciences would further expand Schering-Plough’s global human pharmaceutical and animal health businesses, particularly in Europe. Schering-Plough operates in more than 120 countries, and the majority of Schering-Plough’s profit and cash flow is generated from its non-U.S. operations. There are inherent risks in increasing the concentration in a particular geographic area. These risks include currency exchange rate volatility; increasing regulation of research and development, product marketing, and product pricing; economic destabilization; political instability or other disruption; or war, terrorism, or a natural disaster that resulted in disruption/destruction in a geographic region where there are substantial business operations. After the acquisition of Organon BioSciences’ businesses, Schering-Plough would become more vulnerable to these adverse risks were such events to occur in Europe.

The acquisition of Organon BioSciences would expand Schering-Plough’s animal health business worldwide, which would increase the risk that negative events in the animal health industry could have a negative impact on future results of operations.

Through the acquisition of Organon BioSciences’ animal health businesses, Schering-Plough’s global animal health business will become a more significant business segment. The combined company’s future sales of key animal health products could be adversely impacted by a number of factors including interruptions in manufacturing or supply, new competitive developments to treat the same conditions, technological advances, factors affecting production or marketing costs, or pricing actions by one or more of Schering-Plough’s competitors. Further, the outbreak of disease carried by animals, such as Bovine Spongiform Encephalopathy (“BSE”) or mad cow disease, could lead to their widespread death and precautionary destruction, which could adversely impact Schering-Plough’s results of operations. As the animal health segment of Schering-Plough’s business becomes more significant, the impact of any such events on future results of operations would also become more significant.

Upon the acquisition of Organon BioSciences, Schering-Plough would increase its biologics human and animal health product offerings, including animal health vaccines. Biologics carry unique risks and uncertainties, which could have a negative impact on future results of operations.

The successful development, testing, manufacturing and commercialization of biologics, particularly human and animal health vaccines, is a long, expensive and uncertain process. There are unique risks and uncertainties with biologics, including:

•	There may be limited access to and supply of normal and diseased tissue samples, cell lines, pathogens, bacteria, viral strains and other biological materials. In addition, government regulations in multiple jurisdictions such as the U.S. and European states within the E.U., could result in restricted access to, or transport or use of, such materials. If Schering-Plough loses access to sufficient sources of such materials, or if tighter restrictions are imposed on the use of such materials, Schering-Plough may not be able to conduct research activities as planned and may incur additional development costs.

•	The development, manufacturing and marketing of biologics are subject to regulation by the FDA, the European Medicines Agency and other regulatory bodies. These regulations are often more complex and extensive than the regulations applicable to other pharmaceutical products. For example, in the U.S., a Biologics License Application, including both preclinical and clinical trial data and extensive data regarding the manufacturing procedures, is required for vaccine candidates and FDA approval for the release of each manufactured lot.

•	Manufacturing biologics, especially in large quantities, is sometimes complex and may require the use of innovative technologies to handle living micro-organisms. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage.

•	Biologics are frequently costly to manufacture because the ingredients are derived from living animal or plant material, and most biologics cannot be made synthetically. In particular, keeping up with the demand for vaccines may be difficult due to the complexity of producing vaccines.

•	The use of biologically derived ingredients can lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. Any of these events could result in substantial costs.

Upon the acquisition of Organon BioSciences, Schering-Plough would acquire marketed products and pipeline projects in therapeutic areas not currently covered by Schering-Plough’s existing marketed products portfolio and pipeline projects, including women’s health and fertility, anesthesia, and neuroscience, each of which carry unique risks and uncertainties which could have a negative impact on future combined results of operations.

Organon BioSciences markets products in therapeutic areas that are new to Schering-Plough. Each therapeutic area presents a different risk profile, including different benefits and safety issues that must be balanced by Schering-Plough and the regulators as various R&D and marketing decisions are made; unique product liability risks; different patient and prescriber priorities; and different societal pressures. While adding new therapeutic areas may strengthen the business by increasing sales and profits; making the combined company more relevant to patients and prescribers; and diversifying enterprise risk across more areas, such positives may not outweigh the additional risk in a particular therapeutic area or could result in unanticipated costs that could be material.

If the Organon BioSciences acquisition does not close, Schering-Plough will have broad discretion to use the proceeds from this offering.

Because the closing of the Organon BioSciences acquisition is subject to a number of closing conditions as described above, Schering-Plough cannot assure you that the acquisition will close. If the acquisition does not close, the Board of Directors will have significant discretion to allocate the proceeds from this offering to other uses.

Risks Related to Schering-Plough

The risks and uncertainties described below related to Schering-Plough’s existing business will continue to apply to the combined company after the closing of Schering-Plough’s planned acquisition of Organon BioSciences. References to Schering-Plough in this section refer to Schering-Plough before the closing of the acquisition and the combined company from and after the closing of the acquisition.

Key Schering-Plough products generate a significant amount of Schering-Plough’s profits and cash flows, and any events that adversely affect the market for its leading products could have a material and negative impact on results of operations and cash flows.

Schering-Plough’s ability to generate profits and operating cash flow is largely dependent upon the continued profitability of Schering-Plough’s cholesterol franchise, consisting of VYTORIN and ZETIA. In addition, other key products such as REMICADE, NASONEX, PEGINTRON, TEMODAR, CLARINEX, and AVELOX account for a material portion of revenues. As a result of Schering-Plough’s dependence on key products, any events that adversely affect the markets for these products could have a significant impact on results of operations. These events include loss of patent protection, increased costs associated with manufacturing, OTC availability of Schering-Plough’s product or a competitive product, the discovery of previously unknown side effects, increased competition from the introduction of new, more effective treatments and discontinuation or removal from the market of the product for any reason.

For example, the profitability of Schering-Plough’s cholesterol franchise may be adversely affected by the introduction of multiple generic forms in December 2006 of two competing cholesterol products that lost patent protection earlier in 2006.

There is a high risk that funds invested in research will not generate financial returns because the development of novel drugs requires significant expenditures with a low probability of success.

There is a high rate of failure inherent in the research to develop new drugs to treat diseases. As a result, there is a high risk that funds invested in research programs will not generate financial returns. This risk profile is compounded by the fact that this research has a long investment cycle. To bring a pharmaceutical compound from the discovery phase to market may take a decade or more and failure can occur at any point in the process, including later in the process after significant funds have been invested.

Schering-Plough’s success is dependent on the development and marketing of new products, and uncertainties in the regulatory and approval process may result in the failure of products to reach the market.

Products that appear promising in development may fail to reach market for numerous reasons, including the following:

•	findings of ineffectiveness, superior safety or efficacy of competing products, or harmful side effects in clinical or pre-clinical testing;

•	failure to receive the necessary regulatory approvals, including delays in the approval of new products and new indications;

•	lack of economic feasibility due to manufacturing costs or other factors; and

•	preclusion from commercialization by the proprietary rights of others.

Intellectual property protection for innovation is an important contributor to Schering-Plough’s profitability. Generic forms of Schering-Plough’s products may be introduced to the market as a result of the expiration of patents covering Schering-Plough’s products, a successful challenge to Schering-Plough’s patents, or the at-risk launch of a generic version of a Schering-Plough product, which may have a material and negative effect on results of operations.

Intellectual property protection is critical to Schering-Plough’s ability to successfully commercialize its products. Upon the expiration or the successful challenge of Schering-Plough’s patents covering a product, competitors may introduce lower-priced generic versions of that product, which may include Schering-Plough’s well-established products. In recent years, some generic manufacturers have launched generic versions of products before the ultimate resolution of patent litigation (commonly known as “at-risk” product launches). Such generic competition could result in the loss of a significant portion of sales or downward pressures on the prices at which Schering-Plough offers formerly patented products, particularly in the U.S. Patents and patent applications relating to Schering-Plough’s significant products are of material importance to Schering-Plough.

Additionally, certain foreign governments have indicated that compulsory licenses to patents may be granted in the case of national emergencies, which could diminish or eliminate sales and profits from those regions and negatively affect Schering-Plough’s results of operations. Further, recent court decisions relating to other companies’ patents in the U.S., as well as the discussion of regulatory initiatives, may result in further erosion of intellectual property protection.

Patent disputes can be costly to prosecute and defend and adverse judgments could result in damage awards, increased royalties and other similar payments and decreased sales.

Patent positions can be highly uncertain and patent disputes in the pharmaceutical industry are not unusual. An adverse result in a patent dispute involving Schering-Plough’s patents, or the patents of its collaborators, may lead to a loss of market exclusivity and render such patents invalid. An adverse result in a patent dispute involving patents held by a third party may preclude the commercialization of Schering-Plough’s products, force Schering-Plough to obtain licenses in order to continue manufacturing or marketing the affected products, which licenses may not be available on commercially reasonable terms, negatively affect sales of existing products or result in injunctive relief and payment of financial remedies.

The potential for litigation regarding Schering-Plough’s intellectual property rights always exists and may be initiated by third parties attempting to abridge Schering-Plough’s rights, as well as by Schering-Plough in protecting its rights. A generic manufacturer may file an Abbreviated New Drug Application seeking approval after the expiration of the applicable data exclusivity and alleging that one or more of the patents listed in the innovator’s New Drug Application are invalid or not infringed. This allegation is commonly known as a Paragraph IV certification. The innovator then has the ability to file suit against the generic manufacturer to enforce its patents. In recent years, generic manufacturers have used Paragraph IV certifications extensively to challenge patents on a wide array of innovative pharmaceuticals, and it is anticipated that this trend will continue. Even if Schering-Plough is ultimately successful in a particular dispute, Schering-Plough may incur substantial costs in defending its patents and other intellectual property rights. See “Patent Challenges Under the Hatch-Waxman Act” in Part II, Item 1, “Legal Proceedings” in the second quarter 2007 10-Q, for a list of current Paragraph IV certifications for Schering-Plough products.

Multi-jurisdictional regulations, including those establishing Schering-Plough’s ability to price products, may negatively affect Schering-Plough’s sales and profit margins.

Schering-Plough faces increased pricing pressure globally from managed care organizations, institutions and government agencies and programs that could negatively affect Schering-Plough’s sales and profit margins. For example, in the U.S., the Medicare Prescription Drug Improvement and Modernization Act of 2003 contains a prescription drug benefit for individuals who are eligible for Medicare. The prescription drug benefit became effective on January 1, 2006 and is resulting in increased use of generics and increased purchasing power of those negotiating on behalf of Medicare recipients.

In addition to legislation concerning price controls, other trends that could affect Schering-Plough’s business include legislative or regulatory action relating to pharmaceutical pricing and reimbursement, health care reform initiatives and drug importation legislation, involuntary approval of medicines for OTC use, consolidation among customers and trends toward managed care and health care costs containment. Increasingly, market approval or reimbursement of products may be impacted by health technology assessments, which seek to condition approval or reimbursement on an assessment of the impact of health technologies on the healthcare system.

In the U.S., as a result of the government’s efforts to reduce Medicaid expenses, managed care organizations continue to grow in influence, and Schering-Plough faces increased pricing pressure as managed care organizations continue to seek price discounts with respect to Schering-Plough’s products.

In other countries, many governmental agencies strictly control, directly or indirectly, the prices at which pharmaceutical products are sold. In these markets, cost control methods including restrictions on physician prescription levels and patient reimbursements; emphasis on greater use of generic drugs; and across-the-board price cuts may decrease revenues internationally.

Government investigations against Schering-Plough could lead to the commencement of civil and/or criminal proceedings involving the imposition of substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs, which could give rise to other investigations or litigation by government entities or private parties.

Schering-Plough cannot predict whether future or pending investigations to which it may become subject would lead to a judgment or settlement involving a significant monetary award or restrictions on its operations.

The pricing, sales and marketing programs and arrangements, and related business practices of Schering-Plough and other participants in the health care industry are under increasing scrutiny from federal and state regulatory, investigative, prosecutorial and administrative entities. These entities include the Department of Justice and its U.S. Attorney’s Offices, the Office of Inspector General of the Department of Health and Human Services, the FDA, the Federal Trade Commission and various state Attorneys General offices. Many of the health care laws under which certain of these governmental entities operate, including the federal and state anti-kickback statutes and statutory and common law false claims laws, have been construed broadly by the courts and permit the government entities to exercise significant discretion. In the event that any of those governmental entities believes that wrongdoing has occurred, one or more of them could institute civil or criminal proceedings which, if resolved unfavorably, could subject Schering-Plough to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. In addition, an adverse outcome to a government investigation could prompt other government entities to commence investigations of Schering-Plough or cause those entities or private parties to bring civil claims against it. Schering-Plough also cannot predict whether any investigations will affect its marketing practices or sales. Any such result could have a material adverse impact on Schering-Plough’s results of operations, cash flows, financial condition, or its business.

Regardless of the merits or outcomes of any investigations, government investigations are costly, divert management’s attention from Schering-Plough’s business and may result in substantial damage to Schering-Plough’s reputation.

There are other legal matters in which adverse outcomes could negatively affect Schering-Plough’s business.

Unfavorable outcomes in other pending litigation matters, or in future litigation, including litigation concerning product pricing, securities law violations, product liability claims, ERISA matters, patent and intellectual property disputes, and antitrust matters could preclude the commercialization of products, negatively affect the profitability of existing products and could subject Schering-Plough to substantial fines, penalties and injunctive or administrative remedies, including exclusion from government reimbursement programs. Any such result could materially and adversely affect Schering-Plough’s results of operations, cash flows, financial condition, or its business.

Please refer to “Legal Proceedings” in Item 3 in Schering-Plough’s 2006 10-K and Part II, Item 1 in Schering-Plough’s second quarter 2007 10-Q for descriptions of significant pending litigation. For the combined company after the acquisition closing date, see also Note 27 of Organon BioSciences’ combined financial statements for the years ended December 31, 2006, 2005 and 2004 and Note 17 to Organon BioSciences’ unaudited condensed combined interim financial statements for the six months ended June 30, 2007 and 2006 included in the accompanying prospectus.

Schering-Plough is subject to governmental regulations, and the failure to comply with, as well as the costs of compliance of, these regulations may adversely affect Schering-Plough’s financial position and results of operations.

Schering-Plough’s manufacturing facilities and clinical/research practices must meet stringent regulatory standards and are subject to regular inspections. The cost of regulatory compliance, including that associated with compliance failures, can materially affect Schering-Plough’s financial position, cash flows and results of operations. Failure to comply with regulations, which include pharmacovigilance reporting requirements and standards relating to clinical, laboratory and manufacturing practices, can result in delays in the approval of drugs, seizure or recalls of drugs, suspension or revocation of the authority necessary for the production and sale of drugs, fines and other civil or criminal sanctions.

For example, in May 2002, Schering-Plough agreed with the FDA to the entry of a Consent Decree to resolve issues related to compliance with current Good Manufacturing Practices at certain of Schering-Plough’s facilities in New Jersey and Puerto Rico. The Consent Decree work placed significant additional controls on production and release of products from these sites, which increased costs and slowed production and led to a reduction in the number of products produced at the sites. Further, Schering-Plough’s research and development operations were negatively impacted by the Consent Decree because these operations share common facilities with the manufacturing operations.

Schering-Plough also is subject to other regulations, including environmental, health and safety, and labor regulations.

Developments following regulatory approval may decrease demand for Schering-Plough’s products.

Even after a product reaches market, certain developments following regulatory approval, including results in post-marketing Phase IV trials, may decrease demand for Schering-Plough’s products, including the following:

•	the re-review of products that are already marketed;

•	new scientific information and evolution of scientific theories;

•	the recall or loss of marketing approval of products that are already marketed;

•	uncertainties concerning safety labeling changes; and

•	greater scrutiny in advertising and promotion.

In the past several years, clinical trials and post-marketing surveillance of certain marketed drugs of competitors within the industry have raised safety concerns that have led to recalls, withdrawals or adverse labeling of marketed products. These situations also have raised concerns among some prescribers and patients relating to the safety and efficacy of pharmaceutical products in general, which have negatively affected the sales of such products.

In addition, following the wake of recent product withdrawals of other companies and other significant safety issues, health authorities such as the U.S. Food and Drug Administration, the European Medicines Agency and the Pharmaceuticals and Medicines Device Agency have increased their focus on safety when assessing the benefit/risk balance of drugs. Some health authorities appear to have become more cautious when making decisions about approvability of new products or indications and are re-reviewing select products that are already marketed, adding further to the uncertainties in the regulatory processes. There is also greater regulatory scrutiny, especially in the U.S., on advertising and promotion and in particular, direct-to-consumer advertising.

If previously unknown side effects are discovered or if there is an increase in the prevalence of negative publicity regarding known side effects of any of Schering-Plough’s products, it could significantly reduce demand for the product or may require Schering-Plough to remove the product from the market. Further, in the current environment in which all pharmaceutical companies operate, Schering-Plough is at risk for product liability claims for its products.

New products and technological advances developed by Schering-Plough’s competitors may negatively affect sales.

Schering-Plough operates in a highly competitive industry. Schering-Plough competes with a large number of multinational pharmaceutical companies, biotechnology companies and generic pharmaceutical companies. Many of Schering-Plough’s competitors have been conducting research and development in areas served both by Schering-Plough’s current products and by those products Schering-Plough is in the process of developing. Competitive developments that may impact Schering-Plough include technological advances by, patents granted to, and new products developed by competitors or new and existing generic, prescription and/or OTC products that compete with products of Schering-Plough or the Merck/Schering-Plough Cholesterol Partnership. In addition, it is possible that doctors, patients and providers may favor those products offered by competitors due to safety, efficacy, pricing or reimbursement characteristics, and as a result Schering-Plough will be unable to maintain its sales for such products.

Competition from third parties may make it difficult for Schering-Plough to acquire or license new products or product candidates (regardless of stage of development) or to enter into such transactions on terms that permit Schering-Plough to generate a positive financial impact.

Schering-Plough depends on acquisition and in-licensing arrangements as a source for new products. Opportunities for obtaining or licensing new products are limited, however, and securing rights to them typically requires substantial amounts of funding or substantial resource commitments. Schering-Plough competes for these opportunities against many other companies and third parties that have greater financial resources and greater ability to make other resource commitments. Schering-Plough may not be able to acquire or license new products, which could adversely impact Schering-Plough and its prospects. Schering-Plough may also have difficulty acquiring or licensing new products on acceptable terms. To secure rights to new products, Schering-Plough may have to make substantial financial or other resource commitments that could limit its ability to produce a positive financial impact from such transactions.

Schering-Plough relies on third-party relationships for its key products, and the conduct and changing circumstances of such third parties may adversely impact the business.

Schering-Plough has several relationships with third parties on which Schering-Plough depends for many of its key products. Very often these third parties compete with Schering-Plough or have interests that are not aligned with the interests of Schering-Plough. Notwithstanding any contracts Schering-Plough has with these third parties, Schering-Plough may not be able to control or influence the conduct of these parties, or the circumstances that affect them, either of which could adversely impact Schering-Plough.

Schering-Plough’s global operations expose Schering-Plough to additional risks, and any adverse event could have a material negative impact on results of operations.

Schering-Plough operates in more than 120 countries, and the majority of Schering-Plough’s profit and cash flow is generated from international operations. Acquisitions, such as the recently announced purchase of Organon BioSciences, would further expand the size, scale and scope of its global operations. Risks, inherent in conducting a global business include:

•	changes in medical reimbursement policies and programs and pricing restrictions in key markets;

•	multiple regulatory requirements that could restrict Schering-Plough’s ability to manufacture and sell its products in key markets;

•	trade protection measures and import or export licensing requirements;

•	diminished protection of intellectual property in some countries; and

•	possible nationalization and expropriation.

In addition, there may be changes to Schering-Plough’s business and political position if there is instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease.

Schering-Plough is exposed to market risk from fluctuations in currency exchange rates and interest rates.

Schering-Plough operates in multiple jurisdictions and as such, virtually all sales are denominated in currencies of the local jurisdiction. Additionally, Schering-Plough has entered and will enter into acquisition, licensing, borrowings or other financial transactions that may give rise to currency and interest rate exposure. Since Schering-Plough cannot, with certainty, foresee and mitigate against such adverse fluctuations, fluctuations in currency exchange rates and interest rates could negatively affect Schering-Plough’s results of operations and/or cash flows.

In order to mitigate against the adverse impact of these market fluctuations, Schering-Plough will from time to time enter into hedging agreements. Schering-Plough has entered into a foreign currency option to partially mitigate the currency exchange rate risk on the euro purchase price of the Organon BioSciences acquisition. In addition, Schering-Plough has entered into a series of interest rate swaps to partially mitigate interest rate risk associated with financing the purchase of Organon BioSciences. While hedging agreements, such as currency options and interest rate swaps, limit some of the exposure to exchange rate and interest rate fluctuations, such attempts to mitigate these risks are costly and not always successful.

Insurance coverage for product liability may be limited, cost prohibitive or unavailable.

Schering-Plough maintains insurance coverage with such deductibles and self-insurance to reflect market conditions (including cost and availability) existing at the time it is written, and the relationship of insurance coverage to self-insurance varies accordingly. For certain products, third-party insurance may be cost prohibitive, available on limited terms or unavailable.

Schering-Plough is subject to evolving and complex tax laws, which may result in additional liabilities that may affect results of operations.

Schering-Plough is subject to evolving and complex tax laws in its jurisdictions. Significant judgment is required for determining Schering-Plough’s tax liabilities, and Schering-Plough’s tax returns are periodically examined by various tax authorities. Schering-Plough’s 1997–2006 tax returns remain open for examination by the Internal Revenue Service. Schering-Plough may be challenged by the IRS and other tax authorities on positions it has taken in its income tax returns. Although Schering-Plough believes that its accrual for tax contingencies is adequate for all open years, based on past experience, interpretations of tax law, and judgments about potential actions by tax authorities, due to the complexity of tax contingencies, the ultimate resolution of any tax matters may result in payments greater or less than amounts accrued.

In addition, Schering-Plough may be impacted by changes in tax laws including tax rate changes, changes to the laws related to the remittance of foreign earnings, new tax laws and revised tax law interpretations in domestic and foreign jurisdictions.

USE OF PROCEEDS

Schering-Plough estimates that the net proceeds from the sale of the Notes will be approximately $1.975 billion, after deducting the underwriting discounts and estimated offering expenses payable by Schering-Plough.

Schering-Plough intends to use the net proceeds from the sale of the Notes to fund a portion of the approximately €11 billion purchase price (or $15.3 billion based on the noon buying rate for euro on September 12, 2007) for the planned Organon BioSciences acquisition, which is expected to close by the end of 2007. Schering-Plough intends to fund the remainder of the acquisition price through a combination of cash on hand, the net proceeds from its recent public offerings of common shares and 6.00% mandatory convertible preferred stock and debt, which may include borrowings under a committed €11 billion bridge facility.

If the planned Organon BioSciences acquisition is not completed, Schering-Plough will use the net proceeds from this offering for general corporate purposes, including:

•	to acquire additional marketed products and pipeline projects (through acquisitions of companies or through product licenses which may include royalties, license fees and milestone payments),

•	research and development costs,

•	the repayment of debt,

•	litigation costs, and

•	other capital expenses and other operating expenses.

Schering-Plough will invest the net proceeds from this offering in U.S. dollar or foreign currency denominated short-term, interest-bearing, investment-grade obligations and bank deposits until they are applied as described above. If the planned Organon BioSciences acquisition is not completed, Schering-Plough will have broad discretion in allocating the net proceeds from this offering.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture between Schering-Plough and The Bank of New York, as trustee, and as supplemented by a supplemental indenture (which is collectively referred to as the indenture). The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Schering-Plough refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus supplement and accompanying prospectus. For additional information, you should review the indenture that was filed as an exhibit to a Form 8-K with the SEC on November 28, 2003, and the supplemental indenture that will be filed as an exhibit to a Form 8-K.

The following description of the terms of the Notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which you should read carefully.

Principal, Maturity and Interest

The 2017 Notes will be initially limited to $1,000,000,000 in aggregate principal amount and the 2037 Notes will be initially limited to $1,000,000,000 in aggregate principal amount. The 2017 Notes will mature on September 15, 2017. The 2037 Notes will mature on September 15, 2037. Schering-Plough will issue the Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Schering-Plough may, at any time, without the consent of the holders of Notes of a series, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes of the series (except for the payment of interest accruing prior to the issue date of the additional Notes or, in some cases, the first interest payment date following the issue date of the additional Notes), and any such additional Notes, together with the Notes of the relevant series offered by this prospectus supplement, will form a single series of the senior debt securities under the indenture.

The 2017 Notes will bear interest at the annual rate of 6.00%. The 2037 Notes will bear interest at the annual rate of 6.55%. Interest will accrue from and including September 17, 2007, and is payable on March 15 and September 15 of each year, commencing March 15, 2008. Schering-Plough will make each interest payment to the holders of record of Notes at the close of business on March 1 and September 1, as the case may be, preceding the interest payment date. If any payment date for the Notes is not a business day, Schering-Plough will make the payment on the next business day, but Schering-Plough will not be liable for any additional interest as a result of the delay in payment. “Business day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day when banking institutions in the place of payment are authorized or obligated to be closed.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as Schering-Plough’s paying agent with respect to the Notes. Payments of principal, interest and premium, if any, will be made by Schering-Plough through the paying agent to DTC.

There is no public trading market for the Notes, and Schering-Plough does not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system.

Ranking

The Notes constitute senior debt securities as described in the accompanying prospectus. The Notes will be unsecured obligations of Schering-Plough and will rank equally with all of its other senior unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all of Schering-Plough’s existing and future secured indebtedness to the extent of the assets securing that indebtedness.

Schering-Plough’s subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts that will be due on the Notes or to make any funds available for payment of amounts that will be due on the Notes. Schering-Plough’s obligations under the Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, Schering-Plough’s rights, and the rights of its creditors, including the rights of the holders of the Notes to participate in any distribution of assets of any of Schering-Plough’s subsidiaries, if such subsidiary were to be liquidated or reorganized, is subject to the prior claims of the subsidiary’s creditors.

Optional Redemption

Each series of Notes will be redeemable as a whole or in part, at Schering-Plough’s option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points for the 2017 Notes or at the Treasury Rate plus 30 basis points for the 2037 Notes, plus, in each case, accrued and unpaid interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with Schering-Plough.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. or their affiliates plus one other dealer selected by Schering-Plough that is a primary U.S. Government securities dealer, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), Schering-Plough shall substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless Schering-Plough defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Sinking Fund

The Notes will not be entitled to the benefit of a sinking fund.

Defeasance

The Notes are subject to the company’s defeasance option. See “Description of Securities—Defeasance” in the accompanying prospectus.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to any series of Notes, unless Schering-Plough has exercised its right to redeem the Notes of that series as described above under “—Optional Redemption,” you will have the right to require Schering-Plough to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of your Notes of that series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, Schering-Plough will offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Schering-Plough will mail a notice to you describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes of the applicable series on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. Schering-Plough will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, Schering-Plough will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, Schering-Plough will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Schering-Plough.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control Triggering Event, the following definitions are applicable:

“Below Investment Grade Rating Event ” means the ratings on the applicable series of Notes are lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee or Schering-Plough in writing at its or Schering-Plough’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock ” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control ” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of Schering-Plough’s properties or assets and of Schering-Plough’s subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than Schering-Plough or one of its subsidiaries; (2) the adoption of a plan relating to Schering-Plough’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Schering-Plough’s Voting Stock; or (4) the first day on which a majority of the members of Schering-Plough’s board of directors are not Continuing Directors.

“Change of Control Triggering Event ” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director ” means, as of any date of determination, any member of Schering-Plough’s board of directors who (1) was a member of Schering-Plough’s board of directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to Schering-Plough’s board of directors with the approval of a majority of the Continuing Directors who were members of Schering-Plough’s board of directors at the time of such nomination or election (either by a specific vote or by approval of Schering-Plough’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch ” means Fitch Ratings.

“Investment Grade Rating ” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s ” means Moody’s Investors Service, Inc.

“Person ” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies ” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of Schering-Plough’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by Schering-Plough (as certified by a resolution of Schering-Plough’s board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P ” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock ” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Schering-Plough’s ability to repurchase its Notes pursuant to a Change of Control Offer may be limited by its then-existing financial resources. Even if sufficient funds were otherwise available, the terms of future senior credit facilities and other indebtedness may prohibit Schering-Plough’s prepayment of the Notes before the scheduled maturity of the Notes.

Certain Covenants

Consolidation, Merger or Sale

Under the indenture, Schering-Plough has agreed not to consolidate with or merge into any other corporation or convey or transfer or lease substantially all of its properties and assets to any person, unless:

•	the person is a corporation or limited liability company organized and validly existing under the laws of the United States or any state thereof or the District of Columbia;

•	the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that Schering-Plough would otherwise have to perform as if it were an original party to the indenture;

•	immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, no default or event of default shall have occurred and be continuing; and

•	Schering-Plough delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and the supplemental indenture comply with these provisions.

The successor corporation will assume all of Schering-Plough’s obligations under the indenture as if it were an original party to the indenture. After assuming the obligations, the successor corporation will have all of Schering-Plough’s rights and powers under the indenture.

Limitations on Liens

Subject to the exceptions described below and those described under the section of this prospectus supplement captioned “—Exempted Indebtedness” below, Schering-Plough may not, and may not permit any restricted subsidiary to, create any lien on any principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•	liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

•	with respect to any series of debt securities, any lien existing on the date of issuance of the debt securities;

•	liens on property or shares of capital stock, or securing indebtedness, of any corporation existing at the time the corporation becomes a restricted subsidiary or is merged into Schering-Plough or into a restricted subsidiary;

•	liens which secure debt of a restricted security that is owed to Schering-Plough or to another subsidiary or Schering-Plough’s debt that is owed to a restricted subsidiary;

•	liens in connection with the issuance of certain tax-exempt industrial development or pollution control bonds or other similar bonds;

•	liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for, or services rendered to, customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous paragraphs; and

•	statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and other liens of a similar nature as those described above.

Limitation on Sale and Leaseback Transactions

Subject to the exceptions described below and those described under the section of this prospectus supplement captioned “—Exempted Indebtedness,” sale and leaseback transactions by Schering-Plough or any restricted subsidiary of any principal property are prohibited under capital leases (except for leases for a term, including any renewal thereof, of not more than three years and except for leases between Schering-Plough and a subsidiary or between subsidiaries) unless:

•	after giving effect to the application of proceeds from the sale and leaseback transaction, Schering-Plough or the restricted subsidiary could incur a mortgage on the property under the restrictions described above under the section of this prospectus supplement captioned “—Limitations on Liens” in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

•	Schering-Plough, within 120 days after the sale or transfer by Schering-Plough or any restricted subsidiary, apply to the retirement of Schering-Plough’s funded debt (which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount) an amount equal to the greater of:

(1)	the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

(2)	the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Exempted Indebtedness

Schering-Plough or any restricted subsidiary may create or assume liens or enter into sale and leaseback transactions not otherwise permitted under the provisions regarding limitations on liens and sale and leaseback transactions described above, so long as at that time and immediately after giving effect to the lien or sale and leaseback transaction, the sum of Schering-Plough’s and its consolidated subsidiaries’ aggregate outstanding indebtedness incurred after the date of the indenture and secured by the liens relating to principal properties, that are not otherwise permitted, plus that related to sale and leaseback transactions, that are not otherwise permitted, does not exceed 10% of consolidated net tangible assets.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“attributable debt ” means the present value (discounted at a specified rate each year to be determined by Schering-Plough to be appropriate and consistent with U.S. generally accepted accounting principles) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

•	“consolidated net tangible assets ” means the total assets of Schering-Plough and its consolidated subsidiaries as shown on or reflected in our most recent quarterly or annual, as applicable, balance sheet, less (1) all current liabilities, excluding current liabilities which could be classified as long-term debt under U.S. generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed; (2) advances to entities accounted for on the equity method of accounting; and (3) intangible assets. In this context, “intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in Schering-Plough’s balance sheet, of (a) all trade names, trademarks, licenses, patents, copyrights and goodwill; (b) organizational and development costs; (c) deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and (d) unamortized debt discount and expense, less unamortized premium.

•	“principal property ” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that Schering-Plough or any restricted subsidiary owns and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Schering-Plough’s board of directors reasonably determines is not material to the business conducted by Schering-Plough and its subsidiaries as a whole.

•	“restricted subsidiary ” means any subsidiary (1) of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and (2) which owns or operates one or more principal properties (however, “restricted subsidiary” does not include subsidiaries primarily engaged in the business of a finance or insurance company and their branches).

•	“subsidiary ” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Schering-Plough or one or more of its subsidiaries.

Book-Entry System

DTC will act as securities depository for the Notes. One or more fully-registered note certificates will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC has informed Schering-Plough that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its participants (Direct Participants) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made by Schering-Plough to the trustee and from the trustee to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Schering-Plough or the trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, the trustee or Schering-Plough, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium (if any) or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is Schering-Plough’s responsibility or the trustee’s, and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of securities among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to Schering-Plough. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. In addition, note certificates will be printed and delivered if Schering-Plough decides to discontinue use of the system of book-entry transfers through DTC (a successor securities depository) or if an event of default occurs with respect to the Notes and has not been cured or waived. In that event, note certificates will be printed and delivered. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Neither Schering-Plough nor the trustee will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct Participant or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Schering-Plough believes to be reliable. None of Schering-Plough, the trustee, the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the Notes as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Notes as “capital assets” (generally, held for investment) and who purchase the Notes in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, and disposition of the Notes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. federal income tax treatment of the partnership and its partners will generally depend on the status of the partners and the activities of the partnership and its partners. A partner in a partnership holding the Notes should consult its own tax advisor with regard to the U.S. federal income tax treatment of an investment therein.

U.S. Holders

The discussion in this section is addressed to a holder of the Notes that is a “U.S. holder” for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of the Notes that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) the trust has validly elected to be treated as a U.S. domestic trust.

Payments of Interest

Interest on the Notes is taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the Notes equal to the difference between the amount realized (less any accrued interest not previously included in the U.S. holder’s income, which will be taxable as ordinary income) upon the sale or exchange and the U.S. holder’s adjusted tax basis in the Notes sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Notes sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information Reporting and Backup Withholding on U.S. Holders

Certain U.S. holders may be subject to backup withholding with respect to the payment of interest on the Notes and to certain payments of proceeds on the sale or redemption of the Notes unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner. U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Non-U.S. Holders

The discussion in this section is addressed to holders of the Notes that are “non-U.S. holders”. You are a non-U.S. holder if you are not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

No withholding of U.S. federal income tax will apply to a payment of interest on a Note to a non-U.S. holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, such payment is not attributable to a permanent establishment maintained by the non-U.S. holder within the United States);

•	the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of Schering-Plough stock entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to Schering-Plough through stock ownership;

•	the non-U.S. holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the non-U.S. holder provides the withholding agent, in accordance with specified procedures, with a statement to the effect that such holder is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN or other applicable form).

If a non-U.S. holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, interest paid to a non-U.S. holder with respect to the Notes will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the interest is (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a Form W-8ECI (or other applicable form)) and (ii) if an income tax treaty applies, attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by the non-U.S. holder. Interest effectively connected with such trade or business, and, if an income tax treaty applies, attributable to such permanent establishment, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates. A non-U.S. holder that is a corporation may be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its

“effectively connected earnings and profits”, subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or exchange of the Notes so long as:

•	the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by such non-U.S. holder); and

•	in the case of a non-resident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met.

Information Reporting and Backup Withholding on Non-U.S. Holders

Payment of interest, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the interest was effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such interest and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payments of interest to a non-U.S. holder unless such non-U.S. holder furnishes to the payor a Form W-8BEN (or other applicable form), or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of the Notes is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption. Subject to exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the Notes if such sale is effected through a foreign office of a broker. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

UNDERWRITING

Schering-Plough and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of each series of Notes indicated in the following table. Goldman, Sachs & Co. is acting as global coordinator, and BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as joint bookrunners and together with Goldman, Sachs & Co. are the representatives of the underwriters.

	Principal Amount	Principal Amount
Underwriters	of 2017 Notes	of 2037 Notes

Goldman, Sachs & Co.	$200,000,000	$200,000,000
BNP Paribas Securities Corp.	$200,000,000	$200,000,000
Credit Suisse Securities (USA) LLC	$200,000,000	$200,000,000
J.P. Morgan Securities Inc.	$200,000,000	$200,000,000
Banc of America Securities LLC	$20,000,000	$20,000,000
Bear, Stearns & Co. Inc.	$20,000,000	$20,000,000
Citigroup Global Markets Inc.	$20,000,000	$20,000,000
Daiwa Securities America Inc.	$20,000,000	$20,000,000
ING Financial Markets LLC	$20,000,000	$20,000,000
Morgan Stanley & Co. Incorporated	$20,000,000	$20,000,000
Santander Investment Securities Inc.	$20,000,000	$20,000,000
The Williams Capital Group, L.P.	$15,000,000	$15,000,000
ABN AMRO Rothschild LLC	$7,500,000	$7,500,000
Banca IMI S.p.A.	$7,500,000	$7,500,000
BBVA Securities Inc.	$7,500,000	$7,500,000
BNY Capital Markets, Inc.	$7,500,000	$7,500,000
Mizuho Securities USA Inc.	$7,500,000	$7,500,000
Utendahl Capital Partners, L.P.	$7,500,000	$7,500,000

Total	$1,000,000,000	$1,000,000,000

The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering prices of up to 0.30% of the principal amount of the 2017 Notes and up to 0.50% of the principal amount of the 2037 Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to 0.25% of the principal amount of the 2017 Notes and up to 0.25% of the principal amount of the 2037 Notes. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Notes are a new issue of securities with no established trading market. Schering-Plough has been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Schering-Plough estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

Schering-Plough has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. is currently acting as financial advisor to Schering-Plough, for which they are paid usual and customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the administrative agent, Banc of America Securities LLC and Citigroup Global Markets Inc. are the joint lead arrangers and joint book managers, and BNP Paribas Securities Corp. is the syndication agent under Schering-Plough’s $2 billion credit agreement entered into on August 9, 2007. Certain of the other underwriters or their affiliates are also lenders under the credit agreement. Additionally, Goldman, Sachs & Co., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. Incorporated, or their respective affiliates, have committed to act as lenders under Schering-Plough’s €11 billion bridge facility.

In addition, the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking, investment banking or underwriting services for Schering-Plough, its subsidiaries or its affiliates for which they received or will receive customary fees and expenses.

Daiwa Securities America Inc. (“DSA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DSA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DSA, DSA will pay to SMBCSI a mutually agreed-upon fee.

The Notes will be offered in the United States through the underwriters either directly or through their respective U.S. broker-dealer affiliates or agents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Belgium

Each underwriter has represented and agreed that it will not sell the Notes to any person qualifying as a consumer within the meaning of Article 1.7° of the Belgian law of 14 July 1991 on consumer protection and trade practices unless such sale is made in compliance with this law and its implementing regulation.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Ireland

Each underwriter has agreed that:

(a)	it will not underwrite the issue of, or place the Notes, otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act 1995 as amended, including, without limitation, Sections 9 and 23 thereof and any codes of conduct rules made under Section 37 thereof and the provisions of the Investor Compensation Act 1998; and

(b)	it will not underwrite the issue of, or place, the Notes, otherwise than in conformity with the provisions of the Irish Central Bank Acts 1942-1999, as amended, and any codes of conduct rules made under Section 117(1) thereof; and

(c)	it will not underwrite the issue of, place or otherwise act in Ireland in respect of the Notes, otherwise than in conformity with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by the Financial Regulator pursuant thereto.

Italy

The offering of the Notes has not been registered with CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no Notes may be offered, sold or delivered, nor may copies of this document or of any other document relating to the Notes be distributed in the Republic of Italy except: (i) to qualified investors (investitori qualificati), as defined in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended and Article 31, second paragraph of CONSOB Regulation No. 11522 of 1 July 1998, as amended; and (ii) in circumstances which are exempt from public offer rules pursuant to Article 100 of Legislative Decree no. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended. Any offer, sale or delivery of the Notes or distribution of copies of this document or any other document relating to the Notes in the Republic of Italy under (i) or (ii) above must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Act”); (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in the Republic of Italy; and (c) in compliance with any other applicable laws and regulations.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on solicitation of investments applies under (i) and (ii) above, the subsequent distribution of the Notes on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such Notes being declared null and void and in the liability of the intermediary transferring the financial instruments for any damages suffered by the investors.

France

This document is not being distributed in the context of a public offering in France within the meaning of Article L.411-1 of the Code monétaire et financier, and has therefore not been submitted to the Autorité des Marchés Financiers for prior approval and clearance procedure.

Each of the underwriters represents and agrees that it has not offered or sold and will not offer or sell, directly or indirectly, the Notes to the public in France, and has not distributed or caused to be distributed and will not distribute, or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the Notes, and that such offers, sales and distributions have been and will be made in France only to (a) providers of investment services relating to portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés) acting for their own account (other than individuals), all as defined in, and in accordance with, Articles L. 411-1, L. 411-2 and D. 411-1 of the French Code monétaire et financier.

The Notes may be resold directly or indirectly only in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

Sweden

Each underwriter has represented and agreed that when an offer of notes to the public is made in Sweden, the guidelines enumerated for the European Economic Area apply, except that, with respect to paragraph (b), offers may only be made to legal entities who, for each of the last two financial years, fulfilled at least two of the following conditions: (1) an average of at least 250 employees, (2) a total balance sheet of more than €43,000,000 and (3) a net turnover of more than €50,000,000, as shown in its profit and loss account.

Switzerland

No public solicitation of investors or other offering or advertising activities in respect of the Notes can be carried out in Switzerland. The Notes may only be offered by way of private placement to banks, securities dealers or other regulated entities, to institutional investors with a professional treasury management, or to a limited number of other investors not exceeding 20.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriters have represented and agreed that they have not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell the Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and have not circulated or distributed, nor will they circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

VALIDITY OF SECURITIES

Allen & Overy LLP, New York, New York and McCarter & English LLP are passing upon the validity of the Notes for Schering-Plough. In addition, Susan Ellen Wolf, Esq., the Corporate Secretary, is passing upon certain matters related to this offering. Ms. Wolf is an officer of Schering-Plough and beneficially owns common shares and holds options to purchase additional common shares. Ms. Wolf is eligible to participate in the Schering-Plough Corporation 2006 Stock Incentive Plan and the Schering-Plough Employees’ Saving Plan and may receive benefits under those plans. Shearman & Sterling LLP, New York, New York, is passing upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus by reference from Schering-Plough’s 2006 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding Schering-Plough’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans;” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting; and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2007 and 2006, and June 30, 2007 and 2006, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Schering-Plough’s first and second quarter 2007 10-Q, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

Schering-Plough files reports, proxy statements and other information with the SEC. You may read and copy any document Schering-Plough files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that Schering-Plough electronically files. The address of the SEC’s website is http://www.sec.gov. You may also inspect Schering-Plough’s SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION SCHERING-PLOUGH FILES WITH THE SEC

The SEC allows Schering-Plough to incorporate by reference the information it files with them, which means:

•	incorporated documents are considered part of this prospectus;

•	Schering-Plough can disclose important information to you by referring you to those documents; and

•	information that Schering-Plough files with the SEC will automatically update and supersede this incorporated information.

Schering-Plough incorporates by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	its 2006 10-K filed with the SEC on February 28, 2007;

•	its first quarter 2007 10-Q filed with the SEC on April 27, 2007;

•	its second quarter 2007 10-Q filed with the SEC on July 27, 2007;

•	its 8-K filed with the SEC on January 29, 2007;

•	its 8-K filed with the SEC on March 16, 2007;

•	its 8-K filed with the SEC on April 19, 2007;

•	its 8-K filed with the SEC on June 28, 2007;

•	its 8-K filed with the SEC on July 11, 2007;

•	its 8-K filed with the SEC on July 23, 2007;

•	its 8-K filed with the SEC on August 2, 2007;

•	its 8-K filed with the SEC on August 13, 2007;

•	its 8-K filed with the SEC on September 10, 2007;

•	the following sections of its Proxy Statement for the 2007 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 20, 2007: “Proposal One: Elect Eleven Directors for a One-Year Term,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Information About the Audit Committee of the Board of Directors and its Practices,” “Committees of the Board of Directors,” “Executive Compensation,” “Director Compensation,” “Stock Ownership,” “Certain Transactions,” “Procedures for Related Party Transactions and Director Independence Assessments,” “Director Independence,” and “Proposal Two: Ratify the Designation of Deloitte & Touche LLP to Audit Schering-Plough’s Books and Accounts for 2007;” and

Schering-Plough also incorporates by reference each of the following documents that Schering-Plough will file with the SEC after the date of this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) until the offering of the Notes pursuant to this prospectus supplement and the accompanying prospectus is complete:

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Schering-Plough does not incorporate by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or current Form 8-K filing (unless otherwise indicated).

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting Schering-Plough in writing or by telephone (908-298-7436) at the following address: Investor Relations, Schering-Plough Corporation, 2000 Galloping Hill Road, Kenilworth, NJ 07033. Documents may also be available on Schering-Plough’s website at http://www.schering-plough.com. Please note that all references to “http://www.schering-plough.com” in this prospectus supplement are inactive textual references only and that the information contained on Schering-Plough’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, or intended to be used in connection with the offering of the Notes.

PLANNED ACQUISITION OF ORGANON BIOSCIENCES N.V.

On March 12, 2007, Schering-Plough announced that its board of directors approved the acquisition of Organon BioSciences, the human and animal health care businesses of Akzo Nobel, for approximately €11 billion in cash ($15.3 billion based on the noon buying rate for euro on September 12, 2007). Schering-Plough believes the acquisition of Organon BioSciences will be a strong fit strategically, scientifically and financially.

Organon BioSciences will provide Schering-Plough with a strong base of products and businesses. Organon BioSciences’ pharmaceutical business, Organon, includes leading products such as Puregon®/Follistim®, a follicle-stimulating hormone for infertility; Esmeron®/Zemuron®, a neuromuscular blocker used in surgical procedures; NuvaRing®, Implanon®, Marvelon/Desogen® and Mercilon®/Mirecette® for contraception; Livial® for menopause/osteoporosis; Ovestin® for menopause-related symptoms; and Remeron® and Tolvon® for depression.

In addition to the currently marketed products, Organon currently has five compounds in Phase III development, including:

•	Asenapine, a psychopharmacologic agent for the treatment of patients with schizophrenia and acute mania bipolar disorder;

•	Sugammadex, for the reversal of neuromuscular blockade induced during surgical procedures;

•	NOMAC/E2, an oral contraceptive product containing nomegestrol acetate, a novel progesterone, and estriadiol, a natural estrogen;

•	ORG36286, a long-acting recombinant follicle-stimulating hormone for infertility; and

•	Esmirtazapine (ORG50081), for the treatment of insomnia and potentially for hot flashes in menopausal women.

Organon BioSciences’ animal health business, Intervet, is one of the top three animal health care companies globally, based on 2006 revenues. The Intervet business has a strong science base. Intervet’s products treat a broad array of animals and disease states. Intervet’s products include Nobivac®, a range of canine vaccines; Panacur®, a de-wormer; Bovilis®, a bovine biological for disease control and eradication; and Nobilis®, a poultry vaccine to keep flocks free from infectious disease.

The transaction, which is expected to close by the end of 2007, is anticipated to be accretive to Schering-Plough’s earnings per share in the first full year, excluding purchase-accounting adjustments and acquisition-related costs. Schering-Plough expects to achieve annual synergies of approximately $500 million, however, it is expected that it will take three years from the closing of the acquisition to reach this level of synergies. Schering-Plough will finance the Organon BioSciences acquisition through a mix of cash, debt, and equity, including the net proceeds from this offering. Schering-Plough also has a committed €11 billion bridge facility. Any borrowings under the bridge facility may remain outstanding for up to one year following closing.

Schering-Plough and Akzo Nobel have entered into a binding offer letter and have agreed to execute a fully negotiated share purchase agreement upon completion of customary consultation procedures involving the Works Council of Organon BioSciences in the Netherlands. The acquisition is also subject to certain closing conditions, including regulatory approvals from the United States Federal Trade Commission and the European Commission.

Under Dutch law, Organon BioSciences is required to seek the advice of its Works Council regarding the planned acquisition by Schering-Plough. The Works Council issued its initial advice on July 27, 2007 and such advice was positive, subject to various conditions. With the satisfactory conclusion of subsequent discussions among Organon BioSciences, the Works Council and Schering-Plough, and the expiration of a mandatory waiting period, the Works Council has declined to take any formal action relating to the transaction. As a result, the requirements of Dutch law relating to the completion of the consultation procedures with the Organon BioSciences Works Council have been met and the corresponding condition to the transaction proceeding has been satisfied.

Schering-Plough has completed customary due diligence, however, Schering-Plough’s access to some information during that process was limited because of antitrust regulations. Until Schering-Plough consummates the acquisition, Schering-Plough will not have complete access to information about Organon BioSciences. Further, because Organon BioSciences is not itself a public company, but part of the Akzo Nobel family of companies, public information about Organon BioSciences is limited. For historical financial information about Organon BioSciences, see Organon BioSciences’ combined financial statements in the accompanying prospectus.

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed statements of combined operations as of and for the six months ended June 30, 2007 and for the year ended December 31, 2006 have been prepared on a basis consistent with accounting principles generally accepted in the United States of America, referred to as U.S. GAAP, and applicable requirements of the Securities and Exchange Commission (SEC). The unaudited pro forma condensed combined financial statements are derived by applying pro forma adjustments to the combined historical financial statements of Schering-Plough and Organon BioSciences N.V., referred to as Organon BioSciences or the OBS Group, as the case may be, and which comprise the human and animal health businesses of Akzo Nobel N.V. Organon BioSciences’ historical audited combined financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, and the historical unaudited condensed combined interim financial statements as of and for the six month periods ended June 30, 2007 and 2006, each of which have been prepared under International Financial Reporting Standards, as adopted by the European Union, referred to as IFRS, appear on pages F-1 to F-104 in the accompanying prospectus. The unaudited pro forma condensed statements of combined operations give effect to the following transactions as if such transactions had occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet gives effect to the following transactions as if such transactions had occurred on June 30, 2007:

•	The planned acquisition by Schering-Plough of Organon BioSciences, referred to as the Organon BioSciences acquisition, for aggregate cash consideration of approximately $14.79 billion (approximately €11.00 billion).

•	The financing of the Organon BioSciences acquisition with aggregate proceeds of $9.79 billion from the following financing transactions:

•	Issuance of 10,000,000 shares of 6.00% mandatory convertible preferred stock, referred to as the 2007 Preferred Stock, for net proceeds of $2.44 billion in August 2007;

•	Issuance of 57,500,000 common shares for net proceeds of $1.54 billion in August 2007;

•	Issuance of the Notes for net proceeds of $1.98 billion; and

•	Draw down of debt under a committed bridge facility in the amount of $3.83 billion.

•	The use of existing Schering-Plough cash, cash equivalents and short-term investments of $5.00 billion to fund the purchase price.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Schering-Plough believes are reasonable based on information currently available, and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed statements of combined operations should not be considered indicative of actual results that would have been achieved had the Organon BioSciences acquisition been consummated on the dates indicated and does not purport to indicate results of operations as of any future date or for any future period.

The acquisition of Organon BioSciences is currently under regulatory review, and a share purchase agreement has not been executed between Akzo Nobel and Schering-Plough. Further, Schering-Plough has not completed an analysis of change of control or other contractual provisions that may result from the acquisition. As a result, pro forma adjustments related to the following matters have not been included in the unaudited pro forma condensed combined financial statements:

•	The effects of business or product divestitures required to obtain regulatory clearance. Currently such divestitures are not expected to be material in the aggregate.

•	The effects of change of control or other contractual provisions. Should the final negotiation of these matters result in a loss of rights under these contracts, profits may be materially and adversely affected.

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

In addition, final agreements have not been reached on the transfer of Organon BioSciences’ pension and other post-employment and post-retirement assets and liabilities from Akzo-Nobel to Schering-Plough. As a result, these unaudited pro forma condensed combined financial statements reflect a reasonable allocation of such assets and liabilities and related expense amounts made by Organon BioSciences’ management as described in Note 21 to the Organon BioSciences combined financial statements for the years ended December 31, 2006, 2005 and 2004 included in the accompanying prospectus. Such allocations may not be indicative of the actual separation of the pension and other post-employment and post-retirement assets and liabilities.

The Organon BioSciences acquisition will be accounted for using the purchase method of accounting in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” as issued by the Financial Accounting Standards Board (“FASB”) in the U.S. Under this method, the purchase price and transaction related costs will be allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets) will be allocated to goodwill.

In connection with the preliminary purchase price allocation, Schering-Plough has made estimates of the fair values of assets and liabilities based upon assumptions that Schering-Plough believes are reasonable. The allocation of purchase price for acquisitions requires use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. Schering-Plough’s process for estimating the fair values of in-process research and development, identifiable intangible assets and certain tangible assets requires significant estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows and developing appropriate discount rates.

The allocation of purchase price is subject to finalization of Schering-Plough’s analysis of the fair value of the assets acquired and liabilities assumed as of the acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation, amortization and in-process research and development. These adjustments could result in material increases or decreases to net income available to common shareholders. Further revisions to the purchase price allocation will be made as additional information becomes available.

Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the Organon BioSciences acquisition.

The U.S. GAAP historical Organon BioSciences amounts included in the unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed statement of combined operations for the six months ended June 30, 2007 are derived from the Organon BioSciences’ unaudited IFRS condensed combined interim balance sheet and statement of income presented in Euro as of and for the six months ended June 30, 2007 converted to U.S. GAAP and translated to U.S. Dollars. The U.S. GAAP historical Organon BioSciences amounts included in the unaudited pro forma condensed statement of combined operations for the year ended December 31, 2006 are derived from the Organon BioSciences’ audited IFRS statement of income presented in Euro for the year ended December 31, 2006 converted to U.S. GAAP and translated to U.S. Dollars.

A reconciliation of Organon BioSciences’ combined net income and combined invested equity between U.S. GAAP and IFRS as of and for the year ended December 31, 2006 have been included

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

as Note 32 to the Organon BioSciences historical audited combined financial statements included in the accompanying prospectus.

A reconciliation of Organon BioSciences’ unaudited combined net income and combined invested equity between U.S. GAAP and IFRS as of and for the six months ended June 30, 2007 has been included as Note 21 to the Organon BioSciences historical unaudited condensed combined interim financial statements included in the accompanying prospectus.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They do not purport to present what Schering-Plough’s results of operations or financial condition would have been had these transactions actually occurred on the dates indicated, nor do they purport to represent Schering-Plough’s results of operations for any future period or financial condition for any future date. Furthermore, no effect has been given in the unaudited pro forma condensed statements of combined operations for synergistic benefits that may be realized through the combination of Schering-Plough and Organon BioSciences or the costs that have been or may be incurred in integrating their operations.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Schering-Plough’s historical consolidated financial statements and related notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Schering-Plough’s 2006 10-K and second quarter 2007 10-Q, which are incorporated by reference into this prospectus supplement, and Organon BioSciences’ historical audited combined financial statements as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 and historical unaudited condensed combined interim financial statements as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 included in the accompanying prospectus.

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2007
(in millions)

	U.S. GAAP Historical
		Organon	Pro Forma Adjustments				Pro Forma
	Schering-	BioSciences	(See Note 3)				Condensed
	Plough	(See Note 2)	Financing		Purchase Accounting		Combined
			Increase/(Decrease)

ASSETS
Cash, cash equivalents and short-term investments	$6,234	$154	$9,792	(a)	$(14,792	)(b)	$1,388
Accounts receivable, net	2,119	1,058	—		—		3,177
Receivables from related parties, net	—	509	—		(509	)(c)	—
Inventories	1,723	1,180	—		745	(d)	3,648
Deferred income taxes	234	34	—		—		268
Prepaid expenses and other current assets	993	35	—		—		1,028

Total current assets	11,303	2,970	9,792		(14,556)		9,509

Property, plant and equipment, net	4,395	1,499	—		672	(e)	6,566
Goodwill	210	540	—		3,633	(f)	4,383
Other intangible assets, net	265	113	—		5,337	(g)	5,715
					3,000	(h)
					(3,000	)(h)
Other assets	888	556	—		—		1,444

Total assets	$17,061	$5,678	$9,792		$(4,914)		$27,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$1,334	$817	$—		$—		$2,151
Payables to related parties	—	1,570	—		(1,570	)(c)	—
Short-term borrowings and current portion of long-term debt	246	186	—		—		432
U.S., foreign and state income taxes	169	177	—		—		346
Other accrued liabilities	2,178	51	—		500	(i)	2,729

Total current liabilities	3,927	2,801	—		(1,070)		5,658

Long-term debt	2,414	76	5,813	(a)	—		8,303
Deferred income taxes	111	76	—		1,544	(j)	1,731
Other long-term liabilities	1,739	337	—		—		2,076

Total long-term liabilities	4,264	489	5,813		1,544		12,110

Mandatory convertible preferred shares	1,438	—	2,500	(a)	—		3,938
Common shares	1,021	—	—		—		1,021
Paid-in capital	1,921	—	1,322	(a)	—		3,243
Invested equity		2,388			(2,388	)(k)	—
Retained earnings	10,723	—	—		(3,000	)(h)	7,723
Accumulated other comprehensive loss	(773)	—	—		—		(773)
Treasury shares	(5,460)	—	157	(a)	—		(5,303)

Total shareholders’ equity	8,870	2,388	3,979		(5,388)		9,849

Total liabilities and shareholders’ equity	$17,061	$5,678	$9,792		$(4,914)		$27,617

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(in millions, except per share amounts)

			Pro Forma Adjustments
	U.S. GAAP Historical		(See Note 3)			Pro Forma
	Schering	Organon BioSciences			Purchase	Condensed
	Plough	(See Note 2)	Financing		Accounting	Combined
			Increase/(Decrease)

Net sales	$6,153	$2,468	$—		$—	$8,621
Cost of sales	1,913	766	—		245 (l)	2,924
Selling, general and administrative	2,572	855	—		—	3,427
Research and development	1,403	442	—		—	1,845
Other (income)/expense, net	(62)	25	296	(m)	—	259
Special and acquisition related charges	12	—	—		—	12
Equity income	(978)	(1)	—		—	(979)

Income before income taxes	1,293	381	(296)		(245)	1,133

Income tax expense/(benefit)	190	74	(61	)(n)	—	203

Net income	1,103	307	(235)		(245)	930

Preferred stock dividends	43	—	75	(o)	—	118

Net income available to common shareholders	$1,060	$307	$(310)		$(245)	$812

Diluted earnings per common share	$0.70					$0.52 (p)
Basic earnings per common share	$0.71					$0.52 (p)
Weighted average shares outstanding:
Diluted	1,579					1,572
Basic	1,491					1,549

SCHERING-PLOUGH CORPORATION

UNAUDITED PRO FORMA CONDENSED STATEMENT OF COMBINED OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(in millions, except per share amounts)

	U.S. GAAP Historical		Pro Forma Adjustments
		Organon	(See Note 3)			Pro Forma
	Schering	BioSciences			Purchase	Condensed
	Plough	(See Note 2)	Financing		Accounting	Combined
			Increase/(Decrease)

Net sales	$10,594	$4,643	$—		$—	$15,237
Cost of sales	3,697	1,498	—		490 (l)	5,685
Selling, general and administrative	4,718	1,694	—		—	6,412
Research and development	2,188	781	—		—	2,969
Other (income)/expense, net	(135)	23	592	(m)	—	480
Special and acquisition related charges	102	—	—		—	102
Equity income	(1,459)	(3)			—	(1,462)

Income before income taxes	1,483	650	(592)		(490)	1,051

Income tax expense/(benefit)	362	9	(122	)(n)	—	249

Net income before cumulative effect of a change in accounting principle	1,121	641	(470)		(490)	802

Cumulative effect of a change in accounting principle, net of tax	(22)	—	—		—	(22)

Net income	1,143	641	(470)		(490)	824

Preferred stock dividends	86	—	150	(o)	—	236

Net income available to common shareholders	$1,057	$641	$(620)		$(490)	$588

Diluted earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.69					$0.36
Cumulative effect of a change in accounting principle	0.02					0.02

Diluted earnings per common share	$0.71					$0.38 (p)

Basic earnings per common share:
Earnings available to common shareholders before cumulative effect of a change in accounting principle	$0.69					$0.36
Cumulative effect of a change in accounting principle	0.02					0.02

Basic earnings per common share	$0.71					$0.38 (p)

Weighted average shares outstanding:
Diluted	1,491					1,549
Basic	1,482					1,540

SCHERING-PLOUGH CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLANNED ORGANON BIOSCIENCES ACQUISITION AND BASIS OF PRESENTATION

On March 12, 2007, Schering-Plough announced its plan to acquire Organon BioSciences for approximately €11.00 billion in cash. The transaction is subject to certain closing conditions, including regulatory approvals, and is expected to close by the end of 2007.

The Organon BioSciences acquisition will be accounted for in accordance with U.S. GAAP using the purchase method of accounting. Under this method, the purchase price and transaction related costs are allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including identifiable intangible assets) is allocated to goodwill.

This allocation of the purchase price is subject to finalization of Schering-Plough’s analysis of the fair value of the assets acquired and liabilities assumed as of the Organon BioSciences acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation, amortization and in-process research and development. The adjustments arising out of the finalization of the purchase price allocation will not impact cash flows. However, such adjustments could result in material increases or decreases to net income available to common shareholders. Further revisions to the purchase price allocation will be made as additional information becomes available.

Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the consummation of the Organon BioSciences acquisition.

The unaudited pro forma condensed combined balance sheet gives effect to the Organon BioSciences acquisition and related financing as if it had occurred on June 30, 2007. The historical unaudited condensed combined balance sheet for Organon BioSciences at June 30, 2007, prepared in accordance with IFRS and presented in Euro, has been converted to U.S. GAAP and has been translated to U.S. Dollars using a rate of $1.35, which approximates the Euro conversion rate to U.S. Dollars at June 30, 2007. The unaudited pro forma condensed statement of combined operations for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, gives effect to the Organon BioSciences acquisition and related financing as if it had occurred on January 1, 2006. The historical combined statement of income for Organon BioSciences for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, prepared in accordance with IFRS and presented in Euro, have been converted to U.S. GAAP and have been translated to U.S. Dollars using exchange rates of $1.33 and $1.25, respectively, which approximates the average Euro conversion rate to U.S. Dollars for the applicable period.

The estimated purchase price was calculated as follows:

(in millions, except exchange rate)
Consideration in Euro	€11,000	(1)
Exchange rate in U.S. Dollars per 1.00 Euro	$1.35

Consideration in U.S. Dollars	$14,850
Transaction costs	50

Estimated purchase price including net debt assumed	$14,900

(1)	Includes €80 million (approximately $108 million using the June 30, 2007 exchange rate of €1.00 = $1.35) of net debt assumed by Schering-Plough.

SCHERING-PLOUGH CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

The preliminary allocation of the purchase price as of June 30, 2007 is summarized below:

Allocation of
Purchase Price
Preliminary Purchase Price	to Net Assets
Allocation as of June 30, 2007	Acquired
(in millions)

Identifiable intangible assets	$5,450 (1)
Property, plant and equipment	2,171
Inventories	1,925
Other non-current assets	196
Net working capital, excluding Inventories	28
Deferred income tax, net	(1,238)
Acquisition related liabilities	(500)
Other long-term liabilities	(413)
Goodwill	4,173
In-process research and development (IPR&D)	3,000 (2)

Estimated purchase price to be allocated	$14,792

Net debt assumed by Schering-Plough	108

Estimated purchase price including net debt assumed	$14,900

(1)	The allocation of the purchase price to intangible assets includes trade names, products and product rights, and other identifiable intangibles, with a composite estimated useful live of approximately 12 years.

(2)	The amounts allocated to in-process research and development will be charged to the statement of operations in the period the Organon BioSciences acquisition is consummated. This IPR&D amount is excluded from the unaudited pro forma condensed statements of combined operations as this charge is not expected to have a continuing impact on operations.

2.	HISTORICAL COMBINED FINANCIAL STATEMENTS OF ORGANON BIOSCIENCES

The historical combined financial statements of Organon BioSciences as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, prepared in accordance with IFRS, are included in the accompanying prospectus. A reconciliation of Organon BioSciences’ combined net income and combined invested equity between U.S. GAAP and IFRS as of and for the year ended December 31, 2006 has been included in Note 32 to those financial statements included in the accompanying prospectus.

The unaudited condensed combined interim financial statements of Organon BioSciences as of and for the six-month period ended June 30, 2007 have been prepared in accordance with IFRS. A reconciliation of Organon BioSciences’ combined net income and combined invested equity between U.S. GAAP and IFRS as of June 30, 2007 and for the six-month period ended June 30, 2007 has been included as Note 21 to those financial statements, included in the accompanying prospectus.

The amounts in the U.S. GAAP historical Organon BioSciences columns in the unaudited pro forma condensed combined financial statements were derived from the Organon BioSciences

SCHERING-PLOUGH CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

historical annual audited and unaudited condensed combined interim financial statements included in the accompanying prospectus and have been adjusted for the following:

•	U.S. GAAP adjustments applied to the Organon BioSciences IFRS financial statements, including but not limited to, adjustments related to business combinations, pensions and other postretirement benefits, the impairment of goodwill, research and development costs, differing treatment of subsequent events between U.S. GAAP and IFRS, tax on elimination of intercompany profits and deferred income taxes.

•	Currency amounts have been translated from Euro to U.S. Dollars (at the rates specified in Note 1 to these unaudited pro forma condensed combined financial statements in accordance with SFAS No. 52 “Foreign Currency Translation.”)

Schering-Plough is in the process of reviewing Organon BioSciences’ accounting policies and financial statement classifications. As a result of that review, it may become necessary to make reclassifications or adjustments to the consolidated financial statements of Schering-Plough on a prospective basis.

3.	PRO FORMA ADJUSTMENTS

Pro forma condensed combined balance sheet adjustments

(a) Reflects the following financing transactions:

—Issuance of the 2007 Preferred Stock for net proceeds of $2.44 billion in August 2007;

—	Issuance of 57,500,000 common shares for net proceeds of $1.54 billion in August 2007; and

—	Issuance of the Notes for net proceeds of $1.98 billion; and

—	Draw down of debt under a committed bridge facility in the amount of $3.83 billion. The bridge facility has been classified as long-term debt, reflecting Schering-Plough’s intention to replace the bridge facility with long-term debt of varying maturities.

(b) Reflects use of cash, cash equivalents and short-term investments of $14.79 billion, including the financing discussed in (a) above, to fund the purchase price.

(c) Reflects related party receivables, net and payables that will be settled as part of the transaction.

(d) Reflects the adjustment of the historical Organon BioSciences inventories to estimated fair value. Because this adjustment is directly attributed to the transaction and will not have a continuing impact, it is not reflected in the unaudited pro forma condensed statements of combined operations. However, this inventory adjustment will result in an increase in cost of sales in the periods subsequent to the consummation of the transaction during which the related inventories are sold.

(e) Reflects the adjustment to step-up the carrying values of the Organon BioSciences property, plant and equipment to estimated fair value.

(f) Reflects the addition of goodwill from the purchase price allocation of $4.17 billion and the elimination of historical Organon BioSciences goodwill of $540 million.

(g) Reflects the portion of the purchase price allocated to Organon BioSciences’ acquired identifiable intangible assets.

(h) Reflects the portion of the purchase price allocated to acquired in-process research and development projects that, as of the closing date of the Organon BioSciences acquisition, will not have reached technological feasibility and will have no alternative future use. Because this expense is

SCHERING-PLOUGH CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

directly attributable to the Organon BioSciences acquisition and will not have a continuing impact, it is not reflected in the unaudited pro forma condensed statements of combined operations. However, this item will be recorded as an expense in the financial statements of Schering-Plough in the period that the Organon BioSciences acquisition is completed.

(i) Reflects an estimate of acquisition-related liabilities.

(j) Reflects net deferred tax liabilities arising from the acquisition.

(k) Reflects the elimination of all components of the historical equity of Organon BioSciences.

Pro forma condensed statement of combined operations adjustments

(l) Reflects additional annual depreciation of $45 million ($23 million on a six-month basis) related to the fair value adjustment to depreciable property, plant and equipment depreciated over a weighted average useful life of approximately 15 years.

Also reflects annual amortization expense of $445 million ($222 million on a six-month basis) for identifiable intangible assets in connection with the Organon BioSciences acquisition at their estimated fair values.

(m) Adjustment reflects $262 million ($131 million on a six-month basis) of lower annual interest income due to the use of cash to fund the Organon BioSciences acquisition. An interest rate of 5.25%, which represents Schering-Plough’s current weighted average interest rate, was used to estimate the reduction in interest income.

Also reflects the increase in annual interest expense of $330 million ($165 million on a six-month basis). Annual interest expense on the Notes will be $128 million ($64 million on a six-month basis). The remaining interest expense was calculated using an interest rate of 5.25% and is based on the terms of the variable rate bridge facility. A 1/8% increase in the bridge facility interest rate would increase annual interest expense by approximately $5 million.

The bridge facility is expected to be refinanced into long-term debt of varying maturities. The adjustments included in the unaudited pro forma condensed statements of combined operations do not reflect the interest rates to be incurred upon the refinancing.

(n) Reflects the recognition of the income tax benefit of the above pro forma adjustments at an estimated tax rate of 25%.

(o) Reflects the additional Preferred Stock dividends resulting from the issuance of the 2007 Preferred Stock.

(p) Earnings per share amounts are calculated using net income available to common shareholders as the numerator and reflect the following weighted average shares outstanding:

		Issuance of			Pro Forma
	Schering-Plough	Common	2004 Preferred		Condensed
(all share amounts in millions)	Historical	Shares	Stock		Combined

For the year ended December 31, 2006:
Diluted shares outstanding	1,491	58	—		1,549
Basic shares outstanding	1,482	58	—		1,540
For the six months ended June 30, 2007:
Diluted shares outstanding	1,579	58	(65	)(1)	1,572
Basic shares outstanding	1,491	58	—		1,549

(1)	65 million common shares obtainable upon conversion of the 2004 Preferred Stock were dilutive to Schering-Plough’s historical earnings per share for the six months ended June 30, 2007, but would not be dilutive to the pro forma condensed combined earnings per share and are therefore excluded from the computation. The 2007 Preferred Stock is assumed to be anti-dilutive to the pro forma condensed combined earnings per share and is therefore excluded from the computation for all periods presented.

PROSPECTUS

Schering-Plough Corporation

Debt Securities
Preferred Shares
Common Shares

Schering-Plough may offer from time to time in one or more classes or series, together or separately:

•	debt securities;

•	preferred shares;

•	common shares; or

•	any combination of these securities.

Schering-Plough will provide specific terms of any securities that it offers for sale in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Schering-Plough may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. Schering-Plough reserves the sole right to accept, and together with any agents, dealers and underwriters, reserves the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Schering-Plough’s net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is August 2, 2007.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus and the applicable prospectus supplement. Schering-Plough has not authorized anyone else to provide you with different information. Schering-Plough is not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents and that any information Schering-Plough has incorporated by reference is accurate as of any date other than the date of the document incorporated by reference or such other date referred to in such document, regardless of the time of delivery of this prospectus or any sale or issuance of a security.

This prospectus is part of a registration statement that Schering-Plough has filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, Schering-Plough may from time to time sell or issue, in one or more offerings, Schering-Plough’s:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	preferred shares;

•	common shares; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities Schering-Plough may offer. Each time Schering-Plough sells or issues securities, Schering-Plough will provide a prospectus supplement that will contain information about the terms of that specific offering of securities and the specific manner in which they may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. The prospectus supplement may also contain information about any material federal income tax considerations relating to the securities described in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under “Where You Can Find More Information” before making an investment in Schering-Plough’s securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

Because Schering-Plough is a “well-known seasoned issuer”, as defined in Rule 405 of the Securities Act of 1933, as amended, referred to as the Securities Act, Schering-Plough may add to and offer additional securities, including secondary securities, by filing a prospectus supplement with the SEC at the time of the offer.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Schering-Plough and the securities offered under this prospectus. The registration statement can be read at the SEC website (http://www.sec.gov) or at the SEC offices listed under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of Schering-Plough or used or referred to by Schering-Plough. Schering-Plough has not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Schering-Plough’s affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in such documents. You should read all information supplementing this prospectus.

All references to “Schering-Plough Corporation”, “Schering-Plough” and “the company” in this prospectus refer to Schering-Plough Corporation and its consolidated subsidiaries, unless, in each case, the context clearly indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Schering-Plough files reports, proxy statements and other information with the SEC. You may read and copy any document Schering-Plough files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that Schering-Plough electronically files. The address of the SEC’s website is http://www.sec.gov. You may also inspect Schering-Plough’s SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION SCHERING-PLOUGH FILES WITH THE SEC

The SEC allows Schering-Plough to incorporate by reference the information it files with them, which means:

•	incorporated documents are considered part of this prospectus;

•	Schering-Plough can disclose important information to you by referring you to those documents; and

•	information that Schering-Plough files with the SEC will automatically update and supersede this incorporated information.

Schering-Plough incorporates by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	its 2006 10-K filed with the SEC on February 28, 2007;

•	its first quarter 2007 10-Q filed with the SEC on April 27, 2007;

•	its second quarter 2007 10-Q filed with the SEC on July 27, 2007;

•	its 8-K filed with the SEC on January 29, 2007;

•	its 8-K filed with the SEC on March 16, 2007;

•	its 8-K filed with the SEC on April 19, 2007;

•	its 8-K filed with the SEC on June 28, 2007;

•	its 8-K filed with the SEC on July 11, 2007;

•	its 8-K filed with the SEC on July 23, 2007;

•	the following sections of its Proxy Statement for the 2007 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on April 20, 2007: “Proposal One: Elect Eleven Directors for a One-Year Term”, “Section 16(a) Beneficial Ownership Reporting Compliance”, “Information About the Audit Committee of the Board of Directors and its Practices”, “Committees of the Board of Directors”, “Executive Compensation”, “Director Compensation”, “Stock Ownership”, “Certain Transactions”, “Procedures for Related Party Transactions and Director Independence Assessments”, “Director Independence”, and “Proposal Two: Ratify the Designation of Deloitte & Touche LLP to Audit Schering-Plough’s Books and Accounts for 2007”; and

•	the description of Schering-Plough’s common shares contained in its Registration Statement on Form 8-A filed with the SEC on March 16, 1979, and any amendment or report filed for the purpose of updating such description.

Schering-Plough also incorporates by reference each of the following documents that Schering-Plough will file with the SEC after the date of this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	reports filed under Section 13(a) and (c) of the Exchange Act;

•	definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders’ meeting; and

•	any reports filed under Section 15(d) of the Exchange Act.

Schering-Plough does not incorporate by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or current Form 8-K filing (unless otherwise indicated).

You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting Schering-Plough in writing or by telephone (908-298-7436) at the following address: Investor Relations, Schering-Plough Corporation, 2000 Galloping Hill Road, Kenilworth, NJ 07033.

Documents may also be available on Schering-Plough’s website at http://www.schering-plough.com. Please note that all references to “http://www.schering-plough.com” in this prospectus and any prospectus supplement that accompanies this prospectus and the related registration statement are inactive textual references only and that the information contained on Schering-Plough’s website is neither incorporated by reference into the registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by Schering-Plough may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough uses words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “project”, “intend”, “plan”, “potential”, “will”, and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions; ability to access the capital markets; prospective products or product approvals; timing and conditions of regulatory approvals; patent and other intellectual property protection; future performance or results of current and anticipated products; sales efforts; research and development programs and anticipated spending; estimates of rebates, discounts and returns; expenses and programs to reduce expenses; the anticipated cost of and savings from reductions in work force; the outcome of contingencies such as litigation and investigations; growth strategy; expected synergies and financial results.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Schering-Plough’s actual results may vary materially from those anticipated in such forward-looking statements as a result of many factors, some of which are more fully described in the following “Risk Factors” section, in the accompanying prospectus supplement and Schering-Plough’s reports to the SEC incorporated by reference into this prospectus, and there are no guarantees with respect to Schering-Plough’s performance. Schering-Plough does not assume the obligation to update any forward-looking statement for any reason.

RISK FACTORS

Schering-Plough’s business faces significant risks. Before you invest in any of Schering-Plough’s securities, in addition to the other information in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in Schering-Plough’s reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement. These risks may not be the only risks Schering-Plough faces. Additional risks that Schering-Plough does not yet know of or that Schering-Plough currently believes are immaterial or are based on assumptions that are later determined to be inaccurate also may impair Schering-Plough’s business. If any of the risks described herein or in the accompanying prospectus supplement or Schering-Plough’s reports to the SEC actually occur, Schering-Plough’s business and operating results could be materially harmed. This could cause the value of the purchased securities to decline, and you may lose all or part of your investment.

THE COMPANY

Schering-Plough is a global science-based company that discovers, develops and manufactures pharmaceuticals for three customer markets—human prescription, consumer and animal health. While most of the research and development activity is directed toward prescription products, there are important applications of this central research and development platform into the consumer healthcare and animal health products. Schering-Plough also accesses external innovation via partnering, in-licensing and acquisition for all three customer markets.

Schering-Plough’s principal executive offices are located at 2000 Galloping Hill Road, Kenilworth, NJ 07033, and Schering-Plough’s telephone number is (908) 298-4000. Schering-Plough was incorporated in New Jersey in 1970.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Schering-Plough’s consolidated ratio of earnings to fixed charges for the six months ended June 30, 2007 and for the years ended December 31, 2002 through 2006 is set forth below. For the purpose of computing these ratios, “earnings” consist of income/(loss) before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee; and “fixed charges and preferred stock dividends” consist of interest expense, capitalized interest, preference dividends and one-third of rentals, which Schering-Plough believes to be a reasonable estimate of an interest factor on leases. Schering-Plough includes interest expense or interest income on unrecognized tax benefits as a component of income tax expense. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

	Six Months
	Ended
	June 30,	Year Ended December 31,
	2007	2006	2005	2004		2003		2002

Ratio of earnings to fixed charges and preferred stock dividends	7.4	5.1	1.6	(0.3	)*	0.4	**	33.2

*	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges and preferred stock dividends by $332 million.

**	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, Schering-Plough currently intends to use the net proceeds from any sale of the offered securities for general corporate purposes, which may include, among other things, expenses to acquire additional marketed products and pipeline projects (through acquisitions of companies or through product licenses which may include royalties, license fees and milestone payments), research and development costs, litigation costs, the repayment of debt, other capital expenses and other operating expenses. Schering-Plough may temporarily invest funds that are not immediately needed for these general corporate purposes. If Schering-Plough intends to use the proceeds to repay outstanding debt, Schering-Plough will provide details about the debt that is being repaid in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of Schering-Plough’s capital stock. The following summary of the terms of Schering-Plough’s capital stock is not meant to be complete and is qualified by reference to Schering-Plough’s amended and restated certificate of incorporation, referred to as the certificate of incorporation, and Schering-Plough’s amended and restated by-laws, referred to as the by-laws, which are incorporated by reference as exhibits into the registration statement of which this prospectus is a part.

As of June 30, 2007, Schering-Plough’s authorized capital stock consisted of:

(i) 2,400,000,000 common shares, par value $0.50 per share, of which:

•	1,496,297,204 were issued and outstanding,

•	547,238,751 were issued and held in treasury,

•	80,040,000 were reserved for issuance upon conversion of the 6.00% Mandatory Convertible Preferred Stock issued in 2004, referred to as the 2004 Preferred Stock, and

•	166,632,803 were reserved for issuance under stock incentive plans; and

(ii) 50,000,000 preferred shares, par value $1.00 per share, of which:

•	28,750,000 were designated as the 2004 Preferred Stock (28,750,000 shares of 2004 Preferred Stock will automatically convert into common shares on September 14, 2007, unless earlier converted, and such preferred shares will become undesignated and available for issuance in the future),

•	12,000,000 were designated as Series A Junior Participating Preferred Stock (which, in connection with the expiration of Schering-Plough’s shareholder rights plan on July 10, 2007, were redesignated as authorized but unissued preferred shares), and

•	9,250,000 which are undesignated.

Common Shares

Holders of Schering-Plough’s common shares, subject to any preferential rights of the holders of any preferred shares, are entitled to participate equally and ratably in dividends when and as declared by Schering-Plough’s board of directors. In the event of the liquidation or dissolution of Schering-Plough, holders of Schering-Plough’s common shares are entitled to share ratably in the remaining assets of Schering-Plough available for distribution, subject to prior or equal distribution rights of any holders of preferred shares. Record holders of common shares are entitled to one vote per share for the election of directors and upon all matters on which holders of common shares are entitled to vote. Holders of Schering-Plough’s common shares do not have cumulative voting rights. There are no preemptive or conversion rights applicable to Schering-Plough’s common shares. All outstanding shares of Schering-Plough’s common shares are fully paid and non-assessable.

Preferred Shares

Schering-Plough’s certificate of incorporation provides that its board of directors is authorized to issue preferred shares from time to time in one or more series without stockholder approval. Subject to limitations prescribed by law and Schering-Plough’s certificate of incorporation, the board of directors may fix for any series of preferred shares the number of shares of such series and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of such series.

Schering-Plough’s certificate of incorporation provides that whenever Schering-Plough is in default as to accrued dividends on preferred shares in an amount equivalent to six quarterly dividends, the holders of preferred shares, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of Schering-Plough’s shareholders. The right of holders of preferred shares to elect two directors will continue until dividends in default on the preferred shares have been paid in full or declared and a sum sufficient for the payment thereof has been set aside. During any time that the holders of preferred shares, voting as a class, are entitled to elect two directors, as described in this paragraph, the holders of any series of preferred shares normally entitled to participate with the holders of the common shares in the election of directors shall not be entitled to participate with the holders of the common shares in the election of such directors.

For any series of preferred shares that Schering-Plough may issue pursuant to this prospectus, Schering-Plough’s board of directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•	the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon Schering-Plough’s liquidation, dissolution or winding up of its affairs;

•	the voting powers, if any, of the holders of shares of such series;

•	any provisions relating to the redemption of the shares of such series;

•	whether and upon what terms a sinking fund will be used to purchase or redeem the shares;

•	any limitations on Schering-Plough’s ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on Schering-Plough’s ability to issue additional shares of such series or other securities; and

•	any other relative powers, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

When Schering-Plough issues preferred shares under this prospectus and any applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Anti-takeover Protections

The following discussion summarizes certain provisions of the New Jersey Business Corporation Act, as amended, referred to as the NJBCA, and of Schering-Plough’s certificate of incorporation and by-laws, which may have the effect of prohibiting, raising the costs of, or otherwise impeding, a change of control of Schering-Plough, whether by merger, consolidation or sale of assets or stock (by tender offer or otherwise), or by other methods.

Limits on Shareholder Action by Written Consent; Special Meetings

Schering-Plough’s certificate of incorporation and by-laws provide that, subject to the rights of the holders of any series of preferred shares then outstanding, any action required or permitted to be taken by Schering-Plough’s shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote on the matter consent in writing. Schering-Plough’s certificate of incorporation and by-laws also provide that the affirmative vote of the holders of more than 50% of the voting power of all of the shares entitled to vote generally in the election of directors, voting together as a single class, will be required to amend Schering-Plough’s certificate of incorporation or by-laws with respect to shareholder action by written consent.

Except as otherwise provided by the NJBCA, under Schering-Plough’s by-laws, a special meeting of shareholders may only be called by the Chairman of Schering-Plough’s board of directors, Schering-Plough’s Chief Executive Officer or board of directors and shall be held at such time and such place and for such purpose(s) as stated in the notice of the meeting. No business other than that stated in the notice of meeting may be transacted at any special meeting.

The above provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of Schering-Plough’s board of directors, Chief Executive Officer or board of directors.

Corporation’s Best Interest

Under the NJBCA, the director of a New Jersey corporation may consider, in discharging his or her duties to the corporation and in determining what he or she reasonably believes to be in the best interest of the corporation, any of the following (in addition to the effects of any action on shareholders): (i) the effects of the action on the corporation’s employees, suppliers, creditors and customers, (ii) the effects of the action on the community in which the corporation operates, and (iii) the long-term as well as the short-term interest of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. If, on the basis of the foregoing factors, the board of directors determines that any proposal or offer to acquire the corporation is not in the best interest of the corporation, it may reject such proposal or offer, in which event the board of directors will have no duty to remove any obstacles to, or refrain from impeding, such proposal or offer.

Required Vote for Authorization of Certain Actions; Anti-Greenmail Provisions

Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation organized subsequent to January 1, 1969, such as Schering-Plough, requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class, unless such corporation is the surviving corporation, and: (i) such corporation’s certificate of incorporation is not amended, (ii) the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the merger or consolidation, as the case may be, and (iii) the number of voting shares and participating shares outstanding after the merger will not exceed by more than 40% the total number of voting or participating shares of the surviving corporation immediately before the merger. Similarly, in the case of a New Jersey corporation organized subsequent to 1969, such as Schering-Plough, a sale of all or substantially all of a corporation’s assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the votes cast by each of the holders of shares of the corporation entitled to vote thereon and any class or series entitled to vote thereon as a class.

Schering-Plough’s certificate of incorporation contains an “anti-greenmail” provision pursuant to which Schering-Plough or its subsidiaries may not purchase shares of voting stock from a 5% or greater shareholder at a per share price in excess of the market price unless (a) approved by the affirmative vote of the holders of the amount of voting power of the voting stock equal to the sum of the voting power of such 5% or greater shareholder and a majority of the voting power of the remaining outstanding shares of voting stock, voting together as a single class, or (b) the purchase is made pursuant to an offer made available to all holders of the same class of stock or an open market purchase.

No Rights Plan in Effect

The preferred share purchase right (commonly known as a “poison pill”) that Schering-Plough declared as a dividend on each share of its common stock on June 24, 1997 expired on July 10, 2007. The Schering-Plough board of directors committed to Schering-Plough’s shareholders that no new shareholder rights plan will be adopted in the future, unless the plan is submitted to shareholders for approval within 12 months of adoption. This commitment is reflected in the Schering-Plough Corporate Governance Guidelines.

Restrictions on Business Combinations with Certain Stockholders

The NJBCA provides that no corporation organized under the laws of New Jersey with its principal executive offices or significant operations located in New Jersey (a “resident domestic corporation”) may engage in any “business combination” (as defined in the NJBCA) with any interested stockholder (generally a 10% or greater stockholder) of such corporation for a period of five years following such interested stockholder’s stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition. A resident domestic corporation, such as Schering-Plough, cannot opt out of the foregoing provisions of the NJBCA.

In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested stockholder of such corporation other than: (i) a business combination approved by the board of directors prior to the stock acquisition, (ii) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested stockholder at a meeting called for such purpose, or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share paid by such interested stockholder.

In connection with business combinations with any 10% stockholder, Schering-Plough’s certificate of incorporation contains provisions requiring the approval of more than 50% of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote in the election of directors, voting together as a single class. Any amendments or repeal of the business combination provisions require the affirmative vote of the holders of more than 50% of the voting power of all of the shares entitled to vote, voting together as a single class.

DESCRIPTION OF DEBT SECURITIES

Schering-Plough may issue debt securities from time to time in one or more series. The following description summarizes the general terms and provisions of the debt securities that Schering-Plough may offer pursuant to this prospectus. The specific terms relating to any series of debt securities that Schering-Plough may offer will be described in a prospectus supplement. Please read and rely on the prospectus supplement, which includes important information for investors evaluating an investment in a series of Schering-Plough debt securities. Because the terms of specific series of debt securities offered may differ from the general information that Schering-Plough has provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture”. An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Schering-Plough. The debt securities will be issued pursuant to an indenture that Schering-Plough will enter into with a trustee. References to the “indenture” in this prospectus are to the indenture, dated November 26, 2003, as amended and restated, between Schering-Plough and The Bank of New York, as trustee, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against Schering-Plough if Schering-Plough defaults on its obligations under the indenture. Second, the trustee performs certain administrative duties for Schering-Plough with respect to the debt securities. Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. The indenture has been filed as an exhibit incorporated by reference in the registration statement of which this prospectus is a part. If this summary refers to particular provisions of the indenture, such provisions, including the definitions of terms, are incorporated by reference in this prospectus as part of the summary. Schering-Plough urges you to read the indenture and any supplement thereto because these documents, and not this section or any description of the debt securities in any prospectus supplement, define your rights as a holder of debt securities.

In this “Description of Debt Securities” section, “Schering-Plough” refers to Schering-Plough Corporation, excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The indenture does not limit the amount of debt that Schering-Plough may issue under the indenture or otherwise.

Under the indenture, Schering-Plough may issue the securities in one or more series. The securities may have the same or various maturities. The securities may be issued at par, at a premium or with original issue discount. Schering-Plough may also reopen a previous issue of securities and issue additional securities of the series.

The debt securities described in this prospectus and any prospectus supplement will be Schering-Plough’s direct unsecured obligations. Senior debt securities will rank equally with Schering-Plough’s other unsecured and senior indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of Schering-Plough’s unsecured and senior indebtedness. See “—Subordination” below. Any of Schering-Plough’s secured indebtedness will rank ahead of the debt securities to the extent of the assets securing such indebtedness. Also, Schering-Plough conducts operations primarily through its subsidiaries and substantially all of Schering-Plough’s consolidated assets are held by its subsidiaries. Accordingly, Schering-Plough’s cash flow and Schering-Plough’s ability to meet its obligations under the debt securities will be largely dependent on the earnings of its subsidiaries and the distribution or other payment of these earnings to Schering-Plough in the form of dividends, loans or advances, and repayment of loans and advances from Schering-Plough. Schering-Plough’s subsidiaries are separate and distinct legal entities and have no obligation to pay the amounts which will be due on Schering-Plough’s debt securities or to make any funds available for payment of amounts which will be due on Schering-Plough’s debt securities. Therefore, Schering-Plough’s rights, and the rights of Schering-Plough’s creditors, including the rights of the holders of the debt securities to participate in any distribution of assets of any of Schering-Plough’s subsidiaries, if such subsidiary were to be liquidated or reorganized, is subject to the prior claims of the subsidiary’s creditors. To the extent that Schering-Plough may be a creditor with recognized claims against its subsidiaries, Schering-Plough’s claims will still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary that are senior to Schering-Plough.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among other terms, some or all of the following:

•	the title and type of the series;

•	the total principal amount;

•	the percentage of the principal amount at which the securities will be issued;

•	the dates on which the principal of the securities will be payable;

•	any payments due if the maturity of the securities is accelerated;

•	any interest rates or the method of determining the interest rates;

•	the dates from which any interest will accrue or the method of determining those dates;

•	the interest payment record and payment dates;

•	whether the securities are redeemable at Schering-Plough’s option;

•	any sinking fund or other provisions that would obligate Schering-Plough to repurchase or otherwise redeem the securities;

•	the option of either Schering-Plough or the holder to elect the currency (for example, U.S. dollars, euros, or other non-U.S. currency, currency unit or composite currency) of payment on the securities;

•	the currency of the payment of principal, any premium, and any interest;

•	any index or other method Schering-Plough will use to determine the amount of principal or any premium or interest;

•	the form in which Schering-Plough will issue the securities (for example, registered or bearer book-entry form, or registered or bearer certificated form) and any restrictions related to the form;

•	any covenants, defaults, events of default or provisions applicable to the securities;

•	any special tax implications, including provisions for original issue discount securities, if offered;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	any provisions granting special rights to the holders of the securities upon the occurrence of specified events;

•	the denominations of the securities;

•	whether the securities are subject to subordination and, if so, the subordination terms; and

•	any other specific terms of the securities.

Schering-Plough may in the future issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities be issued under the indenture. Thus, Schering-Plough may issue any other debt securities under other indentures or documentation containing provisions different from those included in the indenture or any series of securities issued pursuant to this prospectus.

Events of Default

When Schering-Plough uses the term “event of default” in the indenture, here are some examples of what is meant. An event of default occurs if:

•	Schering-Plough fails to make the principal or any premium payment on any debt security when due;

•	Schering-Plough fails to pay interest on any debt security for 45 days after payment was due;

•	Schering-Plough fails to make any sinking fund payment when due;

•	Schering-Plough fails to perform any other covenant in the indenture and this failure continues for 90 days after Schering-Plough receives written notice of it from the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series; or

•	Schering-Plough or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of the company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional events of default or changes to the events of default described above. The events of default applicable to a particular series of debt securities will be described in the prospectus supplement relating to that series. A default under Schering-Plough’s other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve Schering-Plough’s failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or specified amount) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. If Schering-Plough or a court takes certain actions relating to the bankruptcy, insolvency or reorganization of the company, the principal amount plus accrued and unpaid interest on all debt securities will become immediately due and payable without any declaration or other act on the part of the trustee or holders of securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount (or specified amount) of the outstanding debt securities of that series, by written notice to Schering-Plough and the trustee, may rescind and annul such declaration and its consequences if:

•	Schering-Plough has paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	Schering-Plough has cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

Schering-Plough refers you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series, by notice to the trustee, may waive any past event of default or its consequences under the indenture.

However, an event of default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place for conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Schering-Plough is required to deliver to the trustee an annual statement as to Schering-Plough’s fulfillment of all of its obligations under the indenture.

Defeasance

The term “defeasance”, as used in the indenture means discharge from some or all of its obligations under the indenture. If Schering-Plough deposits with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due on the stated maturity date or a redemption date of the securities of a particular series, then at Schering-Plough’s option:

•	Schering-Plough will be discharged from its obligations with respect to the securities of such series; or

•	Schering-Plough will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to Schering-Plough.

If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

To exercise the defeasance option, Schering-Plough must deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. Schering-Plough must also deliver any ruling received from or published by the United States Internal Revenue Service if Schering-Plough is discharged from its obligations with respect to the securities.

Modification of the Indenture

Under the indenture, Schering-Plough’s rights and obligations, as well as the rights of the holders, may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to the modification. However, none of the following modifications will be effective against any holder without its consent:

•	modification of the maturity date;

•	modification of the principal and interest payment terms;

•	modification of the currency for payment;

•	impairment of the right to sue for the enforcement of payment at the maturity of the debt security;

•	modification of any conversion rights; or

•	modification reducing the percentage required for modifications or modifying the foregoing requirements or reducing the percentage required to waive certain specified covenants.

In addition, no supplemental indenture shall adversely affect the rights of any holder of senior indebtedness with respect to subordination without the consent of such holder.

Subordination

The extent to which a particular series of subordinated debt securities may be subordinated to Schering-Plough’s unsecured and senior indebtedness will be set forth in the prospectus supplement for any such series. The indenture may be modified by a supplemental indenture to reflect such subordination provisions.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

Schering-Plough may issue the debt securities in registered form. In that case, Schering-Plough may issue the securities either in book-entry form only or in “certificated” form. Schering-Plough will issue registered debt securities in book-entry form only, unless it specifies otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

Schering-Plough also will have the option of issuing debt securities in non-registered form, as bearer securities, if Schering-Plough issues the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to Schering-Plough’s maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

Schering-Plough will issue registered debt securities in book-entry form only, unless Schering-Plough specifies otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, Schering-Plough will recognize only the depositary or its nominee as the holder of the debt securities, and Schering-Plough will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that Schering-Plough issues debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in ”street name”. Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, Schering-Plough will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and Schering-Plough will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from Schering-Plough to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

Schering-Plough’s obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or Schering-Plough, run only to the registered holders of the debt securities. Schering-Plough does not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because Schering-Plough is issuing the debt securities only in global form.

For example, once Schering-Plough makes a payment or gives a notice to the registered holder of the debt securities, Schering-Plough has no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if Schering-Plough wants to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve Schering-Plough of the consequences of a default or of Schering-Plough’s obligation to comply with a particular provision of an indenture), Schering-Plough would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

Notwithstanding the above, references to “you” or “your” in this description of debt securities are to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. References to “your debt securities” in this prospectus means the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, Schering-Plough urges you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that Schering-Plough deposits with and registers in the name of a financial institution or its nominee that Schering-Plough selects. The financial institution that Schering-Plough selects for this purpose is called the depositary. Unless Schering-Plough specifies otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for debt securities that Schering-Plough issues in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. Schering-Plough describes those situations below under “—Special Situations When a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations described below under “—Special Situations When a Global Security Will Be Terminated”.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as described under “—Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor Schering-Plough have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor Schering-Plough supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. Schering-Plough does not monitor and is not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. Schering-Plough has described the rights of direct holders and street name holders under “—Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•	if the depositary notifies Schering-Plough that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and Schering-Plough does not appoint another institution to act as depositary within 90 days of such notification; or

•	if Schering-Plough notifies the trustee that it wishes to terminate that global security.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not Schering-Plough or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If Schering-Plough ceases to issue registered debt securities in global form, it will issue them:

•	only in fully registered certificated form; and

•	in the denominations specified in the applicable prospectus supplement.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. Schering-Plough has appointed the trustee to act as its agent for registering debt securities in the names of holders transferring debt securities. Schering-Plough may appoint another entity to perform these functions or perform them itself.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if Schering-Plough’s transfer agent is satisfied with the holders’ proof of legal ownership.

If Schering-Plough has designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. Schering-Plough may appoint additional transfer agents or cancel the appointment of any particular transfer agent. Schering-Plough may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and Schering-Plough redeems less than all the debt securities of that series, Schering-Plough may block the transfer or exchange of those debt securities during the period beginning 15 days before the day Schering-Plough mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Schering-Plough may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that Schering-Plough will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, Schering-Plough will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. Schering-Plough will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which Schering-Plough will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date”. The record date will usually be about two weeks in advance of the interest due date.

Because Schering-Plough will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Schering-Plough will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “—Global Securities” above. Any other payments will be made as set forth in the applicable prospectus supplement.

If payment on a debt security is due on a day that is not a business day, Schering-Plough will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Information Concerning the Trustee

The trustee, The Bank of New York (BONY), and certain of its affiliates have in the past and currently do provide banking, investment and other services to Schering-Plough. Those services include acting as a lender under Schering-Plough’s revolving credit agreement; trustee under the indenture, dated as of November 26, 2003, under which Schering-Plough issued $1.25 billion aggregate principal amount of 5.3% senior unsecured notes due 2013 and $1.15 billion aggregate principal amount of 6.5% senior unsecured notes due 2033; a transfer agent for Schering-Plough’s 2004 Preferred Stock and its common shares; and providing cash management services. Schering-Plough currently anticipates that BONY may continue to provide similar services in the future.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

PLAN OF DISTRIBUTION

Schering-Plough may sell the securities covered by this prospectus in any of the following methods:

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers;

•	through agents; or

•	through a combination of any of the methods of sale.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

Sale Through Underwriters

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Direct Sales

The securities may be sold directly by Schering-Plough. In the case of securities sold directly by Schering-Plough, no underwriters or agents would be involved.

Sale Through Agents

The securities may be sold through agents designated by Schering-Plough from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by Schering-Plough to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

General Information

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to Schering-Plough from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the name of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from Schering-Plough;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with Schering-Plough to indemnification by Schering-Plough against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof.

Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for Schering-Plough or Schering-Plough’s subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than Schering-Plough’s common shares, which are listed on the New York Stock Exchange, will be new issues with no established trading market. Schering-Plough may elect to list any series of securities on an exchange, and in the case of Schering-Plough’s common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Schering-Plough shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

VALIDITY OF SECURITIES

Unless otherwise indicated in a supplement to this prospectus, McCarter & English, LLP will pass upon the validity of the securities for Schering-Plough. In addition, Susan Ellen Wolf, Esq., Schering-Plough’s Corporate Secretary, will pass upon certain matters related to this offering. Ms. Wolf is an officer of Schering-Plough and beneficially owns common shares and holds options to purchase additional common shares. Ms. Wolf is eligible to participate in the Schering-Plough Corporation 2006 Stock Incentive Plan and the Schering-Plough Employees’ Saving Plan and may receive benefits under those plans.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Schering-Plough’s 2006 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding Schering-Plough’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Share-Based Payment”, and SFAS No. 158, “Employers’ Accounting for Defined

Benefit Pension and Other Postretirement Plans”, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2007 and 2006, and June 30, 2007 and 2006, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Schering-Plough’s first and second quarter 10-Q, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

The combined financial statements of the OBS Group as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the report of KPMG Accountants N.V., an independent public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

OBS GROUP

COMBINED STATEMENTS OF INCOME
(Amounts in millions of euros)

		For the Year Ended December 31,
	Note		2006		2005		2004

Revenues	4,5		3,718		3,499		3,339
Cost of sales			(1,159)		(1,122)		(1,112)

Gross profit			2,559		2,377		2,227
Selling and distribution expenses		(1,137)		(1,055)		(1,060)
Research and development expenses		(612)		(544)		(555)
General and administrative expenses		(244)		(227)		(201)
Other operating income/(expense)	6	17		173		119

			(1,976)		(1,653)		(1,697)

Operating income			583		724		530
Financial expenses	7	(45)		(35)		(25)
Financial income	7	10		6		10

			(35)		(29)		(15)

Operating income less net financing costs			548		695		515
Share of profit of associates	14		2		2		1

Profit before tax			550		697		516
Income tax expense	8		(157)		(131)		(158)

Profit for the period			393		566		358

Attributable to:
Equity holders of the OBS Group			393		566		358
Minority interest			—		—		—

Profit for the period			393		566		358

The accompanying notes are an integral part of these combined financial statements.

OBS GROUP

COMBINED BALANCE SHEETS
(Amounts in millions of euros)

		As of December 31,
	Note		2006		2005

ASSETS
Property, plant and equipment, net	10		1,097		1,121
Intangible assets, net	11		145		164
Financial non-current assets:	12
— deferred tax assets	13	281		367
— investments in associates	14	13		8
— other investments	12	118		137

			412		512

Total non-current assets			1,654		1,797
Inventories, net	15	851		861
Income tax receivable	16	74		62
Receivables from related parties, net	3	11		6
Trade and other receivables, net	17	735		766
Cash and cash equivalents	18	239		59
Total current assets			1,910		1,754

Total assets			3,564		3,551

Invested Equity
Owners’ net investment (including cumulative translation reserves)	19	2,311		2,185
Minority interest		—		1

Total invested equity			2,311		2,186

LIABILITIES
Borrowings	23	45		59
Deferred income	22	—		7
Deferred tax liabilities	13	25		36
Provisions	21	267		325

Total non-current liabilities			337		427
Borrowings	24	112		124
Deferred income	22	10		31
Income tax payable	16	133		194
Payables to related parties	3	5		7
Trade and other payables	25	611		553
Provisions	21	45		29

Total current liabilities			916		938

Total liabilities			1,253		1,365

Total invested equity and liabilities			3,564		3,551

The accompanying notes are an integral part of these combined financial statements.

OBS GROUP

COMBINED STATEMENTS OF CASH FLOWS
(Amounts in millions of euros)

	For the Year Ended December 31,
		2006		2005		2004

Profit for the period		393		566		358
Adjustments to reconcile earnings to cash generated from operating activities:
Depreciation and amortization	181		188		164
Impairments	—		73		28
Gains on divestments	(8)		(23)		(10)
Share of profit of associates	(2)		(2)		(1)
Changes in deferred taxes (non-cash recognized in income)	58		6		74
Provisions expense (non-cash recognized in income)	42		44		131
Interest expense funded by Akzo Nobel	38		28		19
Corporate overhead costs funded by Akzo Nobel	30		27		24
Insurance expense funded by Akzo Nobel	28		29		27
Share-based payment costs funded by Akzo Nobel	5		3		4
Other	15		(29)		(13)

Operating cash flow before changes in working capital and provisions		780		910		805
(Increase) in trade and other receivables	(7)		(57)		(110)
(Increase)/decrease in inventories	(24)		79		11
Decrease/(increase) in other non-current assets	8		(3)		6
Increase/(decrease) in trade and other payables and provisions	26		(130)		(141)
Increase/(decrease) in income tax payables and receivables, net	17		(20)		(12)

		20		(131)		(246)

Cash generated from operating activities		800		779		559
Purchase of intangible assets	(8)		(51)		(19)
Capital expenditures	(162)		(163)		(157)
Proceeds from sale of property, plant and equipment	—		16		9
Acquisitions	(8)		(8)		—
Proceeds from sale of interests	11		23		15
Other	(3)		—		(2)

Net cash used in investing activities		(170)		(183)		(154)
Dividends paid to Akzo Nobel	—		(410)		(477)
Cash transfers (to)/from Akzo Nobel, net	(426)		(179)		150
Financing with affiliates	—		—		13
Bank overdrafts	—		(3)		(8)
(Decrease)/increase in borrowings	(20)		5		(75)

Net cash used in financing activities		(446)		(587)		(397)

Net increase in cash and cash equivalents		184		9		8
Effect of exchange rate changes on cash and cash equivalents		(4)		3		(1)

Net increase in cash and cash equivalents		180		12		7
Cash and cash equivalents at January 1		59		47		40

Cash and cash equivalents at December 31		239		59		47

The accompanying notes are an integral part of these combined financial statements.

OBS GROUP

COMBINED STATEMENTS OF CHANGES IN INVESTED EQUITY
(Amounts in millions of euros)

		Cumulative
	Owners’ Net	Translation	Minority	Total Invested
	Investment	Reserves	Interest	Equity

Balance at January 1, 2004	1,591		1	1,592
Changes in exchange rates in respect of foreign operations		(48)		(48)

Net income/(expense) recognized directly in equity		(48)	—	(48)
Profit for the period	358			358

Total income/(expenses)	358	(48)	—	310
Dividend paid to Akzo Nobel	(477)			(477)
Contributions attributed to:
— Share-based payment costs funded by Akzo Nobel	4			4
— Interest expense funded by Akzo Nobel	19			19
— Corporate overhead costs funded by Akzo Nobel	24			24
— Insurance expense funded by Akzo Nobel	27			27
— Tax transfers from Akzo Nobel, net	302			302
— Employee benefits and other non-cash transfers, net	29			29
— Cash transfers from Akzo Nobel, net	150			150

Balance at December 31, 2004	2,027	(48)	1	1,980
Changes in exchange rates in respect of foreign operations		94		94

Net income/(expense) recognized directly in equity	—	94	—	94
Profit for the period	566			566

Total income/(expenses)	566	94	—	660
Dividend paid to Akzo Nobel	(410)			(410)
Contributions attributed to:
— Share-based payment costs funded by Akzo Nobel	3			3
— Interest expense funded by Akzo Nobel	28			28
— Corporate overhead costs funded by Akzo Nobel	27			27
— Insurance expense funded by Akzo Nobel	29			29
— Tax transfers to Akzo Nobel, net	(127)			(127)
— Employee benefits and other non-cash transfers, net	175			175
— Cash transfers to Akzo Nobel, net	(179)			(179)

Balance at December 31, 2005	2,139	46	1	2,186
Changes in exchange rates in respect of foreign operations		(48)		(48)

Net income/(expense) recognized directly in equity		(48)		(48)
Profit for the period	393			393

Total income/(expenses)	393	(48)		345
Change minority interests in subsidiaries			(1)	(1)
Contributions attributed to:
— Share-based payment costs funded by Akzo Nobel	5			5
— Interest expense funded by Akzo Nobel	38			38
— Corporate overhead costs funded by Akzo Nobel	30			30
— Insurance expense funded by Akzo Nobel	28			28
— Tax transfers to Akzo Nobel, net	112			112
— Employee benefits and other non-cash transfers, net	(6)			(6)
— Cash transfers to Akzo Nobel, net	(426)			(426)

Balance at December 31, 2006	2,313	(2)	—	2,311

The accompanying notes are an integral part of these combined financial statements.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS
(All amounts in millions of euros unless otherwise stated)

Note 1 — Business and Basis of Presentation

Business

In these combined financial statements, the human healthcare and animal healthcare activities of Akzo Nobel N.V. (“Akzo Nobel”) are together referred to as the “healthcare activities” and references to the “OBS Group” or “Company” mean those operating companies and other subsidiaries of Akzo Nobel that undertook the human and animal healthcare activities during the relevant periods covered by the combined financial statements.

The OBS Group is headquartered in Oss, The Netherlands.

The human healthcare business, Organon, specializes in the discovery, development, manufacturing and marketing of prescription medicines and products. Its core therapeutic areas of expertise are contraception, fertility, hormone therapy, mental health and anesthesia. Additionally, the Organon business includes Nobilon, a biotechnology company dedicated to exploring opportunities in the field of human vaccines.

The animal healthcare business, Intervet, offers a full range of veterinary vaccines and pharmaceuticals for a variety of animal species including poultry, pigs, cattle, sheep, goats, horses, cats, dogs and fish.

Following the announcement by Akzo Nobel that it intends to separate its healthcare activities from Akzo Nobel, Akzo Nobel incorporated Organon BioSciences N.V. (“OBS N.V.”) on September 1, 2006 as a public company with limited liability (“naamloze vennootschap”) incorporated under the laws of The Netherlands with an authorized share capital of EUR 225 thousand and an issued share capital of EUR 45 thousand.

On September 30, 2006 Akzo Nobel contributed to OBS N.V., through a contribution in kind, the shares of the two subholding companies, Organon BioSciences International B.V. and Organon BioSciences Nederland B.V., in exchange for 24,955,000 ordinary shares of OBS N.V. with a nominal value of EUR 1.00 (one euro) per share. As per the date of this contribution, OBS N.V. had an authorized share capital of EUR 125 million and an issued share capital of EUR 25 million.

These combined financial statements were authorized on July 30, 2007 by the Board of Management of the OBS N.V.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Basis of Presentation

These combined financial statements reflect all of the assets, liabilities, revenues, expenses, and cash flows of the OBS Group. The significant legal entities forming part of the OBS Group are as follows:

	Country of
Legal Entity	Incorporation	Ownership

Organon BioSciences N.V.	The Netherlands	100.00%
Organon BioSciences Nederland B.V.(*)	The Netherlands	100.00%
Organon BioSciences International B.V. (**)	The Netherlands	100.00%
Intervet International B.V.	The Netherlands	100.00%
Intervet Inc.	USA	100.00%
Intervet International GmbH	Germany	100.00%
Intervet UK Ltd.	U.K.	100.00%
Laboratorios Intervet S.A.	Spain	100.00%
Hydrochemie GmbH	Germany	100.00%
Intervet Australia Pty Ltd.	Australia	100.00%
Intervet Deutschland GmbH	Germany	100.00%
Intervet Innovation GmbH	Germany	100.00%
Akzo Nobel Ltda (***)	Brazil	100.00%
Intervet Mexico S.A. de CV	Mexico	100.00%
Intervet S.A.	France	100.00%
Intervet Productions S.A.	France	100.00%
Intervet Pharma R&D S.A.	France	100.00%
Intervet (Italia) S.r.l.	Italy	100.00%
Intervet UK Production Ltd.	UK	100.00%
Intervet Holding B.V.	The Netherlands	100.00%
Intervet Nederland B.V.	The Netherlands	100.00%
Intervet KK	Japan	100.00%
Nobilon International B.V.	The Netherlands	100.00%
N.V. Organon	The Netherlands	100.00%
Organon (Ireland) Ltd. (****)	Ireland	100.00%
Organon International Inc.	USA	100.00%
Organon USA Inc.	USA	100.00%
Organon S.A.	France	100.00%
Nippon Organon KK	Japan	100.00%
Organon GmbH	Germany	100.00%
Organon Laboratories Ltd.	UK	100.00%
Organon Española S.A.	Spain	100.00%
Organon Italia S.p.A.	Italy	100.00%
Organon do Brasil Indústria e Comércio Ltda	Brazil	100.00%
Organon Ilaclari A.S.	Turkey	100.00%
Organon Holding B.V.	The Netherlands	100.00%
Organon Nederland B.V.	The Netherlands	100.00%
Organon Canada Ltd.	Canada	100.00%
Multilan AG	Switzerland	100.00%
Diosynth RTP Inc.	USA	100.00%

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

(*)	Formerly Akzo Nobel Pharma B.V.

(**)	Formerly Akzo Nobel Pharma International B.V.

(***)	Represents the Intervet division of Akzo Nobel Ltda, the combined financial statements only include those assets, liabilities, revenues, expenses and cash flows of this legal entity that pertain directly to healthcare activities. In June 2006 the Intervet division of this legal entity was incorporated in a separate entity (Intervet do Brasil Veterinaria Ltda), which is indirectly 100% owned by OBS N.V. The remaining business of Akzo Nobel Ltda is not related to healthcare activities and is not part of the spin-off healthcare activities.

(****)	Including Organon Ireland Swiss Branch.

These combined financial statements exclude the assets, liabilities, revenues, expenses and cash flows of Akzo Nobel legal entities (and divisions thereof) not relating to the healthcare activities.

During 2006, the OBS Group divested Crina S.A., one of the remaining feed additives businesses held in the portfolio. During 2005, the OBS Group divested significant parts of its feed additives business to Biovet. In 2004, the OBS Group divested Dr. Bommeli AG, a business offering diagnostic reagents and testing kits for the control of livestock diseases. These combined financial statements reflect the revenues, expenses, and cash flows of these businesses up to the date of divestment.

The OBS Group has historically operated as an integrated part of Akzo Nobel and within the Akzo Nobel infrastructure. However, these combined financial statements have been prepared on a “carve-out” basis from the consolidated financial statements of Akzo Nobel to represent the financial position and performance of the OBS Group as if the OBS Group had existed as of and during the years ended December 31, 2006, 2005 and 2004, and as if International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements, has been applied throughout. The combined financial statements included herein may not necessarily be indicative of the OBS Group’s financial position, results of operations, or cash flows had the OBS Group operated as a separate entity during the periods presented or for future periods.

As described above, these combined financial statements reflect the assets, liabilities, revenues, expenses, and cash flows of the OBS Group. Under the “carve-out” basis of presentation, these combined financial statements include allocations for various expenses, including corporate administrative expenses, as well as an allocation of certain assets and liabilities historically maintained by Akzo Nobel, but not recorded in the accounts of the OBS Group. These include, among other things, corporate overhead, interest expense, certain deferred and current income tax assets and liabilities, liabilities for certain compensation plans and contingent liabilities. The various allocation methodologies for corporate expenses, insurance, interest expense, share based payments, and pension and postretirement expenses are discussed in Notes 3, 3, 7, 20, and 21, respectively. Management of the OBS Group considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that would have been incurred if the OBS Group had operated on a stand-alone basis.

Akzo Nobel uses a centralized approach to manage cash and to finance many of its global operations. As a result, certain debt and cash and cash equivalents maintained at Akzo Nobel are not included in the accompanying combined financial statements. The combined statements of income include an allocation of Akzo Nobel’s interest expense as discussed in Note 7. The OBS Group’s financing requirements are represented by cash transactions with Akzo Nobel and are reflected in invested equity in the combined balance sheets.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The invested equity balance in these combined financial statements of the OBS Group constitutes Akzo Nobel’s investment in the OBS Group and represents the excess of total assets over total liabilities. Invested equity includes the effects of carve-out allocations from Akzo Nobel and the funding of the OBS Group through the in-house banking cash pooling arrangements and loans to and from related parties with Akzo Nobel, and the OBS Group’s cumulative net income, including income directly recognized in equity. As a consequence, invested equity does not constitute any contract that evidences a residual interest in the assets after deducting liabilities to which reference is made in IAS 32, Financial Statements: Disclosure and Presentation.

For those OBS Group companies located in countries where they were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction, the current tax payable or receivable of these OBS Group companies represents the income tax amount to be paid to or to be received from the country tax leading holding company of Akzo Nobel. For the purpose of these combined financial statements it is assumed that only the current year is outstanding.

The combined statements of cash flows have been prepared under the indirect method in accordance with the requirements of IAS 7, Cash Flow Statements. The combined statements of cash flows exclude currency translation differences, which arise as a result of translating the assets and liabilities of non-euro companies to euros at year-end exchange rates (except for those arising on cash and cash equivalents) and have been adjusted for non-cash transactions.

Akzo Nobel and the OBS Group have identified certain issues and areas that, in preparation of and following the separation, require mutually agreeable arrangements between them. These issues and areas have been included in a separation agreement, which was signed on February 28, 2007. Note 31 provides further explanation on the separation agreement.

As a result of the foregoing, among other things, the combined financial statements may not necessarily be indicative of the OBS Group’s financial position, results of operations, or cash flows had the OBS Group operated on a separate stand-alone basis during the periods presented, or for future periods. Furthermore, the combined financial statements do not reflect the financial impact of the actual separation of the OBS Group from Akzo Nobel.

These combined financial statements of the OBS Group have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”). IFRS as adopted by the OBS Group does not differ from IFRS as provided by the International Accounting Standards Board (“IASB”). The accounting policies as set out below have been applied consistently in preparing the combined financial statements for the year ended December 31, 2006, 2005 and 2004, with the exception of IAS 32, Financial Instruments: Disclosure and Presentation and IAS 39 Financial Instruments: Recognition and Measurement for financial instruments, which have been applied as from January 1, 2005. Management has determined that the effect of not applying IAS 32 and IAS 39 prior to January 1, 2005 is immaterial.

These combined financial statements are presented in euro, which is the functional currency of OBS N.V. and the OBS Group. All amounts are in millions of euros except headcount figures or unless otherwise stated. IFRS as applied by the OBS Group differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The effects of the application of US GAAP are discussed in Note 32.

Note 2 —	Significant Accounting Policies

A summary of the significant accounting policies used in the preparation of the accompanying combined financial statements is presented below.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Principles of combination

These combined financial statements include the accounts of the OBS Group’s operations controlled by Akzo Nobel and have been combined as if together for all periods presented.

All significant intercompany balances and transactions with combined entities have been eliminated. However, intercompany balances and transactions with Akzo Nobel, excluding the OBS Group, have not been eliminated, but are presented as balances and transactions with related parties.

Use of estimates

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Judgments made by management in the application of IFRS that have a significant effect on the combined financial statements and estimates with a significant risk of material adjustment in the next year are discussed in Note 29.

Management has also estimated the allocation of various expenses and certain assets and liabilities that have historically been maintained by Akzo Nobel as disclosed in Note 1 and throughout these combined financial statements.

Foreign currency translation

Transactions in foreign currencies are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to euro at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the combined statements of income. Non-monetary assets and liabilities that are measured in terms of historical costs in a foreign currency are translated using the exchange rate at the date of the transaction.

Assets and liabilities of foreign subsidiaries are translated into euros at exchange rates on the balance sheet date. Revenues and expenses are translated into euros at rates approximating the foreign exchange rates ruling at the dates of the transactions. Exchange differences resulting from translation into euros of shareholders’ equities and of intercompany loans of a permanent nature with respect to subsidiaries outside the euro region are recorded within invested equity. Upon disposal or liquidation of a foreign entity, these cumulative translation adjustments are recognized as income or expense.

Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, as well as the fair value adjustment of forward exchange contracts, are included in the combined statements of income.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Before being combined, the financial statements of subsidiaries established in hyperinflationary countries are adjusted for the effects of changing prices.

The main exchange rates against euros used in the preparation of the combined balance sheets and the combined statements of income are:

	Combined Balance Sheets		Combined Statements of Income
	2006	2005	2006	2005	2004

USD	1.317	1.186	1.256	1.245	1.243
GBP	0.671	0.687	0.682	0.684	0.680
CHF	1.607	1.557	1.577	1.549	1.544

Valuation

The principles of valuation and determination of income used in these combined financial statements are based on historical costs, unless stated otherwise in the principles of valuation of assets and liabilities.

Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and any impairment recognized. The cost of self-constructed assets includes the cost of materials, direct labor, the initial estimate, where relevant, of the costs of dismantling and removing the items and restoring the site on which they are located, and an appropriate proportion of production overheads. Interest incurred for the construction of any qualifying asset is capitalized during the period of time that is required to complete and prepare the asset for its intended use. Government grants relating to the purchase of property, plant and equipment are deducted from the cost of the related asset.

Subsequent costs are included in an asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the OBS Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Land is not depreciated. The cost of other property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of the respective assets. In the majority of cases the useful life of equipment and machinery is 10 years and the useful lives of buildings ranges between 20 and 30 years. Residual value is in the majority of cases determined to be insignificant. Depreciation methods, useful lives and residual values are reassessed annually.

Components of property, plant and equipment that have different useful lives are accounted for as separate items of property, plant and equipment.

Gains and losses on the sale of property, plant and equipment are included in the combined statements of income.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Leases

Leases of property, plant and equipment are classified as finance leases if the OBS Group has substantially all the risks and rewards of ownership. All other leases are accounted for as operating leases.

Finance leases are capitalized at the commencement of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Property, plant and equipment acquired under finance leases are depreciated over the shorter of the useful life of the asset or the lease term. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the OBS Group’s share of the net identifiable assets at the date of acquisition. Goodwill related to an associate is included in the carrying amount of the investment. Separately recognized goodwill is carried at cost less accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Other intangible assets

Intangible assets with a finite life, such as licenses, know-how and intellectual property rights, are capitalized at historic cost, less accumulated amortization and any impairment recognized. Amortization is recognized in the combined statements of income on a straight-line basis over the estimated useful lives, which in the majority of cases are between 4 and 15 years.

Research and development costs

Expenditures on research and development activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding are recognized in the combined income statements as an expense as incurred. An intangible asset, however, is recognized if the OBS Group can demonstrate all of the following: (a) the technical feasibility of completing the product or process so that it will be available for use or sale; (b) its intention to complete the product or process and use or sell it;(c) its ability to use or sell product or process; (d) how the product or process will generate probable future economic benefits and demonstrate the existence of a market for the product or process; (e) the availability of adequate technical, financial and other resources to complete the development and to use or sell the product or process; and (f) its ability to reliably measure the expenditure attributable to the product or process during its development. Where the recognition criteria are met, capitalized development expenditure is stated at cost less accumulated amortization and impairment losses. The capitalized development expenditure is amortized on a straight-line basis over its useful economic life. The expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads.

A development project involves a product candidate undergoing a high number of tests to illustrate its safety profile and the effect on human beings and animals prior to obtaining the necessary approval of the final product from the appropriate authorities. The future economic benefits associated with the individual development projects are dependent on obtaining such approval. Considering the general risk related to the development of pharmaceutical products, management has concluded that the future economic benefits associated with the individual projects cannot be

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

estimated with sufficient certainty until the project has been finalized nor is the OBS Group technically feasible to bring the product to the market if it lacks the required regulatory approval. Development costs that meet the conditions mentioned above are capitalized; when these conditions are not met, all development costs are expensed as incurred. For the years prior to and for the years ended December 31, 2006, 2005 and 2004, the OBS Group has expensed all development costs.

Payments to in-license products and compounds from third parties, generally taking the form of up-front payments and milestones, are capitalized at historic cost and are recognized on a straight-line basis, over their useful lives.

Financial non-current assets

Interests in companies where the OBS Group can exercise significant influence but no control are treated as investments in associates and are stated at the amount of the OBS Group’s share in equity from the date that significant influence commences until the date that significant influence ceases. The calculation of equity is based on IFRS as disclosed in these notes to the combined financial statements. When the share of losses exceeds the interest in the associate, the carrying amount is reduced to nil and recognition of future losses is discontinued, unless the OBS Group has incurred legal or constructive obligations on behalf of the associate.

Unrealized gains arising from transactions with associates are eliminated to the extent of the OBS Group’s interest in the associate and are eliminated against the investment in the company. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

Other financial non-current assets classified as available for sale are stated at fair value, with gains and losses resulting from changes in the fair value recognized directly in invested equity and impairment losses recognized in the combined statement of income. Upon derecognition of financial non-current assets classified as available for sale, the cumulative gain or loss previously recognized directly in equity is recognized in the combined statements of income. Other financial non-current assets classified as held to maturity are stated at amortized cost less impairment losses. Long-term receivables and loans to associates included within other financial non-current assets are carried at amortized cost (using the effective interest method), less impairment losses.

The fair value of financial instruments classified as available for sale is their quoted price at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

The cost of inventories is determined using the weighted average cost formula, and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes direct material and direct labor costs and certain overhead and production expenses.

Trade and other receivables

Trade and other receivables are stated at their amortized cost less impairment losses. Collectibility of accounts receivable is regularly reviewed and is based upon management’s knowledge of customers and compliance with credit terms.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Cash and cash equivalents

Cash and cash equivalents include all highly liquid investments that are readily convertible into cash and have original maturities of three months or less. The OBS Group’s reported cash and cash equivalents relate to local cash on hand or local cash in bank accounts of legal entities of the OBS Group. As discussed in Note 1 and Note 3 during the periods covered by these combined financial statements, treasury activities at Akzo Nobel were generally centralized such that cash collections by the OBS Group were automatically remitted to Akzo Nobel. Amounts remitted to Akzo Nobel are not included in cash and cash equivalents.

Impairment

The carrying amount of the OBS Group’s assets, other than inventories and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment charge is recognized if the book value so computed exceeds the recoverable amount of the assets.

For goodwill, assets that have an indefinite life and intangible assets that are not yet available for use, the recoverable amount is estimated at each balance sheet date.

An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the combined statements of income.

Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

When a decline in the fair value of an available-for-sale financial asset has been recognized directly in invested equity and there is subsequent objective evidence that the asset is impaired, the cumulative loss that had been recognized directly in invested equity is recognized in profit or loss even though the financial asset has not been derecognized. The amount of the cumulative loss that is recognized in profit and loss is the difference between the acquisition cost and current fair value, less any impairment loss on that financial asset previously recognized in profit or loss.

An impairment loss in respect of a held-to-maturity security or receivable carried at amortised cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognized.

An impairment loss in respect of an investment in an equity instrument classified as available for sale is not reversed through profit or loss. If the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed, with the amount of the reversal recognized in profit or loss.

An impairment loss in respect of goodwill is not reversed.

In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Invested equity

The invested equity balance in the combined financial statements of the OBS Group constitutes Akzo Nobel’s investment in the OBS Group and represents the excess of total assets over total liabilities. Invested equity includes the effects of carve-out allocations from Akzo Nobel and the funding of the OBS Group activities through the in-house banking and cash pooling loans to and from related parties with Akzo Nobel, and the OBS Group’s cumulative net income, including income directly recognized in equity. As a consequence, invested equity does not constitute any contract that evidences a residual interest in the assets after deducting liabilities.

Provisions

Provisions are recorded when the OBS Group has a present legal or constructive obligation as a result of past events that can be measured reliably, and it is probable that an outflow of economic benefits is required to settle that obligation. Provisions are stated at net present value, taking the timing of cash outflows into account. The expected future cash outflows are discounted using appropriate pre-tax interest rates reflecting current market assessments of the time value of money and, if applicable, the risks specific to the liability. The accretion of the discount element of provisions as a result of the passage of time is recognized in the combined statements of income under financing expenses.

A provision for restructuring is recognized when a detailed and formal restructuring plan has been approved, and the restructuring has either commenced or has been announced publicly committing the OBS Group to that course of action. Future operating costs are not provided for.

Pensions and other postretirement benefits

The majority of the OBS Group’s employees participate in Akzo Nobel defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans which provide benefits to employees and former employees of both the OBS Group and other Akzo Nobel businesses. In these plans, the assets and liabilities that relate to employees (and former employees) of the OBS Group are combined with those related to employees (and former employees) of other Akzo Nobel businesses. In preparing the combined financial statements the OBS Group management used a reasonable allocation methodology to determine the OBS Group’s portion of the plans’ assets, liabilities, and benefit costs under IAS 19. See Note 21 for further details of the allocation methodology used.

Furthermore, some OBS Group employees participate in stand-alone OBS Group pension and other postretirement benefit plans. The related expenses, assets and liabilities for these plans are accounted for in the combined financial statements in accordance with IAS 19.

The OBS Group’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted. The discount rate is the yield at the balance sheet date on high quality corporate bonds that have currencies and terms consistent with the currencies and estimated terms of the obligation. Most of the defined benefit pension plans are funded with plan assets that have been segregated in trusts or foundations. Valuations of both funded and unfunded plans are carried out by independent actuaries using the projected unit credit method. Pension costs primarily represent the increase in the actuarial present value of the obligation for

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

projected pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

In certain countries the OBS Group also provides postretirement benefits other than pensions to its employees. These plans are generally not funded. Valuations of the obligations under these plans are carried out by independent actuaries using the projected unit credit method. The costs relating to such plans primarily consist of the present value of the benefits attributed on an equal basis to each year of service and the interest on this obligation in respect of employee service in previous years.

Actuarial gains and losses arising in calculating the OBS Group’s obligation in respect of a plan are recognized to the extent that any cumulative unrecognized actuarial gain or loss exceeds ten percent of the greater of the present value of the defined benefit obligation and the fair value of plan assets. That portion is recognized in the combined statements of income over the expected average remaining working lives of the employees participating in the plan, otherwise actuarial gains and losses are not recognized.

When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized as an expense in the combined statements of income on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognized immediately in the combined statements of income.

Other long-term employee benefits

Other long-term employee benefits include long-service or sabbatical leave, jubilee or other long-service benefits, and other employee benefits payable more than 12 months after the related service rendered. These provisions are stated at present value.

Defined contribution plans

For defined contribution plans, the OBS Group has no further payment obligations once the contributions have been paid. Accordingly, the contributions made are expensed as incurred.

Income taxes

During the periods presented, some entities of the OBS Group businesses did not file separate income tax returns as these entities were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction. The income tax provision included in the combined financial statements was calculated on a separate return basis, as if the OBS Group was a separate taxpayer.

Deferred tax assets and liabilities are based on temporary differences between the valuation of assets and liabilities for financial reporting purposes and the valuation for tax purposes. Measurement of deferred tax assets and liabilities is based upon the enacted or substantially enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are not discounted. The tax effect on the elimination of intercompany profit in inventories is based on the tax rate of the country of the company receiving the goods.

Deferred tax assets, including assets arising from losses carried forward, are recognized if it is probable that future taxable profits will be available against which the asset can be used. Non-refundable dividend taxes are taken into account in the determination of provisions for deferred taxes

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

to the extent of earnings expected to be distributed by associates. If separate tax rates exist for distributed and undistributed profits, the current and deferred taxes are measured at the tax rate applicable to undistributed profits. The income tax consequences of dividends are recognized when a liability to pay the dividend is recognized.

Deferred taxes are not recognized for the following temporary differences: the initial recognition of goodwill, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit and differences relating to investments in subsidiaries to the extent it is probable that the temporary difference will not reverse in the foreseeable future.

The OBS Group does not recognize deferred tax on differences between tax base and book value of investment in subsidiaries where reversal is controlled and not anticipated in the foreseeable future.

Taxes on income comprise both current and deferred taxes, including effects of changes in tax rates. Income tax is recognized in the combined statements of income, unless it relates to equity and deferred tax recognized in purchase accounting.

Share-based payments

Certain OBS Group employees participate in various Akzo Nobel share-based payment plans. These stock option plans allow certain employees of the OBS Group to acquire Akzo Nobel N.V. common shares. These options generally vest if the employee stays with the OBS Group during an uninterrupted three-year period. Also, for the options granted since 2005, certain economic value added performance criteria are included in the vesting conditions. Akzo Nobel also has a Performance Share Plan, under which shares are conditionally granted to certain employees. The actual number of shares which the employees will receive depends on the employee having stayed with the OBS Group during an uninterrupted three-year period and Akzo Nobel’s Total Shareholder Return (TSR) performance over a three-year period, compared with TSR performance of a specified peer group.

The fair value of the options and performance shares granted is recognized as an employee expense with a corresponding increase in invested equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the options or performance shares. The fair value of the options and performance shares granted to OBS Group employees and to board members is measured using a binomial lattice model, taking into account the terms and conditions upon which the options and performance shares were granted. For the performance shares this also includes the market conditions expected to impact Akzo Nobel’s TSR performance in relation to the selected peers. The amount recognized as an expense is adjusted to reflect the actual number of options or performance shares that vest, except where forfeiture or extra vesting of performance shares is only due to the actual TSR performance differing from the performance anticipated at the grant date of the performance shares.

Borrowings

Borrowings are recognized initially at fair value. Subsequent to initial recognition, borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the combined statements of income over the period of the borrowings on an effective interest basis.

Short-term debt and trade and other payables

Short-term debt, trade payables and other payables are recognized at cost. Their carrying values approximate their cost because of the short term maturity of these instruments.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Derivative financial instruments

The OBS Group uses forward foreign currency contracts in order to manage its exposures to movements in foreign exchange rates.

As of December 31, 2006 and 2005 and for the years then ended, forward exchange contracts are measured at fair value in the combined balance sheets, with changes in the fair value recognized in income. The fair values are recognized in the combined balance sheets under trade and other receivables or under trade and other payables.

Principles of determination of income

The determination of income is closely associated with the valuation of assets and liabilities. In addition, the following principles are observed in the preparation of the combined statements of income:

Revenues

Revenues are defined as the consideration received from the sale and delivery of goods and services and royalty income. Revenues are shown net of value-added-tax, rebates, discounts and similar allowances.

Revenues from sales of goods are recognized when the significant risks and rewards have been transferred to a third party. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due, associated cost, or the possible return of goods, or if management keeps continuing involvement with the goods. Service revenues are recognized as services are rendered. Royalty income is recognized on an accrual basis.

The OBS Group receives in-licensing, milestone, and other up-front non-refundable payments from third-parties relating to the sale or licensing of products or technology. Revenue associated with performance milestones is recognized based on achievement of the milestones, as defined in the respective agreements. Revenue from non-refundable up-front payments and license fees is initially reported as deferred income and is recognized in income as earned over the period of the development collaboration or the manufacturing obligation.

The OBS Group also generates revenues from collaborative research and development as well as co-promotion arrangements. Such agreements may consist of multiple elements and provide for varying consideration terms, such as up-front, milestone and similar payments, which require significant analysis by management in order to determine the appropriate method of revenue recognition. Where an arrangement can be divided into separate units of accounting (each unit constituting a separate earnings process), the arrangement consideration is allocated to the different units based on their relative fair values and recognized over the respective performance period. Where the arrangement cannot be divided into separate units, the individual deliverables are combined as a single unit of accounting and the total arrangement consideration is recognized over the estimated collaboration period.

The OBS Group has accruals and provisions for expected sales returns, charge-backs, discounts and other rebates that are recorded as a reduction of revenue at the time the related revenues are recorded. Such estimates are based on analyses of existing contractual or legislatively mandated obligations, historical trends and the OBS Group’s experience. Management believes that the total accruals and provisions for these items are adequate, based upon currently available information. As these reductions are based on management estimates, they may be subject to change as better information becomes available. Such changes that arise could impact the accruals and provisions

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

recognized in the balance sheet in future periods and consequently the level of sales recognized in the combined statements of income in future periods.

Cost of sales

Cost of sales comprise the manufacturing costs of the goods sold and delivered, and any inventory write-downs to lower net realizable value.

Manufacturing costs include such items as:

•	the costs of raw materials and supplies, energy, and other materials;

•	depreciation and the costs of maintenance of the assets used in production;

•	salaries, wages, and social charges for the personnel involved in manufacturing.

The costs of services and royalties, generally, are included in the functional cost lines in the combined statements of income, as applicable: selling and distribution expenses, research and development expenses, or general and administrative expenses.

Government grants

Government grants related to cost are recognized in the combined statements of income in the same periods as the related cost to be compensated and are deducted from the relevant cost. For government grants related to assets, see the accounting policy for property, plant and equipment.

Financial expenses and income

Financial expenses comprise the interest expense on advances from Akzo Nobel based on the daily outstanding advances funded to the OBS Group through Akzo Nobel’s cash pooling accounts using interest rates applicable to the currency and region of the cash pooling accounts and interest expense on borrowings from the Akzo Nobel Group, and borrowings from financial institutions, calculated using the effective interest method. Also the interest expense component of finance lease payments and the accretion of the discount element of provisions as a result of the passage of time are recognized under financial expenses.

Interest income is recognized under financial income, using the effective interest method.

Share of profit of associates

Share in profit of associates consists of the OBS Group’s share in earnings of these companies and interest on loans granted to them, with an allowance being made for taxes relating to these items.

Earnings per share

The OBS Group is not a separate legal entity with common shares outstanding. Therefore, historical earnings per share have not been presented in the combined financial statements.

Segment reporting

The primary segment reporting is based on the business segments of the OBS Group, whereby the business segments are engaged in providing products or services which are subject to risks and rewards which differ from the risks and rewards of the other segments. In determining whether products and services are related, aspects such as the nature of the products or services, the nature of the production processes, and the type or class of customers and end users for the products or

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

services are taken into consideration. Segments reported are Organon and Intervet, which also reflect the management structure of the OBS Group. The secondary segment reporting is based on the geographical areas in which the OBS Group operates, whereby economic environments with comparable risks and returns are grouped together. Inter-segment pricing is determined on an arm’s length basis.

Standards issued, but not yet effective

The following new IFRS standards and interpretations have been adopted by the IASB and have been endorsed by the European Commission. The effective date of these standards and interpretations is annual periods beginning on or after January 1, 2007: IFRS 7, Financial Instruments: Disclosures and Amendments to IAS 1 Presentation of Financial Statements: Capital Disclosures, IFRS 8, Operating Segments, IFRIC Interpretation 8, Scope of IFRS 2 Share Based Payment; IFRIC Interpretation 9, Reassessment of Embedded Derivatives; IFRIC Interpretation 10, Interim Financial Reporting and Impairment; IFRIC 11, IFRS 2, Group and Treasury Share Transactions; IFRIC 12, Service Concession Arrangements; IFRIC 13, Customer Loyalty Programmes, and IFRIC 14, IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction. The OBS Group has analyzed the impact of the new accounting standards on the combined financial statements, and they are not expected to have a significant impact on the OBS Group.

Note 3 — Related Parties

These combined financial statements include transactions with related parties. The OBS Group entered into transactions with Akzo Nobel and its subsidiaries. Furthermore, Akzo Nobel provided corporate services for the combined financial statement periods presented. Management believes that product transfers between the OBS Group and the Akzo Nobel Group were made at arm’s length prices.

Sales and purchases of goods and services to and from Akzo Nobel and its subsidiaries were not significant for the years ended December 31, 2006, 2005 and 2004. At December 31, 2006 and 2005, the OBS Group had receivables from Akzo Nobel and its subsidiaries of EUR 11 million and EUR 6 million, respectively. These amounts are reflected in receivables from related parties in the combined balance sheets. At December 31, 2006 and 2005, the OBS Group had payables to Akzo Nobel and its subsidiaries of EUR 5 million and EUR 7 million, respectively. These amounts are reflected in payables to related parties in the combined balance sheets.

In addition, the OBS Group purchases and sells goods and services to two related parties in which the OBS Group holds less than a 50% equity interest (associates). Such transactions were not significant on an individual or aggregate basis. The OBS Group believes these transactions were conducted at arm’s length with terms comparable to transactions with third parties.

General and administrative expenses include allocated corporate and regional costs from Akzo Nobel approximating EUR 30 million, EUR 27 million and EUR 24 million for the years ended December 31, 2006, 2005 and 2004, respectively. These costs are primarily related to Akzo Nobel’s corporate administrative services to the OBS Group, and are generally allocated based on a combination of the ratio of the OBS Group’s annual revenues, gross profit, and property, plant, and equipment, to Akzo Nobel’s comparable consolidated revenues, gross profit, and property, plant, and equipment. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs had the OBS Group operated as a separate entity during the periods presented. In addition, Akzo Nobel has incurred specific costs that are directly related to the OBS Group. These have been allocated to the OBS Group based upon actual costs

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

incurred by Akzo Nobel. For the years ended December 31, 2006, 2005 and 2004, these direct related expenses amounted to EUR 3 million, EUR 2 million and EUR 2 million, respectively.

Akzo Nobel incurs certain insurance costs on behalf of the OBS Group. These costs primarily include insurance premiums, costs related to insurance claims and certain administrative (insurance) services. Akzo Nobel’s in-house insurance department acts as an in-house insurer that incurs the risk partially by themselves as well as insuring risk partially with third party insurance companies. For the years ended December 31, 2006, 2005 and 2004, Akzo Nobel has allocated EUR 28 million, EUR 29 million and EUR 27 million to the OBS Group for total insurance expenses, respectively. These costs have been allocated based on the risk profiles of the OBS Group compared to the risk profiles of other Akzo Nobel businesses. The risk profiles used are based on the nature and operations of the various subsidiaries that are included in the OBS Group. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs had the OBS Group operated as a separate entity during the periods presented.

In some countries, OBS Group entities form part of a fiscal unity headed by an Akzo Nobel company. In these instances, the tax leading company files the tax return and settles the taxes with the respective OBS Group company in that country. Income tax provisions related to the above mentioned OBS Group companies were calculated using a method as if these OBS Group companies had filed a separate tax return.

Akzo Nobel uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Akzo Nobel on a regular basis and are reflected within invested equity in the combined balance sheets. Similarly, the OBS Group’s cash disbursements were funded through Akzo Nobel’s cash accounts. As a result, none of Akzo Nobel’s cash, cash equivalents or liabilities pertaining to book overdrafts have been allocated to the OBS Group in the combined financial statements. All cash and cash equivalents reflected in these combined financial statements belong to legal entities of the OBS Group.

The OBS Group’s combined statements of income also include an allocation of Akzo Nobel’s interest expense totaling EUR 38 million, EUR 28 million and EUR 19 million, for the years ended December 31, 2006, 2005 and 2004, respectively. These costs are primarily related to Akzo Nobel’s consolidated interest expense and are allocated principally based on the daily average outstanding cash balance funded to the OBS Group through Akzo Nobel’s cash accounts using a rate applicable to the underlying currency. While interest expense has been allocated, there is no debt specific to the OBS Group; therefore, no allocation of Akzo Nobel’s general corporate debt has been made in the accompanying combined balance sheets as all transactions with Akzo Nobel are settled via invested equity.

In addition, the OBS Group enters into derivative contracts with Akzo Nobel to manage its foreign currency risk. At December 31, 2006, 2005 and 2004, outstanding contracts to buy currencies had notional values of EUR 21 million, EUR 43 million and EUR 64 million, respectively, while contracts to sell currencies had notional values of EUR 57 million, EUR 43 million and EUR 30 million, respectively.

Additionally, the OBS Group has various loan receivables with the Akzo Nobel Group, which are included in invested equity in the combined balance sheets. These loans bear interest at rates ranging from 3.9% to 4.0% in 2006 and 4.0% to 4.5% in 2005. At December 31, 2006 and 2005, invested equity includes EUR 289 million and EUR 28 million, respectively, of net loans due from and due to related parties. In addition, the OBS Group recognized interest income on these loans in the amount

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

of EUR 7 million, EUR 5 million and EUR 8 million for the years ended December 31, 2006, 2005 and 2004, respectively.

In the ordinary course of business the OBS Group has transactions with various organizations with which certain of its members of the Board of Management are associated, but no transactions in respect of this item were conducted in 2006, 2005 or 2004. Likewise, there have been no transactions with members of the Board of Management, any other senior management personnel or any family member of such persons. Also no loans have been extended to members of the Board of Management, any other senior management personnel or any family member of such persons. Certain members of the OBS Group’s Board of Management are also members of Akzo Nobel’s Board of Management.

Key management salary, bonus and other emoluments

The key management compensation included in the table below, relates only to 12, 10 and 9 OBS Group Executive Committee members that were in place during 2006, 2005 and 2004, respectively. The management compensation of the CFO, who joined the OBS Group on November 1, 2006, is included for 2 months in 2006. In addition, Akzo Nobel has allocated a portion of other key management personnel compensation as a part of the allocation of corporate and regional costs as described above, which has been excluded from the amounts below.

	2006	2005	2004
	(EUR 000’s)

Salaries and other short-term employee benefits	5,957	4,842	3,747
Pensions	670	642	559
Other emoluments	1,293	845	173

Total	7,920	6,329	4,479

EUR 1 million, EUR 1 million and nil of share-based payment costs related to the performance share plan are included in salaries and other short-term employee benefits for the years ended December 31, 2006, 2005 and 2004, respectively.

Guarantees received

Akzo Nobel has declared in writing that it accepts joint and several liability for contractual debts of certain Dutch OBS Group companies included in these combined financial statements. These debts, provisions and payables, at December 31, 2006 and 2005, aggregating to EUR 221 million and EUR 223 million respectively, are included in the combined balance sheets. Additionally, guarantees were issued by Akzo Nobel on behalf of the OBS Group companies in the amount of EUR 252 million and EUR 225 million at December 31, 2006 and 2005 respectively, including guarantees issued by Akzo Nobel in relation to the exemption of certain Irish companies, under section 5(c) of the Companies (Amendment) Act 1986 Ireland.

Note 4 — Segment Information

Segment information is presented in respect of the OBS Group’s business and geographical segments. The primary segment reporting is based on the business segments of the OBS Group, whereby the business segments are engaged in providing products or services which are subject to risks and rewards which differ from the risks and rewards of the other segments. In determining whether products and services are related, aspects such as the nature of the products or services,

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

the nature of the production processes, and the type or class of customers and end users for the products or services, are taken into consideration. Segments reported are Organon and Intervet, which reflects the management structure of the OBS Group. The secondary segment reporting is based on the geographical areas in which the OBS Group operates, whereby segment revenue is based on the geographical location of customers and segment assets are based on the geographical location of the assets.

The identification of segments is based on the way the business units are currently managed (composition of management teams and responsibilities) as well as the content of management information used to allocate resources within the business units. The risks and rates of return are affected predominantly by differences in its businesses, Organon and Intervet, and not by the fact that the OBS Group operates in different countries.

Segment revenues and results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

	Revenues from									Share of Profit			Depreciation and
	Third Parties			Group Revenues			Operating Income			of Associates			Amortization
	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004	2006	2005	2004

Organon	2,593	2,407	2,310	2,617	2,433	2,333	362	482	355	2	2	1	122	134	118
Intervet	1,125	1,092	1,029	1,125	1,092	1,029	221	242	175	—	—		59	54	46

	3,718	3,499	3,339	3,742	3,525	3,362	583	724	530	2	2	1	181	188	164
Inter-segment revenues				(24)	(26)	(23)

				3,718	3,499	3,339

			Total
			Liabilities		Invest-
			Excluding		ments in		Capital			Impairment
	Total Assets		Borrowings		Associates		Expenditures			Losses
	2006	2005	2006	2005	2006	2005	2006	2005	2004	2006	2005	2004

Organon	2,139	2,366	764	839	13	8	107	106	103	—	73	28
Intervet	1,173	1,118	332	343	—	—	55	57	54	—	—
Cash and cash equivalents	239	59
Investments in associates	13	8

	3,564	3,551	1,096	1,182	13	8	162	163	157	—	73	28

	Revenues by Destination			Total Assets		Capital Expenditures
	2006	2005	2004	2006	2005	2006	2005	2004

Europe	1,885	1,843	1,821	2,332	2,351	123	126	131
United States and Canada	852	715	674	497	587	23	21	11
Asia Pacific	470	466	432	256	307	5	6	6
Latin America	358	319	277	205	217	10	9	8
Other regions	153	156	135	22	22	1	1	1

	3,718	3,499	3,339	3,312	3,484	162	163	157

Cash and cash equivalents				239	59
Investments in associates				13	8

				3,564	3,551

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 5 — Revenues

	2006	2005	2004

Product sales	3,522	3,348	3,200
Service revenue	90	50	37
Royalty and license income	106	101	102

	3,718	3,499	3,339

Note 6 — Other Operating Income/(expense)

	2006	2005	2004

Results on sale of redundant assets	2	2	(1)
Currency exchange differences	(4)	—	9
Impairment charges	—	(73)	—
Results on divestments	6	21	11
Other income/(expense)	13	223	100

	17	173	119

In 2005, the asset impairments mainly relate to Organon’s active pharmaceutical ingredients activities, which were under pressure from difficult market circumstances, leading to a pre-tax impairment charge related to property, plant and equipment and goodwill of EUR 68 million. In addition, certain other licenses were considered to be impaired by EUR 5 million.

In 2006, the results on divestments of EUR 6 million relate to the gain on Intervet’s divestment of one of its feed additives businesses, Crina S.A. In 2005, Crina, located in Gland, Switzerland had annual sales of EUR 6 million and employed 19 people. Crina specialized in digestibility modulators based on blends of essential oils. In 2005, the OBS Group sold significant parts of its Intervet feed additives business, including the product rights, to Biovet for EUR 23 million cash and a pre-tax gain of EUR 21 million was recorded. In 2004, the OBS Group sold Dr. Bommeli AG for EUR 13 million cash and a pre-tax gain of EUR 11 million was recorded.

In 2006, the other items primarily relate to a termination payment from Ligand regarding Avinza (EUR 8 million). In 2005, the other items primarily relate to the early termination of the Risperdal® co-promotion agreement with Janssen (a subsidiary of Johnson & Johnson) (EUR 149 million), the settlement with Duramed/Barr on Mircette® on their alleged patent infringement (EUR 66 million), the early entrance fee for a marketing license for Remeron® in Germany (EUR 10 million). In 2004, the other items primarily relate to the full transfer of Arixtra® to Sanofi-Synthélabo (EUR 54 million), the early entrance fee for a marketing license for Remeron® in Germany (EUR 18 million), an insurance receipt (EUR 10 million), and a legal settlement (EUR 16 million).

Note 7 — Financial Expense and Income

Akzo Nobel uses a centralized approach for cash management and to finance its operations. During the periods covered by these combined financial statements, cash deposits were remitted to Akzo Nobel on a regular basis and are reflected within invested equity in the combined balance sheets. Similarly, the OBS Group’s cash disbursements were funded through Akzo Nobel’s cash accounts.

Interest allocations from Akzo Nobel are allocated principally based on the daily average outstanding cash balance funded to the OBS Group through Akzo Nobel’s cash accounts using a rate

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

applicable to the underlying currency, which ranges from 1.0% to 7.7% for the years ended December 31, 2006, 2005 and 2004, respectively. For the years ended December 31, 2006, 2005 and 2004, interest expense of EUR 38 million, EUR 28 million and EUR 19 million has been allocated to the OBS Group. Further, interest income on advances to other Akzo Nobel entities totaled EUR 7 million, EUR 5 million, and EUR 8 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Management has determined that no debt maintained at the Akzo Nobel group level is related specifically or entirely to the OBS Group business, nor does the OBS Group guarantee or pledge its assets as collateral for Akzo Nobel’s debt. As such, management believes that there is no need to pushdown debt to the combined financial statements of the OBS Group. Nevertheless, as described above, interest expense has been allocated and reflected in the combined financial statements of the OBS Group because the OBS Group did receive advances from Akzo Nobel.

The Organon BioSciences Group also has borrowings in which it directly enters into arrangements with third parties or Akzo Nobel. Any third party obligations are reflected in the OBS Group’s combined financial statements as a liability. Loans from and to Akzo Nobel are included in invested equity. The actual interest expense incurred in conjunction with these borrowings has been reflected in the combined statements of income.

Financial expense and income consist of the following:

	2006		2005		2004

Financial expenses
Interest expenses — related parties	(38)		(28)		(19)
Interest expenses — other	(7)		(7)		(6)

		(45)		(35)		(25)
Financial income
Interest income — related parties	7		5		8
Interest income — other	3		1		2

		10		6		10

		(35)		(29)		(15)

Interest expense is reduced by EUR 1 million, EUR 1 million and EUR 3 million for the years ended December 31, 2006, 2005 and 2004, respectively, due to interest capitalized on capital investment projects under construction.

Following the separation of the OBS Group from Akzo Nobel, the financial expenses and income as stated above may not be indicative of those expected in the future. See Note 31 for further discussion of the separation of the OBS Group from Akzo Nobel.

Note 8 —	Taxes

Profit before tax amounted to EUR 550 million, EUR 697 million and EUR 516 million for the years ended December 31, 2006, 2005 and 2004 respectively. Tax (charges)/benefits are included in the combined statements of income as follows:

	2006	2005	2004

Tax on operating income less financing costs	(157)	(131)	(158)

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The classification of current tax (charges)/benefits in the combined statements of income is as follows:

	2006		2005		2004

Current tax:
— for the year	(98)		(129)		(81)
— adjustments for prior years	(1)		4		(3)

		(99)		(125)		(84)
Deferred tax:
— origination and reversal of temporary differences	(57)		(5)		(73)
— tax losses not recognized	(1)		(1)		(1)

		(58)		(6)		(74)

		(157)		(131)		(158)

The reconciliation of the statutory tax rate in The Netherlands to the effective combined tax rate is as follows:

	2006	2005	2004

Statutory tax rate in The Netherlands	30%	32%	35%
Effect of different tax rates in foreign countries	(1)%	(15)%	(8)%
Tax-exempt income/non-deductible expenses	—	2%	1%
Adjustments for prior years	—	—	1%
Other	—	—	2%

	29%	19%	31%

Note 9 — Salaries, Wages, and Social Charges

	2006	2005	2004

Salaries and wages	926	839	818
Pension and other postretirement costs	144	106	118
Other social charges	166	196	172

	1,236	1,141	1,108

Pension and other postretirement costs for the years ended December 31, 2006 and 2005 excludes the effect of EUR 29 million and EUR 92 million, respectively, relating to changes in the pension and postretirement plans in the US and Canada in 2006, and The Netherlands in 2005. Charges of EUR 5 million, EUR 3 million and EUR 4 million for share-based compensation are included in salaries and wages for the years ended December 31, 2006, 2005 and 2004 respectively.

Average number of employees	2006	2005	2004

Organon	14,000	14,200	14,700
Intervet	5,400	5,300	5,300

	19,400	19,500	20,000
Number of employees at December 31	19,200	19,400	19,390

The average number of employees working outside The Netherlands during the years ended December 31, 2006, 2005 and 2004 was 13,700, 14,000 and 14,500 respectively.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 10 — Property, Plant and Equipment, net

					Construction in	Assets Not
			Plant		Progress and	Used in the
		Building	Equipment and	Other	Prepayments	Production
	Total	and Land	Machinery	Equipment	on Projects	Process

Balance at January 1, 2005
Cost of acquisition	2,371	936	919	201	179	136
Depreciation/impairment	(1,224)	(354)	(635)	(131)	—	(104)

Book value	1,147	582	284	70	179	32
Changes in book value
Capital expenditures	236	59	132	44	—	1
Transfer between categories	(73)	7	(3)	4	(82)	1
Disposals	(14)	(3)	(3)	(2)	—	(6)
Depreciation	(166)	(56)	(81)	(28)	—	(1)
Impairment	(53)	(19)	(33)	(1)	—	—
Changes in exchange rates	44	25	12	3	2	2

Total changes	(26)	13	24	20	(80)	(3)
Balance at December 31, 2005
Cost of acquisition	2,484	1,028	1,019	243	99	95
Depreciation/impairment	(1,363)	(433)	(711)	(153)	—	(66)

Book value	1,121	595	308	90	99	29
Changes in book value
Acquisitions through business combinations	5	2	3	—	—	—
Divestures	(2)	(1)	(1)	—	—	—
Capital expenditures	162	49	64	38	1	10
Transfer between categories	—	18	(15)	2	(5)	—
Disposals	(11)	(2)	(1)	(5)	—	(3)
Depreciation	(152)	(49)	(69)	(34)	—	—
Impairment	—	—	—	—	—	—
Changes in exchange rates	(26)	(15)	(4)	(3)	(1)	(3)

Total changes	(24)	2	(23)	(2)	(5)	4
Balance at December 31, 2006
Cost of acquisition	2,502	1,094	974	264	94	76
Depreciation/impairment	(1,405)	(497)	(689)	(176)	—	(43)

Book value	1,097	597	285	88	94	33

In cases where the book value of an asset exceeds the recoverable amount, an impairment charge is recognized. In 2005, such a charge was recognized in other operating income/(expense) in the combined statements of income.

In 2005, an impairment charge totaling EUR 53 million was recognized. The impairments mainly relate to Organon’s active pharmaceutical ingredients activities, which was the result of difficult market circumstances. The recoverable amount of the business was calculated by determining the value in use, using discount rates in the range of 8% to 16% reflecting the risk specific to the assets.

The book value of property, plant and equipment financed by installment buying and leasing, and not legally owned by the OBS Group was EUR 40 million and EUR 48 million at December 31, 2006 and 2005, respectively.

Purchase commitments for property, plant and equipment totaled EUR 69 million at December 31, 2006. At December 31, 2005, these commitments totaled EUR 35 million.

Both at December 31, 2006 and 2005, no item of property, plant and equipment was registered as security for bank loans.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 11 — Intangible Assets, net

			Licenses, Software,
			Know-how, and
			Intellectual
	Total	Goodwill	Property Rights

Balance at January 1, 2005
Cost	251	46	205
Amortization/impairment	(106)	(14)	(92)

Book value	145	32	113
Changes in book value
Acquisitions	8	—	8
Investments	51	—	51
Amortization	(22)	—	(22)
Impairments	(20)	(15)	(5)
Changes in exchange rates	2	2	—

Total changes	19	(13)	32
Balance at December 31, 2005
Cost	290	30	260
Amortization/impairment	(126)	(11)	(115)

Book value	164	19	145
Changes in book value
Acquisitions	2	—	2
Investments	8	—	8
Amortization	(29)	—	(29)
Impairment	—	—	—
Changes in exchange rates	—	—	—

Total changes	(19)	—	(19)
Balance at December 31, 2006
Cost	299	30	269
Amortization/impairment	(154)	(11)	(143)

Book value	145	19	126

The amortization and impairment charges on intangible assets have been recognized on the following line items in the combined statements of income for the years ended December 31:

	2006	2005	2004

Cost of sales	(13)	(9)	(4)
Selling and distribution expenses	(4)	(7)	(4)
Research and development costs	(11)	(6)	(4)
General and administrative expenses	(1)	—	—
Other operating income/(expense)	—	(20)	—

	(29)	(42)	(12)

Impairment tests are performed for all cash generating units containing goodwill at each balance sheet date or whenever there is an indication of impairment. Intangibles with an indefinite useful life are tested annually for impairment. For all other intangible assets, an impairment test is performed whenever an indicator of impairment exists. Impairments of intangible assets of EUR 20 million in

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

2005 mainly relate to Organon’s active pharmaceutical ingredients activities. The estimates of the recoverable amounts were calculated by determining the value in use, using discount rates in the range of 8% to 16% reflecting the risk specific to the assets.

Note 12 — Financial non-current assets

		Deferred	Investments
		Tax	in	Other
	Total	Assets	Associates	Investments

Balance at January 1, 2005	492	366	3	123
Acquisitions/loans granted/investments	35	—	3	32
Divestures/repayments	(25)	—	—	(25)
Amounts recognized as income/(expense)	(11)	(13)	2	—
Fair value adjustments	1	—	—	1
Transfers from Akzo Nobel	8	8	—	—
Changes in exchange rates	12	6	—	6

Balance at December 31, 2005	512	367	8	137
Acquisitions/loans granted/investments	6	—	3	3
Divestures/repayments	(15)	—	—	(15)
Amounts recognized as income/(expense)	(57)	(55)	2	(4)
Fair value adjustments	(1)	—	—	(1)
Transfers from Akzo Nobel	(10)	(13)	—	3
Changes in exchange rates	(23)	(18)	—	(5)

Balance at December 31, 2006	412	281	13	118

Deferred tax assets

Further details on deferred tax assets are provided in Note 13.

Investments in associates

The investments in associates at December 31, 2006 include a loan to an associate of EUR 3 million. Further details on investments in associates are provided in Note 14.

Other investments

Other investments at December 31, 2006 and 2005 include long-term receivables totaling EUR 61 million and EUR 69 million, respectively, and other financial fixed assets totaling EUR 35 million and EUR 42 million, respectively.

The long-term receivables at December 31, 2006 and 2005 include a subordinated loan of EUR 33 million granted by Akzo Nobel to the Akzo Nobel Pension Fund in The Netherlands. This amount represents a reasonable allocation to the OBS Group of the fair value of the loan. Also included is an allocated balance of EUR 8 million and EUR 15 million as of December 31, 2006 and 2005, respectively, for the loan which will be redeemed by retaining future employee pension premiums. These allocations have been made based upon the ratio of the OBS Group’s defined benefit obligations to the total Akzo Nobel Pension Fund defined benefit obligation.

Note 13 — Deferred Tax Assets and Liabilities

In assessing the realizability of the deferred tax assets, management considers whether it is probable that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The amount of the deferred tax assets considered realizable, however, could change in the near term if future estimates of projected taxable income during the carry-forward period are revised.

The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 2006 and 2005 are presented below.

	2006	2005	2006	2005	2006	2005
	Assets	Assets	Liabilities	Liabilities	Net	Net

Intangible assets	26	61	—	—	26	61
Property, plant and equipment	40	47	(32)	(35)	8	12
Inventories	120	114	(22)	(28)	98	86
Trade and other receivables	6	10	(2)	(2)	4	8
Provisions:
— restructuring	1	—	—	—	1	—
— other provisions	86	133	(1)	(5)	85	128
Other items	21	23	—	(9)	21	14
Net operating loss carry-forwards	13	22	—	—	13	22

Deferred tax assets/liabilities	313	410	(57)	(79)	256	331
Offsetting of tax	(32)	(43)	32	43	—	—

Net deferred tax assets/(liabilities)	281	367	(25)	(36)	256	331

Deferred tax assets and liabilities are offset only when there is a legally enforceable right to set off tax assets against tax liabilities and when the deferred tax assets and liabilities relate to the same tax authority.

The movement in deferred tax assets and liabilities during the year is as follows:

	Balance	Changes in			Balance
	January 1,	Exchange	Recognized		December 31,
	2005	Rates	in Income	Other	2005

Intangible assets	34	—	27	—	61
Property, plant and equipment	(7)	1	18	—	12
Inventories	105	—	(19)	—	86
Trade and other receivables	4	—	4	—	8
Provisions:
— restructuring	4	—	(4)		—
— other provisions	133	1	(5)	(1)	128
Other items	26	3	(15)	—	14
Net operating loss carry-forwards	33	1	(12)	—	22

Net deferred tax assets/(liabilities)	332	6	(6)	(1)	331

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

	Balance	Changes in			Balance
	January 1,	Exchange	Recognized		December 31,
	2006	Rates	in Income	Other	2006

Intangible assets	61	(4)	(31)	—	26
Property, plant and equipment	12	(5)	1	—	8
Inventories	86	—	12	—	98
Trade and other receivables	8	—	(4)	—	4
Provisions:
— restructuring	—	—	1	—	1
— other provisions	128	(5)	(37)	(1)	85
Other items	14	(1)	8	—	21
Net operating loss carry-forwards	22	(1)	(8)	—	13

Net deferred tax assets/(liabilities)	331	(16)	(58)	(1)	256

Classification of the deferred tax assets and liabilities in the combined balance sheets, which is determined at fiscal entity level, is as follows:

	2006	2005

Deferred tax assets	281	367
Deferred tax liabilities	(25)	(36)

	256	331

At December 31, 2006, tax losses carried forward amounted to EUR 60 million, of which EUR 14 million (EUR 5 million of deferred tax assets) is not recognized in the combined balance sheets. Of the total tax losses carried forward, no tax losses carried forward will expire within one year and EUR 46 million can be carried forward indefinitely.

At December 31, 2005, tax losses carried forward amounted to EUR 180 million, of which EUR 20 million (EUR 6 million of deferred tax assets) is not recognized in the combined balance sheets. Of the total tax losses carried forward, EUR 1 million will expire within one year and EUR 83 million can be carried forward indefinitely.

Note 14 — Investments in Associates

These combined financial statements include the OBS Group’s ownership in the following investments in associates as of December 31, 2006 and 2005:

	Country of
Legal Entity	Incorporation	Ownership

South Egypt Drug Industries Co. (Sedico)	Egypt	22%
BioConnection B.V.	The Netherlands	41%

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

A summary of financial information for the investments in associates on a 100% basis is provided below:

	2006	2005	2004

Net revenues	51	43	30
Income before taxes	11	9	3
Net income	8	7	3
Share of net income recognized in the combined statements of income	2	2	1
Current assets	47	47
Non-current assets	15	—

Total assets	62	47

Current liabilities	18	6
Non-current liabilities	8	13
Shareholders’ equity	36	28

Total liabilities and equity	62	47

Investments in associates included in the combined balance sheets	13	8

Note 15 — Inventories, net

	2006	2005

Raw materials and supplies	191	291
Semi-finished goods	425	329
Finished products and goods for resale	235	241

	851	861

Of the total carrying amount of inventories at December 31, 2006 and 2005, EUR 1 million and EUR 1 million, respectively, were stated at net realizable value (fair value less cost to sell). In 2006, 2005 and 2004, EUR 22 million, EUR 24 million and EUR 25 million, respectively, were recognized in the combined statements of income for the write-down of inventories to their net realizable values, while EUR 3 million, EUR 6 million and EUR 1 million, respectively, of write-downs were reversed in the period of sale.

Additionally, for the years ended December 31, 2006, 2005 and 2004, the OBS Group recorded an expense in the combined statements of income of EUR 46 million, EUR 46 million and EUR 53 million, respectively, in regard of impairments in relation to obsolete inventories. There are no inventories subject to retention of title clauses.

Note 16 — Income Tax Receivable and Payable

Income tax receivable of EUR 74 million and EUR 62 million at December 31, 2006 and 2005, respectively, represents the amount of income taxes recoverable in respect of current and prior periods. Income tax payable of EUR 133 million and EUR 194 million at December 31, 2006 and 2005, respectively, relates to the amount of taxes payable for current and prior periods to both the tax authorities and Akzo Nobel.

For those OBS Group entities located in countries where they were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction, the current tax payable or receivable of these OBS Group entities represents the income tax amount to be paid to or to be

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

received from the country tax leading holding of Akzo Nobel. For the purpose of these combined financial statements, it is assumed that only the current year is outstanding. As of December 31, 2006 and 2005, income tax receivable from Akzo Nobel entities of EUR 15 million and income tax payable to Akzo Nobel entities of EUR 15 million, respectively, are included in the income tax receivable and income tax payable in the combined balance sheets.

Income tax receivable and payable have been offset in cases where there is a legally enforceable right to set off current tax asset against current tax liability and when the intention exists to settle on a net basis or to realize the receivable and payable simultaneously.

Note 17 — Trade and Other Receivables, net

	2006	2005

Trade receivables	589	611
Prepaid expenses	33	29
Other receivables	113	126

	735	766

Trade receivables are shown net of impairment losses of EUR 15 million and EUR 15 million at December 31, 2006 and 2005, respectively. In the year ended December 31, 2006, 2005 and 2004, the OBS Group recorded net additions and reversals of impairment losses of EUR 2 million, EUR 2 million and EUR 3 million in the combined statements of income, respectively.

Note 18 — Cash and Cash Equivalents

	2006	2005

Short-term investments	164	12
Cash on hand and in banks	75	47

	239	59

Short-term investments almost entirely consist of cash loans, time deposits, marketable private borrowings, and marketable securities immediately convertible into cash.

At December 31, 2006 and 2005, the entire amount of cash and cash equivalents was freely available.

Note 19 — Invested Equity

The invested equity balance in the combined financial statements of the OBS Group constitutes Akzo Nobel’s investment in the OBS Group and represents the excess of total assets over total liabilities. Invested equity includes the effects of carve-out allocations from Akzo Nobel and the funding of the OBS Group activities through the in-house banking, cash pooling loans from and to related parties with Akzo Nobel, and the OBS Group’s cumulative net income, including income directly recognized in equity. As a consequence, invested equity does not constitute any contract that evidences a residual interest in the assets after deducting liabilities.

Cumulative translation reserves

The cumulative translation reserves comprise all foreign currency differences arising from the translation of the OBS Group’s financial statements of net investments in foreign subsidiaries.

Assets and liabilities of foreign subsidiaries are translated into euros at exchange rates on the balance sheet date. Revenues and expenses are translated into euros at rates approximating the

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

foreign exchange rates ruling at the dates of the transactions. Exchange differences resulting from translation into euros of shareholders’ equities and of intercompany loans of a permanent nature with respect to subsidiaries outside the euro region are recorded within invested equity. Upon disposal or liquidation of a foreign entity, these cumulative translation adjustments are recognized as income or expense.

A description of the amounts recorded in invested equity is as follows:

Share-based payment costs funded by Akzo Nobel

The share-based payment costs funded by Akzo Nobel represents share-based payment expenses, allocated to the OBS Group, based on the actual OBS employees participating in the Akzo Nobel share plans. See Note 20.

Interest expense funded by Akzo Nobel

The interest expense funded by Akzo Nobel represents interest charges allocated to the OBS Group based on average levels of funding provided to the OBS Group by Akzo Nobel. See Note 3 and 7.

Corporate overhead costs funded by Akzo Nobel

The corporate overhead costs funded by Akzo Nobel represent an allocation of charges to the OBS Group incurred by Akzo Nobel for various corporate administrative costs, on behalf of the business units of the OBS Group. See Note 3.

Insurance expense funded by Akzo Nobel

The insurance expense funded by Akzo Nobel represents insurance expenses incurred by Akzo Nobel on behalf of the OBS Group that have been allocated to the OBS Group. See Note 3.

Tax transfers from/(to) Akzo Nobel

The tax transfers from/(to) Akzo Nobel represent intercompany tax payments, receipts and settlements, from and to the OBS Group and the Akzo Nobel tax leading holding companies.

Employee benefits and other non-cash transfers

These amounts primarily represent allocations of employee benefit related assets and liabilities in regard to pension plans accounted for by Akzo Nobel on behalf of the OBS Group.

Cash transfers from/(to) Akzo Nobel

The cash transfers from/(to) Akzo Nobel consist of group contributions from or to Akzo Nobel, capital contributions funded by Akzo Nobel, the net movement of funding by Akzo Nobel and intra group movements. As of December 31, 2006 and 2005, invested equity includes EUR 1,049 million and EUR 899 million, respectively, of funding by Akzo Nobel, which does not have the characteristics of debt. Also, as of December 31, 2006 and 2005, invested equity includes EUR 289 million and EUR 28 million, respectively, of net loans due from and due to related parties, respectively.

Note 20 — Share-Based Payments

Akzo Nobel sponsors the following stock options plans and share plans in which certain employees of the OBS Group participate. As the share-based payment plans are Akzo Nobel plans, amounts have been recognized through invested equity.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Stock Option Plans

Akzo Nobel grants options to all members of the Board of Management, Senior Vice Presidents and Executives. Stock options granted cliff-vest and are exercisable after three years. The options granted to Senior Vice Presidents and Executives expire after five years and options granted from 2002 onwards expire after seven years. Options granted to members of the Board of Management from 2000 expire after ten years and options granted from 2003 onwards expire after seven years. All outstanding options issued from 1999 cannot be exercised during the first three years. One option entitles the holder thereof to buy one Akzo Nobel N.V. common share or one American Depository Share (“ADS”). The exercise price is the Euronext Amsterdam opening price on the first day that the Akzo Nobel share is quoted ex dividend or the opening price for an ADS on NASDAQ/NMS on the first day that the Akzo Nobel ADS is quoted ex dividend. Also, for the options granted since 2005, certain economic value added performance criteria are included in the vesting conditions. Through June 30, 2005, the option holder could also request that the option be cash settled.

Since 2005, Akzo Nobel grants performance related stock options to Executives. Under this plan, Executives are granted a conditional number of options, under shareholder approval, whose vesting is conditional on the achievement of financial performance targets, expressed as Economic Value Added on Invested Capital (“EOI”). The percentage of granted, contingent options that vest depends on Akzo Nobel’s average EOI over a three-year period. One option entitles the holder thereof to buy one Akzo Nobel N.V. common share or one ADS. The option holder can also request that the option be cash settled.

These option plans could be cash settled through July 1, 2005, and were modified as of this date to be share settled. The fair value of employee service received in return for share options granted are measured by reference to the fair value of share options granted. Until July 1, 2005, the OBS Group recognized at each balance sheet the fair value of the options outstanding per that date, taking into account the passage of time of the three-year vesting period. The change in this fair value was recognized in income. Compensation expense of EUR 2 million has been recognized under these plans for each of the years ended December 31, 2006, 2005 and 2004.

Employee Share Plan

In 2001, Akzo Nobel introduced the Akzo Nobel Employee Share Plan, whereby Akzo Nobel N.V. common shares are granted to the employees each year. Generally, these shares vest if the employee has remained in Akzo Nobel’s service for a period of three years. In November 2003, the Board of Management of Akzo Nobel decided to accelerate the settlement of this plan whereby the granted shares vested at May 1, 2004. Instead of issuing shares to employees, Akzo Nobel settled its liability with the OBS Group employees by making an approximate EUR 4 million cash payment during the year ended December 31, 2004. Additionally, the Board of Management of Akzo Nobel concurrently terminated this plan during May 2004.

The OBS Group has recognized compensation expense of EUR 2 million under this plan for the year ended December 31, 2004.

Performance Share Plan (Executives and Board of Management)

In 2004, Akzo Nobel introduced a conditional performance stock option plan for the Board of Management and on January 1, 2005 for Executives. Under this plan, members of the Board of Management and Executives were granted a conditional number of shares. The vesting of the shares is conditional on the achievement of performance targets, expressed as Total Shareholder Return

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

(“TSR”) of Akzo Nobel, relative to the TSR of a group of competitors during the relative performance period. The percentage of granted, contingent shares that vest depends on Akzo Nobel’s TSR, relative to those of competitors, achieved during the three-year vesting period. The awards will be satisfied by the delivery of Akzo Nobel N.V. shares, or in exceptional cases, by means of a cash payment.

Due to the performance criteria of the share plan, the OBS Group bases compensation expense on the best available estimate of the number of shares that are expected to vest and revises that estimate, if necessary, if subsequent information indicates that actual forfeitures are likely to differ from initial estimates. Management expects the conditional shares granted to vest based on available information. Expense of EUR 3 million, EUR 1 million and EUR 0.1 million has been recognized during the years ended December 31, 2006, 2005 and 2004, respectively.

The following is a summary of activity pertaining to the OBS Group employees that participated in the various Akzo Nobel stock option and share plans:

		Weighted Average	American	Weighted Average
	Common	Exercise Price	Depositary	Exercise Price
Outstanding	Shares	in EUR	Shares	in USD

Balance at January 1, 2004	1,207,600	39.80	112,090	31.27
Options granted	220,080	31.45	66,400	37.28
Options forfeited	(225,339)	40.15	(12,870)	26.89

Balance at December 31, 2004	1,202,341	38.21	165,620	34.02
Options granted	257,523	31.98	—	—
Options forfeited	(242,785)	43.27	(7,600)	31.60

Balance at December 31, 2005	1,217,079	35.88	158,020	34.14
Options granted	231,270	46.46	—	—
Options exercised	(236,640)	35.31	(59,880)	33.17
Options forfeited	(112,050)	44.91	(9,060)	37.14

Balance at December 31, 2006	1,099,659	37.31	89,080	34.49

The following is a summary of activity pertaining to the OBS Group Executives and Board of Management that participated in the Akzo Nobel performance share plan:

Performance
Share Plan
(Executives and Board
Outstanding	of Management)

Balance at January 1, 2004	—
Granted	22,000

Balance at December 31, 2004	22,000
Granted	382,202
Forfeited	(5,963)
Accreted dividend	15,402

Balance at December 31, 2005	413,641
Granted	266,635
Forfeited	(14,363)
Accreted dividend	30,989

Balance at December 31, 2006	696,902

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Fair value and assumptions used

The expected value of performance stock options for the Board of Management and Executives is based on a binomial lattice option pricing model, using certain assumptions. These assumptions were used for these calculations only, and do not necessarily represent an indication of management’s expectations of future developments. In addition, option valuation models require the input of highly subjective assumptions, including expected share price volatility. The OBS Group’s employee stock options have characteristics significantly different from those of traded options and changes in the subjective assumptions used for the calculation can materially affect the fair value estimate.

The fair value and the assumptions used for the options granted were as follows:

	Common Shares,			American Depository
	in EUR			Shares, in USD
	2006	2005	2004	2004

Fair value at measurement date	9.97	7.45	7.94	8.48
Share price at measurement date	46.46	31.98	31.45	37.25
Exercise price	46.46	31.98	31.45	37.25
Expected share price volatility (%)	24.8	33.4	35.2	32.7
Expected option life (years)	5	5	5	5
Expected dividend yield (%)	2.74	4.4	4.1	4.1
Risk free interest rate (%)	3.92	3.25	3.2	2.8

The expected volatility is based on the historic volatility (calculated based on the weighted average remaining life of the share options), adjusted for any expected changes to future volatility due to publicly available information. Share options are granted under a service condition and a non-market performance condition. Such conditions are not taken into account in the grant date fair value measurement. There are no market conditions associated with the share option grants.

The grant date fair value of the performance shares is amortized as an expense over the three-year vesting period. The fair value at grant date is based on the Monte Carlo simulation model taking market conditions into account. The value was calculated by external actuaries and amounted to EUR 16.80 for the performance shares conditionally granted in 2006, EUR 12.67 for the 2005 performance shares, and EUR 10.84 for the 2004 performance shares.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 21 — Provisions

		Pensions and
		Other
		Postretirement	Restructuring of
	Total	Benefits	Activities	Other

Balance at January 1, 2005	536	417	8	111
Additions made during the year	49	11	7	31
Utilization	(261)	(152)	(10)	(99)
Amounts reversed during the year	(5)	—	(1)	(4)
Transfers from Akzo Nobel	12	12	—	—
Unwind of discount	1	—	—	1
Changes in exchange rates	22	16	1	5

Balance at December 31, 2005	354	304	5	45
Additions made during the year	48	13	11	24
Utilization	(91)	(63)	(9)	(19)
Amounts reversed during the year	(6)	—	(1)	(5)
Transfers from Akzo Nobel	18	18	—	—
Changes in exchange rates	(11)	(9)	—	(2)

Balance at December 31, 2006	312	263	6	43

The above movement schedule includes the current portion of the provisions, which at December 31, 2006 and 2005 amounted to EUR 45 million and EUR 29 million, respectively.

Provisions for pensions and other postretirement benefits

The majority of the OBS Group’s employees participate in Akzo Nobel defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans, which provide benefits to employees and former employees of both the OBS Group and other Akzo Nobel businesses. In these plans, the assets and liabilities that relate to employees (and former employees) of the OBS Group are combined with those related to employees (and former employees) of other Akzo Nobel businesses.

The OBS Group has obtained information about each of these Akzo Nobel plans measured in accordance with IAS 19 on the basis of assumptions that apply to each of the plans as a whole, and used a reasonable allocation method to determine the OBS Group’s portion of each plan’s assets, liabilities and benefit costs under IAS 19. For each of these plans, the defined benefit obligation (at each balance sheet date), and the service cost, contributions, benefit payments, and impact of special events (in each accounting period), relating to the OBS Group, have been determined using approximate actuarial techniques which take into account the membership profile of OBS Group participants compared to the membership profile for participants in the plan as a whole. Plan assets at each balance sheet date have generally been split in the same proportion as the defined benefit obligation.

Management believes that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the actual separation of these pension plans in the future.

Furthermore, some OBS Group employees participate in stand-alone OBS Group pension and other postretirement benefit plans. The related expenses, assets and liabilities for these plans are accounted for in the OBS Group businesses in accordance with IAS 19.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The defined benefit pension plans in which the OBS Group’s employees participate generally provide benefits based on years of service and employees’ compensation. The funding policies for the plans are consistent with local requirements in the countries of establishment. Obligations under the plans are systematically provided for by depositing funds with trustees or separate foundations, under insurance policies, or by balance sheet provisions. Plan assets principally consist of long-term interest-earning investments, quoted equity securities, and real estate.

A number of OBS Group’s current and former employees participate in Akzo Nobel postretirement healthcare and life assurance plans. The OBS Group has accrued for the expected costs of providing such postretirement benefits during the years that the employee rendered the necessary services.

Valuations of the obligations under the pension and other postretirement benefit plans are carried out by independent actuaries. The discount rates applied are based on yields available on high quality corporate bonds that have currencies and terms consistent with the currencies and estimated terms of the OBS Group’s obligations.

During 2006, Akzo Nobel closed their US and Canadian defined benefit pension plans in which OBS Group employees and former employees participate to further accrual and implemented defined contribution plans for future benefit provision. During 2006, Akzo Nobel also altered the qualification requirements and changed the existing level of benefits in its US postretirement welfare plan in which OBS Group employees and former employees participate. Due to these changes, the OBS Group’s provision for pensions and other postretirement benefits decreased by EUR 29 million, which was recorded in the combined statements of income during the year ended December 31, 2006.

During 2005, Akzo Nobel reached agreement with the unions to a change to its pension arrangements in The Netherlands in which OBS Group employees and former employees participate. With effect from December 31, 2005, the pension plan changed from a defined benefit plan to a defined contribution plan and certain changes were made to the pre-retirement plan. In connection with these changes during 2005 Akzo Nobel paid a one-time nonrefundable contribution of EUR 151 million, prepaid EUR 50 million in July 2005 of loans which are to be repaid by retaining employee pension premiums, and granted a EUR 100 million subordinated loan in September 2005 that had a fair value of EUR 87 million. A proportion of these amounts has been allocated to the OBS Group using the same method used to allocate the rest of the plan’s assets. Management believes that this allocation method is reasonable. These changes resulted in a combined curtailment and settlement of defined benefit obligations for the OBS Group of EUR 1,086 million and a settlement of plan assets of EUR 1,059 million, and of the recognition of previously unrecognized gains and prior service costs totalling EUR 32 million. In total, the net effect of the change to The Netherlands pension arrangements was a pre-tax gain of EUR 59 million, which has been recorded in the combined statements of income in 2005.

Effective December 31, 2005, due to changes in the national healthcare system in The Netherlands, the OBS Group also terminated its postretirement healthcare plan in that country, except for a gradually declining transition arrangement until June 30, 2009. This change resulted in a curtailment of defined benefit obligations of the OBS Group of EUR 29 million, and the recognition of previously unrecognized gains and prior service costs totalling EUR 4 million. In total, the net effect of the termination was a pre-tax gain on the termination of EUR 33 million, which has been recorded in the combined statements of income.

At December 31, 2006 and 2005, the principal defined benefit pension plans covered approximately 24% and 51% of the OBS Group’s employees, respectively.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Below, a table is provided with a summary of the changes in the pension and the other postretirement benefit obligations and plan assets for 2006 and 2005.

	Pensions		Other Postretirement Benefits
Asset/(liability)	2006	2005	2006	2005

Defined benefit obligation (DBO)
Balance at beginning of year	(644)	(1,513)	(87)	(89)
Acquisitions/divestments	—	—	—	—
Settlements/curtailments	13	1,086	16	29
Service costs	(31)	(99)	(5)	(7)
Contribution by employees	(2)	(10)	—	—
Interest costs	(26)	(61)	(4)	(5)
Other	—	2	—	—
Plan amendments	—	—	9	—
Benefits paid	33	46	6	2
Actuarial gains and losses	14	(74)	10	(7)
Changes in exchange rates	13	(21)	7	(10)

Balance at end of year	(630)	(644)	(48)	(87)
Plan assets
Balance at beginning of year	362	1,162	—	—
Acquisitions/divestments		—	—	—
Settlements	(1)	(1,059)	—	—
Contribution by employer	46	123	4	1
Contribution by employees	2	10	—	—
Benefits paid	(33)	(46)	(6)	—
Actual return on plan assets	34	152	2	(1)
Other	—	5	—	—
Changes in exchange rates	(12)	15	—	—

Balance at end of year	398	362	—	—

Funded status	(232)	(282)	(48)	(87)
Unrecognized net loss/(gain)	32	60	—	16
Unrecognized prior service costs	—	—	(6)	—
Medicare receivable	—	—	(9)	(11)

Net balance provisions	(200)	(222)	(63)	(82)

The pension defined benefit obligation breaks down as follows:

	2006	2005

Wholly or partly funded plans	553	564
Unfunded plans	77	80

	630	644

The difference between the actual and the expected return on plan assets was a gain of EUR 11 million in 2006 and EUR 80 million in 2005.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

In the United States, the Medicare Prescription Drug Improvement and Modernization Act of 2003 introduced prescription drug benefits for retirees as well as a federal subsidy to sponsors of postretirement healthcare plans, which both began at January 1, 2006. This reimbursement right has been recognized as an asset under other financial non-current assets, in the combined balance sheets measured at fair value. At December 31, 2006 and 2005, this value was EUR 9 million and EUR 12 million, respectively.

The net periodic pension costs for the defined benefit pension plans were as follows:

	Pensions			Other Postretirement Benefits
Charge/(income)	2006	2005	2004	2006	2005	2004

Service costs for benefits earned	31	99	101	5	7	7
Interest costs on DBO	26	61	66	4	5	5
Expected return on plan assets	(23)	(72)	(67)	—	—	—
Amortization of unrecognized losses	1	3	3	(2)	—	—
Settlements/curtailments	(12)	(59)	—	(17)	(33)	—

	23	32	103	(10)	(21)	12

The weighted average assumptions underlying the computations were:

	Pensions			Other Postretirement Benefits
Percentage	2006	2005	2004	2006	2005	2004

Pension benefit obligation December 31
— discount rate	4.8	4.5	4.7	5.7	5.4	5.4
— rate of compensation increase	4.3	4.0	3.1	5.0	4.9	4.2
Net periodic pension costs
— discount rate	4.5	4.7	5.3	5.4	5.4	5.9
— rate on compensation increase	4.0	3.0	3.1	4.9	4.2	4.1
— expected return on plan assets	6.5	6.7	6.7

The calculation of the weighted average discount rate as of December 31, 2006 and 2005 excludes the pension plan of the Netherlands. The assumptions for the expected return on plan assets were based on a review of the historical returns of the asset classes in which the assets of the pension plans are invested. The historical returns on these asset classes were weighted based on the expected long-term allocation of the assets of the pension plans.

Akzo Nobel’s primary objective with regard to the investment of pension plan assets is to ensure that in each individual scheme sufficient funds are available to satisfy future benefit obligations. For this purpose, asset and liability management (ALM) studies are made periodically for each pension fund. An appropriate asset mix is determined on the basis of the outcome of these ALM studies, taking into account the local rules and regulations.

Pension plan assets principally consist of long-term interest-earning investments, quoted equity securities, and real estate. At December 31, 2006 and 2005, plan assets did not include financial instruments issued by the OBS Group, nor any property occupied or other assets used by it. The

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

weighted average pension plan asset allocation at December 31, 2006 and 2005, and the target allocation for 2007 for the pension plans by asset category are as follows:

		Actual
	Target	Allocation at
	Allocation	December 31,
Percentage	2007	2006	2005

Equity securities	55-61	57	61
Long-term interest earning investments	32-38	32	31
Real estate	1-4	1	2
Other	0-6	10	6

Total		100	100

Weighted average assumptions for other postretirement benefits were as follows:

Percentage	2006	2005	2004

Assumed healthcare cost trend rates at December 31:
— healthcare cost trend assumed for next year	11	9	6
— rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5	5	4
— year that the rate reached the ultimate trend rate	2013	2009	2009

In line with agreements in place until December 31, 2005, allowances under the healthcare plan in the Netherlands are assumed not to increase in the future.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one percentage point change in assumed healthcare cost trend rates would have the following effects:

	1 Percentage	1 Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost	—	—
Effect on postretirement benefit obligation	1	(2)

Cash flows

The OBS Group expects to contribute EUR 29 million to its defined benefit pension plans in 2007.

The following benefit payments, which take into account the effect of future service, are expected to be paid:

		Other
		Postretirement
	Pensions	Benefits

2007	29	3
2008	36	3
2009	32	3
2010	34	3
2011	37	3
2012-2016	174	20

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The remaining plans primarily represent defined contribution pension plans. Expenses for these plans totaled EUR 102 million in 2006 and EUR 3 million in 2005.

Provisions for restructuring of activities

Provisions for restructuring of activities comprise accruals for certain employee benefits and for costs that are directly associated with plans to exit specific activities and closing down of facilities. For all restructurings a detailed formal plan exists, and the implementation of the plan has started or the plan has been announced. Most restructuring activities relate to relatively smaller restructurings, and are expected to be completed within two years from the balance sheet date. However, for certain plans payments of termination benefits to former employees may take several years longer.

Other provisions

Other provisions relate to a great variety of risks and commitments, including provisions for other long-term employee benefits like long-service leave and jubilee payments, provisions for environmental costs, provision for returns, allowances and legal claims. At December 31, 2006 and 2005, the OBS Group has recorded a provision of EUR 11 million, for returns and allowances. For details on environmental exposures, see Note 27.

The majority of the cash outflows related to other provisions are expected to be within 1 to 5 years. In calculating the other provisions a discount rate of 5%, on average, has been used.

Note 22 — Deferred Income

In December 2003, the OBS Group received an initial payment of EUR 88 million from Pfizer for the co-development and co-marketing agreement for asenapine. Such payments are to be reported as deferred income and to be recognized as revenue in subsequent years. For this payment, recognition is based on the estimated co-development costs expected to be incurred over the estimated co-development period, which will be from 2004 to May 2007.

	2006	2005

Non-current deferred income	—	7
Current deferred income	10	31

	10	38

Note 23 — Borrowings (Non-current)

	2006	2005

Debt to credit institutions	6	13
Other borrowings	39	46

	45	59

During 2006 and 2005, the weighted average effective interest rate was 5.9% and 4.4%, respectively.

Aggregate maturities of non-current borrowings at December 31, 2006 are as follows:

	2007-2011	After 2011

Debt to credit institutions	1	5
Other borrowings	36	3

	37	8

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

At December 31, 2006 and 2005, none of the borrowings were secured by means of mortgages, etc.

Finance lease liabilities are included under other borrowings. The amounts payable in respect of these finance lease liabilities at December 31, 2006 are due as follows:

	Minimum Lease
	Payments	Interest	Principal

Next year	6	1	5
Between 1 and 5 years	10	—	10
More than 5 years	—	—	—

	16	1	15

Note 24 — Borrowings (Current)

	2006	2005

Debt to credit institutions	75	90
Current portion of borrowings	37	34

	112	124

Note 25 — Trade and Other Payables

	2006	2005

Suppliers	183	178
Prepayments by customers	11	17
Taxes and social security contributions	51	47
Amounts payable to employees	160	137
Bonuses and discounts to customers	62	44
Other accrued expenses	30	30
Fair value derivatives	—	1
Other liabilities	114	99

Total trade and other payables	611	553

Note 26 — Financial Instruments

Foreign exchange risk management

The OBS Group enters into forward exchange contracts with Akzo Nobel to hedge the transaction risk on sales, purchases, and financing transactions denominated in currencies other than the functional currency of the subsidiary concerned. The purpose of these foreign currency hedging activities is to protect the OBS Group from the risk that the eventual functional currency net cash flows resulting from committed trade or financing transactions are adversely affected by changes in exchange rates. Most forward exchange contracts outstanding at year-end have a maturity of less than one year. Where necessary, the forward exchange contracts are rolled over at maturity. The OBS Group does not use financial instruments to hedge the translation risk related to equity, intercompany loans of a permanent nature, and earnings of foreign subsidiaries. Currency derivatives are not used for speculative purposes.

At December 31, 2006 and 2005, the notional value of outstanding contracts to buy currencies totaled EUR 21 million and EUR 43 million, respectively, while contracts to sell currencies totaled EUR 57 million and EUR 43 million, respectively. These contracts mainly relate to the US dollar,

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Australian dollar, Swiss franc, Swedish kronor, Norwegian kronor, Polish zloty, pounds sterling, and Japanese yen, all having maturities within one year.

Interest risk management

The subordinated loan to the Akzo Nobel Pension Fund is sensitive to changes in interest rates. The OBS Group’s share of the face value of the loan is EUR 36 million and the expected maturity is subsequent to 2010 with an average interest rate of 3.5%. The OBS Group’s share of the carrying value of the loan and estimated fair value is EUR 33 million with an effective interest rate of 5.1%.

Credit risk

The OBS Group has a credit risk management policy in place. The exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit. Generally the OBS Group does not require collateral in respect of financial assets.

Investments in cash and cash equivalents are entered into with counterparties which have a high credit rating and limits per counterparty have been set. Transactions involving derivative financial instruments are with counterparties with sound credit ratings and with whom the OBS Group has contractual netting agreements. The OBS Group has no reason to expect nonperformance by the counterparties to these agreements.

Due to the geographical spread of the OBS Group and the diversity of its customers, at balance sheet date the OBS Group was not subject to any significant concentration of credit risks. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the combined balance sheets.

Sensitivity analysis

By managing currency risks, the OBS Group aims to reduce the impact of short-term fluctuations on the OBS Group’s earnings. Over the longer-term, however, permanent changes in foreign exchange and interest rates would have an impact on combined earnings.

At December 31, 2006, the decrease in the OBS Group’s profit before tax as a result of a general increase of one percentage point in interest rates would be negligible. Cash and cash equivalent and current borrowings have been included in this assessment.

Fair value of financial instruments

The estimated fair values at December 31, 2006 of non-current borrowings and the subordinated loan to the Akzo Nobel Pension Fund approximate their carrying values. The fair value of the OBS Group’s non-current borrowings was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the OBS Group for debt with similar maturities.

The fair value of forward exchange contracts is determined using quoted forward exchange rates at the balance sheet date. At December 31, 2006 and 2005 the OBS Group’s forward exchange contracts were recognized at fair value. The OBS Group implemented IAS 32 and IAS 39 from January 1, 2005. The effect for the year ended December 31, 2004 of not applying IAS 32 and IAS 39 was not material. After implementing IAS 32 and IAS 39 from January 1, 2005, forward exchange contracts are carried at fair value.

The carrying amounts of cash and cash equivalents, receivables, current borrowings, and other current liabilities approximate fair value due to the short maturity period of those instruments.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 27 — Contingent Liabilities and Commitments

Environmental matters

The OBS Group is confronted with costs arising out of environmental laws and regulations, which include obligations to eliminate or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. Proceedings involving environmental matters, such as the alleged discharge of chemicals or waste materials into the air, water, or soil, are pending against the OBS Group in various countries.

It is the OBS Group’s policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has been incurred and an amount is reasonably estimable. These accruals are reviewed periodically and adjusted, if necessary, as assessments and cleanups proceed and additional information becomes available. Environmental liabilities can change substantially due to the emergence of additional information on the nature or extent of the contamination, the necessity of employing particular methods of remediation, actions by governmental agencies or private parties, or other factors of a similar nature. Cash expenditures often lag behind the period in which an accrual is recorded by a number of years.

The provisions for environmental costs accounted for in accordance with the aforesaid policies aggregated nil and EUR 2 million at December 31, 2006 and 2005, respectively. The provision has been discounted using an average discount rate of 5.25% and 5.0% for 2006 and 2005, respectively.

The OBS Group has certain asset retirement obligations for which the timing of settlement is conditional upon the closure of the related operating facility. At this time, there are no specific plans for the closure of these related facilities, and the OBS Group currently intends to make improvements to the assets as necessary that would extend their lives indefinitely. Furthermore, the settlement dates have not been specified by law, regulation or contract. As a result, the OBS Group is unable to estimate the fair value of the liability. If a closure plan for any of these facilities is initiated in the future, the settlement dates will become determinable, an estimate of the fair value will be made, and an asset retirement obligation will be recorded.

While it is not feasible to predict the outcome of all pending environmental exposures, it is reasonably possible that there will be a need for future provisions for environmental costs which, in Management’s opinion, based on information currently available, would not have a material effect on the OBS Group’s financial position and liquidity but could be material to the OBS Group’s results of operations in any one accounting period.

Antitrust

In 1999, the Brazilian Consumer Authority commenced action against Hoechst Roussel Vet, a veterinary company acquired by Intervet in 1999. The Brazilian Consumer Authority demanded the OBS Group to justify the prices charged for FMD vaccines, asserting that such prices were abusive. On February 1, 2001, the Secretariat for Economic Monitoring issued a technical opinion recommending the dismissal of the proceeding, because there was no proof of the alleged conduct. An economic survey justifying the pricing and documentation was provided by Intervet to the Ministry of Justice in May 2005. However, no final report and opinion has been published at this time. The maximum fine the Brazilian Consumer Authority could impose on Intervet is 30% of the total gross revenue of the Brazilian subsidiary in the year before the alleged infraction, which would amount to less than EUR 10 million.

Also in 1999, the Brazilian Antitrust Authority commenced an investigation into Organon’s Brazilian subsidiary and 20 other pharmaceutical companies to investigate alleged collusion on their

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

part against generic manufacturers of pharmaceutical products in Brazil. A final administrative decision was issued in October 2005, and each pharmaceutical company, including our subsidiary, was convicted and fined an amount equal to 1% of total gross revenue (free from tax) in the year before the infraction. This amount has not yet been established, however, the OBS Group has made a provision in the amount of approximately EUR 0.8 million.

Litigation

During the years ended December 31, 2005 and 2004, the OBS Group paid EUR 64 million and EUR 87 million, respectively, to settle claims with respect to antitrust cases relating to the Company’s Remeron® product. These amounts were accrued prior to 2004.

In December 2005, the OBS Group reached a settlement agreement with Duramed/Barr on its infringement of the OBS Group’s rights to the Mircette® patent. Duramed/Barr paid the OBS Group EUR 109 million during the year ended December 31, 2005, for the transfer of the marketing rights to Mircette® and for damages connected to the OBS Group’s claim. The OBS Group recognized EUR 70 million of these proceeds during the year ended December 31, 2005.

During 2005, the State of Alabama, the State of Mississippi, and 41 counties (now 42 counties) and New York City within the State of New York, separately brought claims against up to approximately 80 pharmaceutical manufacturers, including Organon Pharmaceuticals USA Inc., the predecessor of our United States subsidiary Organon Pharmaceuticals U.S.A Inc. LLC and Organon USA, Inc., alleging pricing fraud and, in the case of the State of Mississippi, conspiracy to commit such fraud, in violation of state, federal, and/or common law. The plaintiffs claim that the defendants committed fraud and were unjustly enriched by intentionally setting false and inflated average wholesale prices for their pharmaceutical products, which is the basis for Medicaid reimbursement. The plaintiffs further allege that such products were then marketed to pharmacists, physicians and/or pharmacy chain stores in such a way as to capitalize on the difference between the amount reimbursed by Medicaid for dispensing the products and the actual acquisition cost for the products. The allegations against our subsidiary have been pled with limited specificity and, although Remeron® sales are specifically mentioned in most complaints, in all cases except in Alabama, the allegations may extend to other products also. The complaints seek injunctive relief as well as actual, statutory, treble and punitive damages and, in some cases, disgorgements.

All but four of the New York county cases have been consolidated in the US District Court for the District of Massachusetts. Three of the remaining New York cases have been removed to federal district courts in New York and transfer to the US District Court for the District of Massachusetts pending a decision by the Judicial Panel on Multidistrict Litigation. A motion to dismiss the cases in the US District Court for the District of Massachusetts was partially granted in April 2007. Thereafter, plaintiffs have filed a First Amended Consolidated Complaint, in response to which defendants, including our subsidiaries, have filed a joint motion to dismiss. A decision on this motion is expected in the second half of 2007. A motion to dismiss the Erie County case (one of the cases pending transfer to the US District Court for the District of Massachusetts) was partially granted in September 2006. The Mississippi case has been dismissed. The proceedings in the State of Alabama are at an early stage, with discovery having commenced on April 13, 2005. The OBS Group does not believe to have been engaged in any improper conduct and are vigorously defending these matters.

Certain wholly owned operating subsidiaries of Organon and Intervet were named in the final report of the Independent Inquiry Committee into the United Nations’ Oil for Food Program for humanitarian support to Iraq. The report states that these entities made some improper payments in connection with four contracts (with a total value of USD 3.4 million) with the Iraqi Government to

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

provide pharmaceuticals and vaccines. Akzo Nobel has been conducting an internal review of this matter and has voluntarily reported on that review to the US Securities and Exchange Commission and to the US Department of Justice. The Dutch FIOD/ECD also conducted an investigation into Organon’s involvement in this matter; these investigations have been concluded in May 2007. The OBS Group is currently discussing a possible settlement with these authorities. While neither of the said authorities have taken any action against Akzo Nobel or its subsidiaries, this matter could expose Akzo Nobel and/or its subsidiaries to regulatory and/or criminal charges and sanctions.

In January 2006, Akzo Nobel Nederland B.V. and the Akzo Nobel Pension Fund in The Netherlands received a summons from the Association of Retired Akzo Nobel Employees (Vereniging van Gepensioneerden Akzo Nobel) with regard to the changed financing of Akzo Nobel’s Dutch pension plan (relating to the change from a defined benefit plan to a defined contribution plan), as a consequence of which an alleged unconditional right to indexation became conditional. If the claim were to succeed, then, pursuant to the separation agreement, the OBS Group would be responsible to reimburse Akzo Nobel or any other member of its group for all losses actually incurred in connection therewith to the extent relating to any former employees that, at the time of ceasing their employment with the Akzo Nobel Group, worked primarily in any current or former human healthcare or animal healthcare activities of the Akzo Nobel Group. The claim was recently dismissed by the Court of First Instance. An appeal can be filed within three months after the court’s judgment, which period expires in April 2007.

In July 2006, drug wholesaler RxUSA brought claims against 16 pharmaceutical manufacturers, including the OBS Group, as well as against five drug wholesalers, the Healthcare Management Distribution Association and certain individuals, alleging joint and several liability for, amongst other things, monopolization of the wholesale pharmaceutical market in violation of state and federal antitrust laws. The plaintiff claims that defendants willfully acquired and sought to maintain a monopoly and exclude competition by “secondary wholesalers”. The plaintiff further alleges that the 16 pharmaceutical manufacturers and other wholesale dealers wrongfully and illegally refused to deal directly with RxUSA, making it impossible for it to acquire products for sale. RxUSA is seeking injunctive relief, attorneys’ fees and treble damages. The proceedings are at an early stage. The OBS Group has filed motions to dismiss these claims and intend to contest them vigorously.

During 2006, the OBS Group lost key elements of patent protection for Livial® in the United Kingdom. Key protective claims under our chemical purity, crystalline purity and particle size patents have recently been revoked by U.K. courts. The OBS Group has decided to appeal the revocation of the crystalline purity patent, but not to appeal the decision regarding the chemical purity patent. Permission to appeal the decision regarding the particle size patent has been denied by the court in London. The OBS Group’s chemical purity patent has been revoked by the European Patent Office. The OBS Group has appealed the decision to revoke this patent, and this appeal has had a suspensive effect on revocation. The OBS Group’s particle size patent has also been challenged before the European Patent Office.

A number of the OBS Group subsidiaries are the subject of litigation or product liability claims arising out of the normal conduct of their business, as a result of which claims could be made against them which, in whole or in part, might not be covered by insurance. Provisions are established for the gross amount of any probable claim that can be reasonably estimated. Insurance receivables are recorded only in respect of amounts that are virtually certain to be recovered.

There are various remaining product liability claims pending against the OBS Group in various European countries, Brazil, Mexico and Australia by, in most cases, women claiming to have conceived while allegedly using the OBS Group’s contraceptive Implanon®. Other claims relate to

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

problems in connection with the insertion or removal of Implanon® or to changes in bleeding patterns. Often, the physician who inserted the product is named as a co-defendant. Although these cases have all been brought by individual women, only in The Netherlands the competent court has decided to consolidate the cases. On June 15, 2005, a court in ’s-Hertogenbosch in The Netherlands issued a preliminary judgment to the effect that, pending allocation of responsibility between physicians and Organon, damages should be paid to women who unintentionally became pregnant while using Implanon®. The OBS Group appealed this decision in September 2005. Oral pleadings were presented for the court of appeal on May 14, 2007. A judgment is expected on August 28, 2007. No final judgments have been rendered. Any damages for which the OBS Group may be held liable in connection with these cases are expected to be covered by product liability insurance.

In 1999, an ex-freelance collaborator of Diosynth B.V./Moeders voor Moeders, commenced legal action with respect to alleged entitlements to retirement benefits against Diosynth B.V. (as per January 1, 2007, part of N.V. Organon). Entitlement to a retirement benefit requires an employment relationship; Diosynth believes that freelancers working for Moeders voor Moeders do not qualify as employees and are not entitled to receive a pension. The legal position in this case may create a precedent for a couple of hundred of ex-freelancers of Moeders voor Moeders. The deposition of witnesses in this case will be finalized on October 4, 2007.

Salmon producers in Chile have made claims for damages allegedly incurred because of the use of Intervet’s fish vaccines in that country. The claims were filed in 2005, 2006 and 2007. The claims maintain that administration of Intervet’s vaccine against vibriosis and infectious pancreatic necrosis caused death or injury to part of their salmon populations. No judgments have been rendered. At this time the OBS Group has no reason to believe that any damages for which the OBS Group may be held liable in connection with these claims would not be covered by the product liability insurance the OBS Group maintains.

A case from Intervet, Inc. against Merial Ltd. et al. is pending since December 23, 2005 in the United States District Court for the District of Columbia. This lawsuit is a declaratory judgment action seeking a declaration from the court that United States Patent No. 6,368,601 (titled “Porcine Circovirus Vaccine and Diagnostics Reagents” and referred to herein as “the ’601 patent”) is invalid, unenforceable, and not infringed by Intervet’s PCV-2 vaccine.

Merial Ltd, and Merial SAS have answered the Complaint by alleging that the ’601 patent is valid, enforceable, and infringed by Intervet’s PCV-2 vaccine. They also have brought a counterclaim for patent infringement against Intervet, Inc. Intervet has responded by asserting that the ’601 patent is invalid, unenforceable, and not infringed by Intervet, Inc. Discovery is presently ongoing between Merial SAS, Merial Ltd, and Intervet Inc. Under the present schedule for the case, there will be a hearing to determine the meaning of the claims of the ’601 patent early August, 2007. Trial of this matter likely will not occur until the second or third quarter of 2008.

A second case, Intervet, Inc. v. Merial Ltd. et al., is pending since March 20, 2007, in the United States District Court for the District of Columbia. This lawsuit is a declaratory judgment action seeking a declaration from the court that United States Patent No. 7,192,594 (titled “Postweaning Multisystemic Wasting Syndrome and Porcine Circovirus from Pigs” and referred to herein as “the ’594 patent”) is invalid, unenforceable, and not infringed by Intervet’s PCV-2 vaccine. Merial Ltd, and Merial SAS have filed and served a Complaint for patent infringement and demand for jury trial, alleging that the ’594 patent is valid, enforceable, and infringed by Intervet’s PCV-2 vaccine.

In November 2006, four trade unions together initiated proceedings in The Netherlands against Akzo Nobel Nederland B.V., a subsidiary of Akzo Nobel. The trade unions claim that Akzo Nobel

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Nederland B.V., allegedly as representative of “all other parts of the Akzo Nobel Group”, wrongfully terminated the future payment of an allowance to cover medical insurance costs of retirees in The Netherlands. These retirees also include persons who were employed in current or former human healthcare and animal healthcare activities of the Akzo Nobel Group.

The trade unions allege that the retirees, on the basis of a promise made by Akzo Nobel Nederland B.V., were entitled to receive the allowance indefinitely and that there was insufficient cause for termination of the obligation. Akzo Nobel Nederland B.V. has indicated that it had the right to terminate the arrangements subject to a transitional regime through June 30, 2009. Akzo Nobel Nederland B.V. has expressed the intention to defend the claim by the trade unions. The proceedings against Akzo Nobel Nederland B.V. are at an early stage. It is currently not clear what would be the financial consequences for the OBS Group if the claim would succeed. Pursuant to the separation agreement, the OBS Group will be responsible for all costs incurred by Akzo Nobel or any other member of its group in connection with the allowances mentioned above with respect to retirees that, at the time of ceasing their employment with the Akzo Nobel Group, worked primarily in any current or former human healthcare or animal healthcare activities of the Akzo Nobel Group. The maximum amount that the OBS Group could be required to reimburse would depend on a number of factors, which also include the arrangements with individual employees, any future changes in the arrangements, and the age to which the retirees will live.

On March 23, 2007 the University of Illinois filed a lawsuit against Organon Teknika Corporation for breach of contract of the revised “Tice” license agreement which dates back to 1986. The UOI claims USD 14.9 million of underpaid royalties (which is UOI’s calculation of the present value of the alleged royalty underpayment), based on an audit on the period January 1, 2002, through December 31, 2004. The difference relates to a different interpretation of what the correct “arms length price” should be. Organon Teknika is of the opinion that it paid the correct amount of royalties.

There have been various lawsuits filed against several US entities relating to the use of NuvaRing. With the exception of three cases, the lawsuits contain little information about the claimed injuries. It should be noted that Organon does not yet have medical or other records to corroborate the allegations. The remaining cases do not contain any information other than the allegation that the women used NuvaRing and “sustained injuries thereby”. Other general allegations of the thrombogenicity of the product suggest that the claimants intend to allege that they sustained a thromboembolic event.

A number of other claims are pending against the OBS Group, all of which are contested. The OBS Group is also involved in disputes with tax authorities in several jurisdictions. Furthermore, in the context of the divestitures of certain businesses by Akzo Nobel, our sole shareholder, prior to the creation of our company, the relevant Akzo Nobel Group companies have agreed to indemnify and/or provide guarantees to the buyers (and/or their successors and assignees) regarding certain representations and warranties or developments. To the extent that these relate to the current or former human pharmaceutical or animal health business activities of Akzo Nobel, the OBS Group agreed under the Separation Agreement to indemnify Akzo Nobel in respect of claims arising therefrom.

While the outcome of these claims and disputes cannot be predicted with certainty, the OBS Group believes, based upon legal advice and information received, that the final outcome will not materially affect the combined financial position of the OBS Group but could be material to the OBS Group’s result of operations or cash flows in any one accounting period.

Other contingent liabilities

At December 31, 2006 and 2005, guarantees related to contracts with third parties totaled EUR 3 million and EUR 7 million, respectively.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

A majority of the OBS Group businesses do not file separate tax returns since these entities were included in the tax groupings of other Akzo Nobel entities within their respective entity’s tax jurisdiction. Certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. Management of the OBS Group believes that the chances are remote that the OBS Group will be held responsible for tax liabilities incurred by other Akzo Nobel entities.

The OBS Group is a party in several research and development collaborations and licensing agreements. These agreements have various compensation elements that can contain periodic payments, payments related to sales of certain products and milestone payments. The periodic payments are expensed in the period they relate to and the payments related to sales of certain products are expensed in the period the corresponding sales were recognized. Milestone payments are expensed in the period in which the recognition criteria related to the milestone are met.

Some of the licenses and collaboration, co-development, co-marketing and other agreements and instruments to which the OBS Group is a party, contain change of control provisions that may be triggered by a change in the controlling interest in our business. See Note 31 for further discussion of potential impacts related to the separation of the OBS Group.

Pfizer terminated the asenapine license and collaboration agreement on November 27, 2006. The termination took effect on May 27, 2007. If and when we are successful in bringing asenapine to the market, we will be obliged to reimburse Pfizer for its out-of-pocket expenses (plus 10% interest) for development, marketing and manufacturing, by paying it a royalty at the rate of 5% on net asenapine sales.

Commitments

Purchase commitments for property, plant and equipment aggregated EUR 69 million and EUR 35 million at December 31, 2006 and 2005 respectively. The OBS Group also has purchase commitments for materials and other supplies incident to the ordinary conduct of business for a total of EUR 358 million and EUR 320 million at December 31, 2006 and 2005, respectively.

Long-term liabilities contracted in respect of leasehold, rental, operating leases, research, etc., aggregated EUR 287 million and EUR 261 million at December 31, 2006 and 2005, respectively. Payments due within one year amounted to EUR 93 million and EUR 78 million at December 31, 2006 and 2005, respectively; payments between one and five years EUR 158 million and EUR 159 million, respectively, and payments due after more than five years amount to EUR 36 million and EUR 24 million, respectively.

Note 28 — Cash Flow Information

The OBS Group paid cash for income taxes of EUR 41 million, EUR 57 million and EUR 70 million for the years ended December 31, 2006, 2005 and 2004, respectively. During the periods presented, some entities of the OBS Group businesses did not file separate tax returns as these entities were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction, and the OBS Group’s tax obligations for these entities are paid by other Akzo Nobel entities.

The OBS Group paid cash for interest of EUR 11 million, EUR 7 million and EUR 6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The OBS Group’s financing requirements are primarily met by cash transfers with Akzo Nobel and are reflected in the financing section of the combined statements of cash flows. This represents

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

net cash transfers to and from Akzo Nobel for the settlement of various intercompany transactions and financing requirements with Akzo Nobel.

Note 29 — Accounting Estimates and Judgments

In preparing the financial statements, management makes estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities at the date of the OBS Group’s combined financial statements. The most critical accounting policies involving a higher degree of judgment and complexity are described below.

Impairment of intangible assets and property, plant and equipment

The OBS Group reviews long-lived assets for impairment when events or circumstances indicate carrying amounts may not be recoverable. Assets subject to this review include intangible and tangible fixed assets. In determining impairments of intangible and tangible fixed assets, management must make significant judgments and estimates to determine if the future cash flows expected to be generated by those assets are less than their carrying value. Determining cash flows requires the use of judgments and estimates that have been included in the OBS Group’s strategic plans and long-range planning forecasts. The data necessary for the execution of the impairment tests are based on management’s estimates of future cash flows, which require estimating revenue growth rates and profit margins. Assets are written down to their recoverable amount. This recoverable amount of impaired assets is determined by taking into account these estimated cash flows and using a net present value technique based on discounting these cash flows with business-specific discount rates.

Changes in assumptions and estimates included in the impairment reviews could result in significantly different earnings than those recorded in the combined financial statements.

Internally generated research and development

Under IAS 38, Intangible Assets, an intangible asset is recognized when it is probable that the expected future economic benefits that are attributable to the asset will flow to the OBS Group and when the cost of the asset can be measured reliably. Internally generated research expenditure does not satisfy these criteria, and therefore is expensed as incurred under research and development expenses.

Internally generated development expenses are recognized as an intangible asset if, and only if, all the following can be demonstrated: (a) the technical feasibility of completing the development project; (b) the OBS Group’s intention to complete the project; (c) the OBS Group’s ability to use the project; (d) the probability that the project will generate future economic benefits; (e) the availability of adequate technical, financial and other resources to complete the project; and (f) the ability to measure the development expenditure reliably. Due to the risks and uncertainties relating to regulatory approval and to the research and development process, the criteria for capitalization are considered not to have been met until marketing approval has been obtained from the regulatory authorities.

Accounting for income taxes

As part of the process of preparing the combined financial statements, the OBS Group is required to estimate income taxes in each of the jurisdictions in which the OBS Group operates. This process involves estimating actual current tax expenses and temporary differences between tax and financial reporting. Temporary differences result in deferred tax assets and liabilities, which are included in the combined balance sheet. The OBS Group must then assess whether it is probable that deferred tax assets will be recovered from future taxable income.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Provisions

By their nature, provisions for contingent liabilities are dependent upon estimates and assessments whether the criteria for recognition have been met, including estimates as to the outcome and the amount of the potential cost of resolution. Contingent liabilities are recognized by a charge against income when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

Contingent liabilities and provisioning for environmental matters, litigation, and tax disputes are discussed in Note 27. Provisions for environmental matters are based on the nature and seriousness of the contamination as well as on the technology required for cleanup. Provisions for litigation and tax disputes are also based on an estimate of the costs, taking into account legal advice and information currently available.

Should the actual outcome differ from the assumptions and estimates, revisions to the estimated provisions would be required, which could impact the OBS Group’s financial position and results from operations.

Also provisions for termination benefits and exit costs involve management’s judgment in estimating the expected cash outflows for severance payments and site closure or other exit costs. Should the actual cash outflows differ from the assumptions and estimates, additional charges would be required, which could impact the OBS Group’s financial position and results from operations.

Accounting for pensions and other postretirement benefits

Retirement benefits represent obligations that will be settled in the future and require assumptions to project benefit obligations and fair values of plan assets. Retirement benefit accounting is intended to reflect the recognition of future benefit costs over the employee’s approximate service period, based on the terms of the plans and the investment and funding decisions made by the OBS Group. The accounting requires management to make assumptions regarding variables such as discount rate, rate of compensation increase, return on assets, mortality rates, and future healthcare costs. Periodically, management consults with external actuaries regarding these assumptions. Changes in these key assumptions can have a significant impact on the projected benefit obligations, funding requirements and periodic costs incurred. For details on key assumptions and policies, see Note 21.

It should be noted that when discount rates decline or rates of compensation increase — due to e.g. increased inflation — pension and postretirement benefit obligations will increase. Net periodic pension and postretirement costs might also increase, but that depends on the actual relation between the unrecognized loss and the so-called corridor (10% of the greater of benefit obligations and plan assets) as well as on the relative change of the discount rate versus the change of the benefit obligation.

Note 30 — Subsequent Events

Loan from Akzo Nobel

On February 28, 2007, Akzo Nobel and the OBS Group entered into a EUR 1.15 billion loan. Under the loan agreement, the maturity date of the loan is December 31, 2007, and the interest rate is the 6-month EURIBOR + 0.15% that accrues on the amount owed from March 1, 2007 to the date of payment (both days inclusive). The entire principal amount of the loan not yet repaid to Akzo Nobel shall be due for immediate payment without any further notification or formality being required should, amongst others, any other indebtedness of the OBS Group becomes due and payable prior to its

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

specified maturity by reason of any default by the OBS Group in the due performance or observance of any obligation relating thereto, unless such indebtedness shall not be material in the context of the loan agreement.

Schering-Plough proposal to purchase the OBS Group

On March 12, 2007, Schering-Plough announced its intention to acquire the OBS Group from Akzo Nobel for EUR 11 billion in cash.

Note 31 — Incorporation and Separation

Incorporation

Following the announcement of Akzo Nobel that it intends to separate its healthcare activities from the Akzo Nobel Group, Akzo Nobel incorporated OBS N.V. on September 1, 2006 as a public company with limited liability (“naamloze vennootschap”) incorporated under the laws of The Netherlands with an authorized share capital of EUR 225 thousand and an issued share capital of EUR 45 thousand. The OBS N.V.’s corporate seat is in Oss, The Netherlands.

On September 30, 2006 Akzo Nobel contributed to OBS N.V., through a contribution in kind, the shares of the two subholding companies, Organon BioSciences International B.V. and Organon BioSciences Nederland B.V., in exchange for 24,955,000 ordinary shares of OBS N.V. with a nominal value of EUR 1.00 (one euro) per share. As per the date of this contribution, the Company had an authorized share capital of EUR 125 million and an issued share capital of EUR 25 million.

The combined financial statements for the year ended December 31, 2006, include invested equity amounting to EUR 2,311 million. The invested equity included certain allocated balances, which legally were not part of the aforesaid contribution in kind to OBS N.V. on September 30, 2006. Consequently, the shareholders’ equity in the legal company balance sheet of OBS N.V. as of December 31, 2006 differs from the invested equity in the combined financial statements as of December 31, 2006. The main differences relate to a different classification of the Akzo Nobel related funding (presented as invested equity in the combined financial statements and as intercompany debt in the legal company balance sheet), provisions for tax liabilities related to allocated balances which will be settled by Akzo Nobel as these tax liabilities were incurred by the OBS entities when those were part of an Akzo Nobel fiscal unity, and to certain other items which are allocated to the OBS Group which will not be transferred to the OBS Group.

Separation

In February 2006, Akzo Nobel announced its intention to separate the OBS Group. In March 2007, Akzo Nobel announced that it had subsequently received an offer from Schering-Plough to acquire the OBS Group. The works council advice procedure in the Netherlands is still to be completed. Subject thereto, the intended closing is further subject to certain conditions precedent, including the obtaining of merger clearances in certain jurisdictions. The proceeds from the sale of the OBS Group will not be received by the OBS Group but will be received by Akzo Nobel.

Akzo Nobel and the OBS Group have identified certain issues and areas that, in preparation of and following the separation, required mutually agreeable arrangements between them. These issues and areas have been included in a separation agreement, entered into between Akzo Nobel and the OBS Group. The separation agreement was signed on February 28, 2007, and was subsequently amended on March 11, 2007.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The amended separation agreement addresses, amongst others, the separation of liabilities and obligations, health, safety, and environmental indemnities, release of guarantees, pending litigation, provisions and accruals, claimant’s insurance and employee benefit related matters.

The terms of the intended transaction between Akzo Nobel and Schering-Plough include that, subject to certain limitations and procedural provisions, Akzo Nobel indemnifies Schering-Plough for (i) all taxes for which a member of the OBS Group becomes liable, relating to the period prior to January 1, 2007 and that are not provided for in the combined financial statements of the OBS Group for the period ended as of December 31, 2006, and (ii) taxes for which a member of the OBS Group becomes liable relating to the period starting on January 1, 2007 and ending on the closing date of the intended transaction, unless and to the extent the member of the OBS Group concerned retains the benefit of the underlying income, profit or gain at closing, or such income, profit, gain or event has arisen in the ordinary course of business of the member of the OBS Group concerned.

The terms of the intended transaction further include Schering-Plough will indemnify Akzo Nobel against any increase of taxes incurred by Akzo Nobel or a member of Akzo Nobel as a consequence of any pre-closing transactions, requested by Schering-Plough and consented by Akzo Nobel, which would allow for a direct sale by Akzo Nobel of the shares in one or more members of the OBS Group to Schering-Plough.

The separation agreement also contains provisions dealing with the retirement benefits of relevant participants in various applicable pension arrangements based on an agreed upon division of the rights, obligations, assets and liabilities relating to, on the one hand, the retirement benefits of the relevant (current and former) employees in the (current and former) human healthcare or animal healthcare activities of the OBS Group and, on the other hand, retirement benefits of other participants in Akzo Nobel plans. It should be noted that a number of these provisions are dependent on the approval of relevant third parties, for example pension fund trustees, employee representative bodies and relevant authorities. The separation agreement thus also provides that in the event that the OBS Group and Akzo Nobel have not been able to give effect to the agreed (basis for) division, they will use their reasonable best efforts to procure that the parties are placed in the same position as they would have had the division been affected on the agreed basis.

OBS N.V. has undertaken in the separation agreement to procure that, for services rendered on or after January 1, 2007, relevant participants under the OBS Group’s retirement benefit plans are offered retirement benefits which are substantially equivalent (or such other measure as may be required under applicable law) to their current retirement benefits.

The financial implications of a future split as defined above, for example on assets, liabilities and future pension premiums, if any, cannot be determined yet. However, it is the intention of Akzo Nobel and the OBS Group to limit the financial implications for the companies, arising out of the split of rights, obligations and assets. Furthermore, the subordinated loan to the Akzo Nobel Pension Fund of which the OBS Group’s portion (EUR 33 million) was allocated in the combined financial statements for the year ending December 31, 2006, will remain with Akzo Nobel since Akzo Nobel holds the legal title.

The terms of the intended transaction between Akzo Nobel and Schering-Plough further include that (i) Akzo Nobel will transfer to the purchaser, at closing of the intended transaction, its claim against OBS N.V. under the related party loan of EUR 1.15 billion plus accrued interest and ii) all other intra-group indebtedness between OBS N.V. on the one hand and the other members of the Akzo Nobel Group on the other hand (including several loans made by OBS N.V. to Akzo Nobel in 2007 on terms substantially equivalent to the aforesaid related party loan), and subsequently will be

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

paid immediately after closing. Under the loan agreement between Akzo Nobel (as lender) and OBS N.V. (as borrower) the maturity date of the loan is December 31, 2007 and the interest rate is the 6-month EURIBOR + 0.15%, that accrues on the amount owed, from March 1, 2007 to the date of payment (both days inclusive). The entire principal amount of the loan not yet repaid to Akzo Nobel shall be due for immediate payment without any further notification or formality being required should, amongst others, any other indebtedness of OBS N.V. becomes due and payable prior to its specified maturity by reason of any default by OBS N.V. in the due performance or observance of any obligation relating thereto, unless such indebtedness shall not be material in the context of the loan agreement.

OBS N.V. has undertaken to replace the statement of joint and several liability (“verklaring van hoofdelijke aansprakelijkheid”) as provided by Akzo Nobel in respect of the members of the OBS Group in The Netherlands under article 2:403 section 1(f) Netherlands Civil Code as soon as reasonably practicable, but in any event within 6 months after closing of the intended transaction between Akzo Nobel and Schering-Plough.

Note 32 — Application of Generally Accepted Accounting Principles in the United States of America

The OBS Group’s combined financial statements have been prepared in accordance with IFRS which, as applied by the OBS Group, differs in certain significant respects from US GAAP. The effects of the application of US GAAP to combined net income, as determined under IFRS, are set out in the table below:

	For the Year Ended December 31,
	2006	2005

IFRS profit for the period attributable to equity holders of OBS Group	393	566

US GAAP adjustments:
(a) Business combinations	1	1
(b) Pensions and other postretirement benefits	(32)	(71)
(c) Impairment of goodwill	—	15
(d) Research and development	5	(26)
(e) Subsequent events	132	(39)
(f) Tax on elimination of intercompany profits	3	(7)
(g) Deferred income taxes	11	31

Total US GAAP adjustments	120	(96)

Net income, as reported under US GAAP	513	470

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The effects of the application of US GAAP to total invested equity, as determined under IFRS, are set out in the table below:

	As of December 31,
	2006	2005

Invested equity, as reported under IFRS	2,311	2,186
Less: minority interests, as reported under IFRS	—	(1)

Invested equity excluding minority interests, as reported under IFRS	2,311	2,185

US GAAP adjustments:
(a) Business combinations	361	363
(b) Pensions and other postretirement benefits	33	103
(c) Impairment of goodwill	15	15
(d) Research and development	(27)	(32)
(e) Subsequent events	(15)	(138)
(f) Tax on elimination of intercompany profits	(37)	(40)
(g) Deferred income taxes	2	(21)

Total US GAAP adjustments	332	250

Invested equity, as determined under US GAAP	2,643	2,435

(a)	Business combinations

The aggregate adjustment for business combinations presented in the tables above consists of the following adjustments:

	For the Year Ended
	December 31,		As of December 31,
	2006	2005	2006	2005

US GAAP adjustments:
(1) Acquired in-process research and development	1	1	(5)	(6)
(2) Application of IFRS 1	—	—	366	369

Total US GAAP adjustments	1	1	361	363

(1)  Acquired in-process research and development

Under IFRS, in-process research and development acquired in connection with a business combination is eligible for capitalization under IFRS 3, Business Combinations, and IAS 38. Under US GAAP, the attributable fair value of in-process research and development acquired in a business combination, and which has no alternative future use, is expensed as of the acquisition date in accordance with SFAS No. 141, Business Combinations, FIN No. 4, Applicability of FASB Statement No. 2 to Business Combinations to be Accounted for by the Purchase Method, and/or SFAS No. 2, Accounting for Research and Development Costs.

The adjustment to invested equity included in the tables above reflects the invested equity impact of immediate write-off of acquired in-process research and development-related assets (EUR 5 million and EUR 6 million, respectively, as of the years ended December 31, 2006 and 2005) for US GAAP purposes. The tables also reflect the reversal of amortization expense and/or impairments

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

(EUR 1 million and EUR 1 million, respectively, for each of the years ended December 31, 2006 and 2005) recorded for IFRS purposes in subsequent periods.

(2)  Application of IFRS 1

IFRS 1, First-Time Adoption of International Financial Reporting Standards, has been applied by the OBS Group in preparing its combined financial statements. IFRS 1 generally requires retrospective application of all IFRS standards that are effective at the reporting date. However, IFRS 1 permits certain exemptions and exceptions to this requirement. In particular, IFRS 1 permits companies who consummated business combinations prior to the date of their transition to IFRS (for the OBS Group as of January 1, 2004) to retain the accounting applied under the accounting principles applied prior to the adoption of IFRS.

Specifically, for certain business combinations consummated prior to January 1, 2000, the OBS Group recorded goodwill resulting from the business combinations directly in invested equity. From January 1, 2000 through the adoption of changes in accounting rules prior to the adoption of IFRS, the OBS Group amortized goodwill. Under US GAAP, for all periods presented, goodwill is required to be recorded as an asset, initially subject to periodic amortization (through December 31, 2001) and subsequently periodic (at least annual) impairment tests.

Accordingly, this adjustment reflects the reinstatement of goodwill, net of applicable accumulated amortization and impairments, for US GAAP purposes as of each of the balance sheet dates presented.

(b)	Pensions and other postretirement benefits

The aggregate adjustment for pensions and postretirement benefits presented in the tables above consists of the following adjustments:

	For the Year Ended
	December 31,		As of December 31,
	2006	2005	2006	2005

US GAAP adjustments:
(1) Definition of defined contribution plan	(10)	(68)	94	159
(2) Additional minimum pension liability	—	—	—	(74)
(3) Application of IFRS 1 and other differences	(22)	(3)	(61)	18

Total US GAAP adjustments	(32)	(71)	33	103

(1)  Definition of defined contribution plan

Under IAS 19 (Revised), Employee Benefits, an arrangement qualifies as a defined contribution plan if a company’s legal or constructive obligation is limited to the amount contributed by it into a separate entity (generally, a fund). This is the case regardless of whether the fund holds sufficient assets to pay all employee benefits laid out in the plan agreement relating to employee service in the current and prior periods. This definition focuses on the contributions to be made by the company to the plan as a whole and does not require individual participant accounts to which contributions would be made.

Under US GAAP, SFAS No. 87, Employers’ Accounting for Pensions, states that a defined contribution plan is any arrangement that provides benefits in return for services rendered, establishes an individual account for each participant, and specifies how recurring periodic contributions to the

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

individual’s account are to be determined. Moreover, the benefits a participant in a defined contribution plan will receive depend solely on the amount contributed to the participant’s account, the return earned on those contributions, and forfeitures of other participants’ benefits that may be allocated to the remaining participant accounts.

During 2005, Akzo Nobel reached an agreement with the unions on a change of its pension plan in the Netherlands, in which OBS Group employees and former employees participate, so that effective December 31, 2005, it changed from a defined benefit plan to a defined contribution plan under IFRS, as the actuarial risks related to the Dutch plan no longer rested with the OBS Group. However, under US GAAP, SFAS No. 87 specifically prescribes for a defined contribution plan that the plan provides an individual account for each participant. The Dutch plan does not provide such individual accounts per participant as it is a collective defined contribution plan. Accordingly for US GAAP, under SFAS No. 87 the Dutch pension plan is still accounted for as a defined benefit plan.

The adjustment to invested equity included in the table above as of December 31, 2006 and 2005 reflects the re-instatement of the US GAAP liability for the pension plan in accordance with SFAS No. 87. The adjustment to net income included in the tables above for the year ended December 31, 2006 reflects the excess of US GAAP expense calculated in accordance with SFAS No. 87 over contributions made to plan during the year. For the year ended December 31, 2005, the adjustment to net income in the table above reflects the excess of SFAS No. 87 expense over contributions, offset in 2005 by the gain on termination of EUR 59 million (before income taxes) recognized upon modification of the plan in 2005 that caused it to be accounted for as a defined contribution plan for IFRS purposes.

(2)  Additional minimum pension liability

Prior to adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), SFAS No. 87 required employers to report a minimum pension liability in certain circumstances. Under SFAS No. 87, if the accumulated benefit obligation (ABO) exceeded the fair value of the plan’s assets, the employer was required, at a minimum, to recognize a liability for that difference. Where required, an additional minimum pension liability was recognized by recording an intangible pension asset to the extent of any unrecognized prior service cost, with a charge through other comprehensive income, net of any deferred tax benefits, for any excess. The concept of a minimum pension liability does not exist in IFRS. Following adoption of SFAS No. 158 (as of December 31, 2006), which requires employers to recognize in full an asset or a liability for the funded status of its defined benefit plans, additional minimum pension liabilities are no longer required.

(3)  Application of IFRS 1 and other difference

Under IFRS, the OBS Group accounts for its pension and other postretirement benefit plans in accordance with IAS 19 (Revised), Employee Benefits. In addition, upon transition to IFRS as of January 1, 2004 (and in accordance with IFRS 1), all unrecognized actuarial gains and losses as of that date were recognized immediately in invested equity, with an offset to the pension liability. Accordingly, under IFRS, as of January 1, 2004, the OBS Group had no deferred actuarial gains or losses. Subsequently, in accordance with IAS 19 (Revised), the OBS Group applied a “corridor” policy whereby actuarial gains and losses are deferred when they initially arise (for those arising after January 1, 2004). Thereafter, to the extent that unrealized actuarial gains or losses exceed 10% of the greater of (i) the present value of the defined benefit obligation and (ii) the fair value of plan assets, they are recognized in the combined statements of income through periodic amortization over the expected remaining working lives of the employees participating in the plan. Otherwise, they continue to be deferred until they exceed the “corridor” described above.

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Under US GAAP, the OBS Group accounts for its pension and postretirement benefit plans in accordance with SFAS No. 87, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions and, as from December 31, 2006, SFAS No. 158. Prior to the adoption of SFAS No. 158, the OBS Group applied a “corridor” policy also under US GAAP. Following adoption of SFAS No. 158 from December 31, 2006, the OBS Group continues to apply a corridor policy with respect to determination of the income statement charge for any particular period, but the full funded status of the plan (defined benefit obligation less plan assets) is now recognized as a liability in the balance sheet with actuarial gains and losses recognized directly in invested equity.

In addition to the differences described above (principally related to the recognition of deferred actuarial gains and losses directly in invested equity as of January 1, 2004 pursuant to IFRS 1), the OBS Group has also identified differences related to the measurement date for certain of its plans. Under IFRS, IAS 19, requires that the calculation of the pension obligation, as well as the fair value of plan assets, be determined as of the company’s balance sheet date. Under US GAAP, SFAS No. 87, requires that the plan’s assets and obligations be measured either as of the date of the financial statements or, if used consistently from year to year, as of a date not more than three months prior to that date. Certain of the OBS Group’s defined benefit plans utilize a September 30 measurement date for US GAAP purposes and a December 31 measurement date for IFRS purposes.

In the United States, the Medicare Prescription Drug Improvement and Modernization Act of 2003 introduced prescription drug benefits for retirees as well as a federal subsidy to sponsors of postretirement healthcare plans, which both began on January 1, 2006. This reimbursement right under IFRS has been recognized as an asset under other financial noncurrent assets in the combined balance sheets and is measured at fair value. At December 31, 2006 and 2005, these amounts were EUR 9 million and EUR 12 million, respectively. Under US GAAP, this reimbursement right is netted with the postretirement healthcare benefit liability.

In connection with the change in the pension plan in the Netherlands in 2005, the OBS Group was allocated a portion of the subordinated loan and loans that are to be redeemed by retaining employee pension premiums, which have been recorded at their fair value in other assets under IFRS. For US GAAP purposes, these items are included in the pension assets at their nominal value, and accordingly the assets in the IFRS balance sheet have been reversed. Any difference between the fair value and the nominal value of the loans has been reversed for US GAAP.

(c)	Impairment of goodwill

Under IFRS, goodwill is required to be tested for impairment at least annually (and, more frequently, upon the occurrence of a triggering event) at the cash generating unit (or group of cash generating units, if that is how goodwill is monitored internally) level. A cash generating unit is the smallest identifiable group of assets that generates cash inflows from continuing use and that are largely independent of the cash inflows from other assets or groups of assets. The goodwill impairment test is a one-step test that compares the recoverable amount (higher of the fair value less costs to sell or value in use) of the cash generating unit to its carrying amount, with any excess of carrying amount over recoverable amount recognized as an impairment loss. Impairment losses are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then to the other assets of the unit (or group of units) pro rata on the basis of the carrying amount of each asset in the unit (or group of units). Impairment losses related to goodwill can not be reversed.

Under US GAAP, goodwill is required to be tested for impairment at least annually (and, more frequently, upon the occurrence of a triggering event) at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). The

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

goodwill impairment test is a two-step test that compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill, which is determined by performing a hypothetical purchase price allocation as of the impairment testing date, to the carrying amount of that goodwill, with any excess of carrying amount over the implied fair value recognized as an impairment loss. Impairment losses related to goodwill can not be reversed.

The cash generating unit is at a lower level in the operation than the reporting unit and, accordingly, under IFRS an impairment was recorded that is not reflected under US GAAP. The adjustment included in the tables above reflects the reversal for US GAAP of the impairment loss recognized for IFRS purposes that was not recognized for US GAAP purposes due to this differing level at which goodwill is tested for impairment (cash generating unit under IFRS vs. reporting unit under US GAAP).

(d)	Research and development

Under IFRS, payments made to acquire research and development-related assets outside of a business combination, and patents or licenses for products that are still in the research or development stage, are eligible for capitalization under IAS 38 when all of the following conditions are met: (i) the project meets the definition of an asset, (ii) the project is identifiable and (iii) the fair value of the project can be measured reliably. Accordingly, under IFRS, certain up-front payments made in connection with collaboration agreements were capitalized and are being amortized over their estimated useful lives.

Under US GAAP, payments to acquire research and development-related assets that have no alternative future use are expensed as of the acquisition date in accordance with SFAS No. 2.

The adjustment included in the tables above reflects the immediate write-off of acquired research and development-related assets in the period of acquisition (EUR 4 million and EUR 28 million, respectively, for the years ended December 31, 2006 and 2005) and for US GAAP purposes offset by the reversal of amortization expense and/or impairments (EUR 9 million and EUR 2 million, respectively, for each of the years ended December 31, 2006 and 2005) recorded for IFRS purposes in subsequent periods.

(e)	Subsequent events

The aggregate adjustment for subsequent events presented in the tables above consists of the following adjustments:

	For the Year Ended
	December 31,		As of December 31,
	2006	2005	2006	2005

US GAAP adjustments:
(1) Subsequent events other than taxes	(4)	(7)	4	8
(2) Subsequent events — tax-related	136	(32)	(19)	(146)

Total US GAAP adjustments	132	(39)	(15)	(138)

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Under IFRS, the OBS Group has applied IAS 10, Events after the Balance Sheet Date, and has adjusted its combined financial statements for “adjusting events” identified between the time the parent company financial statements were issued and the date on which the OBS Group’s combined financial statements were issued.

Under US GAAP, practice with respect to the preparation of carve-out financial statements is to reflect subsequent events on a consistent basis with the parent company, as the carve-out financial statements are an extraction of the parent company accounts, unless the adjustment represents a correction of an error. The subsequent events other than tax-related adjustments noted above primarily relate to reversals of legal settlements. More significantly, under IAS 10, through January 1, 2004, the OBS Group recorded an aggregate provision of EUR 153 million with respect to various court cases related to its Remeron® product that had been ongoing since 2002. During 2004, the OBS Group settled certain of these court cases (EUR 89 million). During 2005, the OBS Group settled all remaining Remeron® court cases (EUR 64 million) which were approved in November 2005 by the United States District Court for the District of New Jersey. Under US GAAP, the Remeron® settlements were recorded in periods consistent with Akzo Nobel. The subsequent events for the tax-related adjustments primarily relate to tax settlements received by the OBS Group for transfer pricing.

Under US GAAP, the amounts have been recognized in periods consistent with Akzo Nobel. Accordingly, the subsequent event adjustments reflected in the IFRS combined financial statements have been reversed under US GAAP.

(f)	Tax on the elimination of intercompany profits

In accordance with IFRS (IAS 12, Income Taxes), the deferred tax effect of the elimination of intercompany profit in inventory is calculated using the purchaser’s tax rate. Under US GAAP (SFAS 109, Accounting for Income Taxes), no deferred tax asset is recorded for the difference between the tax base in the buyer’s jurisdiction and the amount reported in the combined financial statements; additionally, taxes payable on intercompany transfers recognized by the seller are deferred in consolidation, hence eliminating the income tax effects of intercompany transfers in the combined statements of income.

For the year ended December 31, 2006, this resulted in an increase in net income of EUR 3 million and a decrease in invested equity at December 31, 2006 of EUR 37 million. For the year ended December 31, 2005, this resulted in a decrease in net income of EUR 7 million and a decrease in invested equity at December 31, 2005 of EUR 40 million.

(g)	Deferred income taxes

The aggregate adjustment for income taxes presented in the tables above consists of the following adjustments:

	For the Years Ended
	December 31,		As of December 31,
	2006	2005	2006	2005

US GAAP adjustments:
(1) Deferred tax on in-process research and development	—	—	1	2
(2) Other deferred income tax impacts	11	31	1	(23)

Total US GAAP adjustments	11	31	2	(21)

OBS GROUP

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

(1)  Deferred income tax on in-process research and development

Under IFRS, a deferred tax asset or liability is recognized for differences in the financial reporting basis and tax basis of acquired in-process research and development, similar to other identifiable intangible assets, irrespective of whether the acquired in-process research and development has basis for tax purposes. Under US GAAP (EITF 96-7, Accounting for Deferred Taxes on In-Process Research and Development activities acquired in a Business Combination), in circumstances where there is no tax basis in the acquired in-process research and development deferred taxes are not provided on the initial difference between the amount assigned for financial reporting and tax purposes and the in-process research and development is charged to expense on a gross basis (without tax benefit) at acquisition. In circumstances where a tax basis exists for the acquired in-process research and development, upon consummation of the business combination, the in-process research and development is immediately charged to expense, a deferred tax asset is recognized to the extent that realizability is more likely than not.

The deferred tax liability recorded under IFRS results in a corresponding increase to goodwill. Although this difference does not affect invested equity (between IFRS and US GAAP) at the acquisition date, a reclassification adjustment is necessary under US GAAP to reduce goodwill by the amount of the deferred tax liability recorded under IFRS in relation to acquired in-process research and development and to reduce deferred tax liabilities by a corresponding amount (EUR 8 million). The impact on income tax expense of this difference when the acquired in-process research and development is amortized or impaired for IFRS purposes is reversed under US GAAP.

(2)  Other deferred income tax impacts

This adjustment reflects the deferred tax effects attributable to the aforementioned pre-tax adjustments.

(h)	Other presentation differences

Deferred income taxes

Under IFRS, deferred tax assets and liabilities are classified as non-current on the balance sheet based on the timing of their expected reversal.

Under US GAAP, deferred tax assets and liabilities are classified as current or non-current on the balance sheet based on the nature of the balance sheet item to which they relate (e.g. deferred taxes related to fixed assets are classified as non-current irrespective of when the underlying temporary difference is expected to reverse). Where no related asset or liability exists (e.g. for net operating losses), deferred tax assets or liabilities are classified as current or non-current on the balance sheet based on the timing of their expected reversal.

Oss, July 30, 2007
The Board of Management
Toon Wilderbeek

Independent Auditors’ Report

The Board of Management
Organon BioSciences N. V.

We have audited the accompanying combined balance sheets of the OBS Group, as defined in Note 1 to the combined financial statements, as of December 31, 2006 and 2005, and the related combined statements of income, invested equity and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Organon BioSciences N.V.’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (“U.S”.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the OBS Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting policies used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the OBS Group as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with International Financial Reporting Standards as adopted by the European Union (“E.U”.).

International Financial Reporting Standards as adopted by the E.U. vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 32 to the combined financial statements.

KPMG Accountants N.V.

KPMG Accountants N. V.
Eindhoven, the Netherlands
July 30, 2007

OBS Group

UNAUDITED CONDENSED COMBINED INTERIM STATEMENTS OF INCOME
(Amounts in millions of euros)

		For the Six Months
		Ended June 30,
	Note	2007	2006

Revenues		1,859	1,870
Cost of sales		(561)	(580)

Gross profit		1,298	1,290
Selling and distribution expenses		(557)	(571)
Research and development expenses		(307)	(316)
General and administrative expenses		(114)	(127)
Other operating (expense)/income	5	3	7

Operating income		323	283
Financial expense	6	(27)	(19)
Financial income	6	6	1

		(21)	(18)
Operating income less net financing costs		302	265
Share of profit of associates		1	—

Profit before tax		303	265
Income tax expense	7	(80)	(72)

Profit for the period		223	193

Attributable to:
Equity holders of the OBS Group		223	193
Minority interest		—	—

Profit for the period		223	193

The accompanying notes are an integral part of these unaudited condensed combined interim financial statements.

OBS Group

UNAUDITED CONDENSED COMBINED INTERIM BALANCE SHEETS
(Amounts in millions of euros)

				As of
		As of June 30,		December 31,
	Note	2007		2006

ASSETS
Property, plant and equipment, net			1,109		1,097
Intangible assets, net			156		145
Financial non-current assets:
— deferred tax assets	7	282		281
— investments in associates		13		13
— other investments		116		118

			411		412

Total non-current assets			1,676		1,654
Inventories, net	8	874		851
Income tax receivable		26		74
Receivables from related parties, net	3	377		11
Trade and other receivables, net	9	784		735
Cash and cash equivalents		114		239

Total current assets			2,175		1,910

Total assets			3,851		3,564

Invested Equity
Owners’ net investment (including cumulative translation reserves)	10	1,423		2,311
Minority interest		—		—

Total invested equity			1,423		2,311

LIABILITIES
Borrowings	14	56		45
Deferred tax liabilities	7	26		25
Provisions	12	280		267

Total non-current liabilities			362		337
Borrowings	15	138		112
Deferred income	13	—		10
Income tax payable		131		133
Payables to related parties	3	1,163		5
Trade and other payables		596		611
Provisions	12	38		45

Total current liabilities			2,066		916

Total liabilities			2,428		1,253

Total invested equity and liabilities			3,851		3,564

The accompanying notes are an integral part of these unaudited condensed combined interim financial statements.

OBS Group

UNAUDITED CONDENSED COMBINED INTERIM STATEMENTS OF CASH FLOWS
(Amounts in millions of euros)

	For the Six Months Ended June 30,
		2007		2006

Profit for the period		223		193
Adjustments to reconcile earnings to cash generated from operating activities:
Depreciation and amortization	89		92
Gains on divestments			(7)
Share of profits of associates	(1)		—
Changes in deferred taxes (non-cash recognized in income)	(2)		(1)
Provisions expense (non-cash recognized in income)	5		30
Interest expense funded by Akzo Nobel	—		15
Corporate overhead costs funded by Akzo Nobel	—		14
Insurance expense funded by Akzo Nobel	—		14
Share-based payment costs funded by Akzo Nobel	3		2
Other	2		1
Operating cash flows before changes in working capital and provisions
(Increase) in trade and other receivables	(32)		(82)
(Increase)/decrease in inventories	(20)		(34)
(Increase)/decrease in other non-current assets	2		14
Increase/(decrease) in trade and other payables and provisions	(5)		15
Increase/(decrease) income tax payable and receivable, net	77		19

Cash generated from operating activities		341		285
Purchase of intangible assets	(27)		(4)
Purchase of property, plant and equipment	(94)		(62)
Proceeds from sale of interests	—		8
Investments in associates and repayments of loans by associates			(3)

Net cash used in investing activities		(121)		(61)
Dividends paid to Akzo Nobel
Share premium repayment	(350)
Cash transfers (to)/from Akzo Nobel, net	(24)		(225)
Bank overdrafts			(8)
Increase in borrowings	30		2

Net cash from financing activities		(344)		(231)

Net decrease in cash and cash equivalents		(124)		(7)
Effect of exchange rate changes on cash and cash equivalents		(1)		(2)

Net decrease in cash and cash equivalents		(125)		(9)
Cash and cash equivalents at January 1		239		59

Cash and cash equivalents at June 30		114		50

The accompanying notes are an integral part of these unaudited condensed combined interim financial statements.

OBS Group

UNAUDITED CONDENSED COMBINED INTERIM STATEMENTS
OF CHANGES IN INVESTED EQUITY
(Amounts in millions of euros)

		Cumulative
	Owners’ Net	Translation	Minority	Total Invested
	Investment	Reserves	Interest	Equity

Balance as of January 1, 2006	2,139	46	1	2,186
Changes in exchange rates in respect of foreign operations		(26)	(1)	(27)

Net income/(expense) recognized directly in equity		(26)	(1)	(27)
Profit for the period	193			193

Total income/(expenses)	193	(26)	(1)	166
Contributions attributed to:
— Share-based payment costs funded by Akzo Nobel	2			2
— Interest expense funded by Akzo Nobel	15			15
— Corporate overhead costs funded by Akzo Nobel	14			14
— Insurance expense funded by Akzo Nobel	14			14
— Tax transfers from Akzo Nobel, net	50			50
— Employee benefits and other non-cash transfers, net	(3)			(3)
— Cash transfers to Akzo Nobel, net	(225)			(225)
Balance as of June 30, 2006	2,199	20	—	2,219

Balance as of January 1, 2007	2,313	(2)	—	2,311
Changes in exchange rates in respect of foreign operations		(3)		(3)

Net income/(expense) recognized directly in equity		(3)		(3)
Profit for the period	223			223

Total income/(expenses)	223	(3)		220
Share premium repayment	(350)			(350)
Contributions attributed to:
— Share-based payment costs funded by Akzo Nobel	3			3
— Employee benefits and other non-cash transfers, net	(2)			(2)
— Cash transfers to Akzo Nobel, net	1			1
— Non-cash transfers to Akzo Nobel, net	(760)			(760)

Balance as of June 30, 2007	1,428	(5)		1,423

The accompanying notes are an integral part of these unaudited condensed combined interim financial statements.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
(All amounts in millions of euros unless otherwise stated)

Note 1 — Business and Basis of Presentation

Business

In these combined interim financial statements, the human healthcare business and animal healthcare business activities of Akzo Nobel N.V. (“Akzo Nobel”) are together referred to as the “healthcare activities” and references to the “OBS Group” or “Company” mean those operating companies and other subsidiaries of Akzo Nobel that undertook the human and animal healthcare activities during the relevant period covered by the combined financial statements.

The OBS Group is headquartered in Oss, The Netherlands.

The human healthcare business, Organon, specializes in the discovery, development, manufacturing and marketing of prescription medicines and products. Its core therapeutic areas of expertise are contraception, fertility, hormone therapy, mental health and anesthesia. Additionally, the Organon business includes Nobilon, a biotechnology company dedicated to exploring opportunities in the field of human vaccines.

The animal healthcare business, Intervet, offers a full range of veterinary vaccines and pharmaceuticals for a variety of animal species including poultry, pigs, cattle, sheep, goats, horses, cats, dogs and fish.

Following the announcement by Akzo Nobel that it intends to separate its healthcare activities from the Akzo Nobel Group, Akzo Nobel incorporated Organon BioSciences N.V. (“OBS N.V.”) on September 1, 2006 as a public company with limited liability (“naamloze vennootschap”) incorporated under the laws of The Netherlands with an authorized share capital of EUR 225 thousand and an issued share capital of EUR 45 thousand.

On September 30, 2006 Akzo Nobel contributed to OBS N.V., through a contribution in kind, the shares of the two subholding companies, Organon BioSciences International B.V. and Organon BioSciences Nederland B.V., in exchange for 24,955,000 ordinary shares of OBS N.V. with a nominal value of EUR 1.00 (one euro) per share. As per the date of this contribution, OBS N.V. had an authorized share capital of EUR 125 million and an issued share capital of EUR 25 million.

On March 12, 2007, Schering-Plough Corporation (“Schering-Plough”) announced that its board of directors approved a transaction under which it will acquire OBS N.V. from Akzo Nobel.

These combined financial statements were authorized on July 30, 2007 by the Board of Directors of OBS N.V.

Basis of Presentation

These combined financial statements reflect all of the assets, liabilities, revenues, expenses, and cash flows of the OBS Group. The significant legal entities forming part of the OBS Group are as follows:

	Country of
Legal Entity	Incorporation	Ownership

Organon BioSciences N.V.	The Netherlands	100.00%
Organon BioSciences Nederland B.V.(*)	The Netherlands	100.00%
Organon BioSciences International B.V. (**)	The Netherlands	100.00%
Intervet International B.V	The Netherlands	100.00%
Intervet Inc.	USA	100.00%
Intervet International GmbH	Germany	100.00%
Intervet UK Ltd	U.K.	100.00%

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

	Country of
Legal Entity	Incorporation	Ownership

Laboratories Intervet S.A.	Spain	100.00%
Hydrochemie GmbH	Germany	100.00%
Intervet Australia Pty Ltd	Australia	100.00%
Intervet Deutschland GmbH	Germany	100.00%
Intervet Innovation GmbH	Germany	100.00%
Intervet do Brasil Veterinaria Ltda(***)	Brazil	100.00%
Intervet Mexico S.A. de CV	Mexico	100.00%
Intervet S.A.	France	100.00%
Intervet Productions S.A.	France	100.00%
Intervet Pharma R&D S.A.	France	100.00%.
Intervet (Italia) S.r.l	Italy	100.00%
Intervet UK Production Ltd	UK	100.00%
Intervet Holding B.V	The Netherlands	100.00%
Intervet Nederland B.V	The Netherlands	100.00%
Intervet KK	Japan	100.00%
Nobilon International B.V	The Netherlands	100.00%
N.V. Organon	The Netherlands	100.00%
Organon (Ireland) Ltd. (****)	Ireland	100.00%
Organon International Inc.	USA	100.00%
Organon USA Inc.	USA	100.00%
Organon S.A.	France	100.00%
Nippon Organon KK	Japan	100.00%
Organon GmbH	Germany	100.00%
Organon Laboratories Ltd.	UK	100.00%
Organon Espanola S.A.	Spain	100.00%
Organon Italia S.p.A.	Italy	100.00%
Organon do Brasil Indústria e Comercio Ltda	Brazil	100.00%
Organon Ilaclari A.S	Turkey	100.00%
Organon Holding B.V	The Netherlands	100.00%
Organon Nederland B.V	The Netherlands	100.00%
Organon Canada Ltd.	Canada	100.00%
Multilan AG	Switzerland	100.00%
Diosynth RTP Inc.	USA	100.00%

(*)	Formerly Akzo Nobel Pharma B.V.

(**)	Formerly Akzo Nobel Pharma International B.V.

(***)	Represent the Intervet division of Akzo Nobel Ltda, the combined financial statements only include those assets, liabilities, revenues, expenses and cash flows of this legal entity that pertain directly to healthcare activities. In June 2006 the Intervet division of this legal entity was incorporated in a separate entity (Intervet do Brasil Veterinaria Ltda), which is indirectly 100% owned by OBS N.V. The remaining business of Akzo Nobel Ltda is not related to healthcare activities and are not part of the spin-off healthcare activities.

(****)	Including Organon Ireland Swiss Branch

These combined financial statements exclude the assets, liabilities, revenues, expenses and cash flows of Akzo Nobel legal entities (and divisions thereof) not relating to the healthcare activities.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

During the six months ended June 30, 2006, the OBS Group divested Crina S.A., one of the remaining feed additives businesses held in the portfolio. These combined interim financial statements reflect the revenues, expenses, and cash flows of this business up to the date of divestment.

The OBS Group has historically operated as an integrated part of Akzo Nobel and within the Akzo Nobel infrastructure. However, these combined interim financial statements have been prepared on a “carve-out” basis from the consolidated financial statements of Akzo Nobel to represent the financial position and performance of the OBS Group as if the OBS Group has existed, as of and during the six months ended June 30, 2007 and 2006, and as if International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements have been applied through out. The combined financial statements included herein may not necessarily be indicative of the OBS Group’s financial position, results of operations, or cash flows had the OBS Group operated as a separate entity during the periods presented or for future periods.

As described above, these combined interim financial statements reflect the assets, liabilities, revenues, expenses, and cash flows of the OBS Group. Under the “carve-out” basis of preparation, these combined interim financial statements as of and for the six months ended June 30, 2006 include allocations for various expenses, including corporate administrative expenses, as well as an allocation of certain assets and liabilities historically maintained by Akzo Nobel, but not recorded in the accounts of the OBS Group. These include, among other things, corporate overhead, interest expense, certain deferred and current income tax assets and liabilities, liabilities for certain compensation plans and contingent liabilities. The various allocation methodologies for corporate expenses, insurance, interest expense, share based payments, and pension and postretirement expenses are discussed in Notes 3, 3, 6, 11, and 12, respectively. Management of the OBS Group considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs that could have been incurred if the OBS Group had operated on a stand-alone basis. After January 1, 2007, some of the finance and supporting corporate activities are no longer being provided by Akzo Nobel. As a result, only those expenses relating to issues maintained at Akzo Nobel are included in the combined financial statements as of and for the six months ended June 30, 2007.

Through December 2006, Akzo Nobel used a centralized approach to manage cash and to finance the OBS Group’s operations. As a result, certain debt and cash and cash equivalents maintained at Akzo Nobel are not included in the combined interim balance sheet at December 31, 2006. The combined statement of income for the six months ended June 30, 2006 includes an allocation of Akzo Nobel’s interest expense as discussed in Note 6. The OBS Group’s financing requirements are represented by cash transactions with Akzo Nobel and are reflected in invested equity in the combined balance sheet at December 31, 2006.

The invested equity balance in these combined interim financial statements of the OBS Group constitutes Akzo Nobel’s investment in the OBS Group and represents the excess of total assets over total liabilities until December 31, 2006. Invested equity includes the effects of carve-out allocations from Akzo Nobel and the funding of the OBS Group’s operations through the in-house banking and cash pooling arrangements and loans to and from related parties with Akzo Nobel, and the OBS Group’s cumulative net income, including income directly recognized in equity. After February 28, 2007, Akzo Nobel no longer provided financing support for the OBS Group’s operations, other than via the related party loan and as a result, there are no cash transactions with Akzo Nobel reflected in invested equity in the combined balance sheet as of June 30, 2007. Invested equity does not constitute any contract that evidences a residual interest in the assets after deducting liabilities to which reference is made in IAS 32, Financial Statements: Disclosure and Presentation.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Prior to January 1, 2007 certain OBS Group companies were located in countries where they were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction. The current tax payable or receivable of these OBS Group companies represents the income tax amount to be paid to or to be received from the country tax leading holding company of Akzo Nobel. For the purpose of these combined interim financial statements it is assumed that only the current period is outstanding.

The combined statements of cash flows have been prepared under the indirect method in accordance with the requirements of IAS 7 Cash Flow Statements. The combined statement of cash flows exclude currency translation differences, which arise as a result of translating the assets and liabilities of non-Euro companies to euros at period-end exchange rates (except for those arising on cash and cash equivalents) and have been adjusted for non-cash transactions.

Akzo Nobel and the OBS Group have identified certain issues and areas that in preparation of and following the separation require mutually agreeable arrangements between them. These issues and areas have been included in a separation agreement, which was signed on February 28, 2007. Note 20 provides further explanation on the separation agreement.

As a result of the foregoing, among other things, the combined financial statements included herein may not necessarily be indicative of the OBS Group’s financial position, results of operations, or cash flows had the OBS Group operated on a stand-alone basis during the periods presented, or for future periods. Further, the combined financial statements do not reflect the financial impact of the actual separation of the OBS Group from Akzo Nobel on a stand alone basis.

The combined interim financial statements of the OBS Group have been prepared in accordance with IAS 34, Interim Financial Reporting. The combined financial statements as of and for the six months ended June 30, 2007 and 2006 are unaudited; however, in the opinion of the OBS Group’s management, the unaudited combined interim financial statements reflect all normal recurring adjustments necessary for a fair presentation of the combined financial position, the combined results of operations and the combined cash flows of the OBS Group as of the dates and for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) have been condensed or omitted. IFRS as applied by the OBS Group does not differ from IFRS as provided by the International Accounting Standards Board (“IASB”). Although the OBS Group believes that the disclosures are adequate to make the information presented not misleading, these unaudited combined financial statements should be read in conjunction with the audited combined interim financial statements and the notes thereto for the years ended December 31, 2006, 2005 and 2004.

The OBS Group’s business is not significantly impacted by seasonality. However, the results of operations for the six months ended June 30, 2007 and 2006 should not be taken as indicative of the results of operations that may be expected for the full year.

These combined interim financial statements are presented in euro, which is the functional currency of OBS N.V. and the OBS Group. All amounts are in millions of euros except headcount or unless otherwise stated. IFRS as applied by the OBS Group differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The effects of the application of US GAAP are disclosed in Note 21.

Note 2 — Significant Accounting Policies

The accounting policies applied by the OBS Group in the preparation of the accompanying combined interim financial statements are the same as those applied by the OBS Group in its

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

combined financial statements as of and for the year ended December 31, 2006. The OBS Group has not implemented any new IFRS accounting standards for the six months ended June 30, 2007.

Foreign currency translation

The main exchange rates against euros used in the preparation of the combined balance sheets and the combined statements of income are:

			Combined Statements
	Combined		of Income
	Balance Sheets		For the Six-Months
	June 30,	December 31,	Ended June 30,
	2007	2006	2007	2006

USD	1.345	1.317	1.328	1.229
GBP	0.672	0.671	0.675	0.689
CHF	1.657	1.607	1.635	1.567

Note 3 — Related Parties

The combined interim financial statements include transactions with related parties. The OBS Group entered into transactions with Akzo Nobel and its subsidiaries. Furthermore, Akzo Nobel provided corporate services for the combined financial statements periods presented. Management believes that product transfers between OBS Group and Akzo Nobel Group were made at arm’s length prices. On February 28, 2007, Akzo Nobel and the OBS Group entered into a EUR 1.150 billion loan. Under the loan agreement, the maturity date of the loan is December 31,2007 and the loan bears an interest rate of 6-months EURIBOR + 0.15% that accrues on the amount owed, from March 1, 2007 to the date of payment (both days inclusive). The entire principal amount of the loan not yet repaid to Akzo Nobel shall be due for immediate payment without any further notification or formality being required should, amongst other matters any other indebtedness of the OBS Group become due and payable prior to its specified maturity by reason of any default by the OBS Group in the due performance or observance of any obligation relating thereto, unless such indebtedness is not material in the context of the loan agreement. The loan is included in payables to related parties in the combined balance sheet as of June 30, 2007.

In the six month period ended June 30 2007, the OBS Group made several cash loans to Akzo Nobel totalling EUR 376 million on terms substantially equivalent to the terms of the aforesaid related party loan. These cash loans are included in receivables from related parties in the combined balance sheet as of June 30, 2007.

Sales and purchases of goods and services to and from Akzo Nobel and its subsidiaries were not significant for the six months ended June 30, 2007 and 2006. At June 30, 2007 and December 31, 2006, the OBS Group had receivables from Akzo Nobel and its subsidiaries of EUR 377 million and EUR 11 million, respectively. These amounts are reflected in receivables from related parties in the combined balance sheets. At June 30, 2007 and December 31, 2006, the OBS Group had payables to Akzo Nobel and its subsidiaries of EUR 1,163 million and EUR 5 million, respectively. These amounts are reflected in payables to related parties in the combined balance sheets.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

In addition, the OBS Group purchases and sells goods and services to and from two other related parties in which the OBS Group holds less than a 50% equity interest (associates). Such transactions were not significant on an individual or aggregate basis for the six months ended June 30, 2007 and 2006. These transactions were conducted at arm’s length with terms comparable to transactions with third parties.

General and administrative expenses for the six months ended June 30, 2006 include allocated corporate and regional costs from Akzo Nobel approximating EUR 14 million. These costs are primarily related to Akzo Nobel’s corporate administrative services to the OBS Group, and are generally allocated based on a combination of the ratio of the OBS Group’s annual revenues, gross profit, and property, plant, and equipment, to Akzo Nobel’s comparable consolidated revenues, gross profit, and property, plant, and equipment. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs had the OBS Group operated as a separate entity during the periods presented. In addition, Akzo Nobel has incurred specific costs that are directly related to the OBS Group. These costs have been allocated to the OBS Group based upon actual costs incurred by Akzo Nobel. For the six months ended June 30, 2007 and 2006, these direct related expenses amounted to nil and EUR 1 million respectively.

Through December 31, 2006, Akzo Nobel incurred certain insurance costs on behalf of the OBS Group. These costs primarily included insurance premiums, costs related to insurance claims and certain administrative (insurance) services. Akzo Nobel’s in-house insurance department acts as an in-house insurer that incurs the risk partially by themselves as well as insuring the risk partially with third party insurance companies. For the six months ended June 30, 2006, Akzo Nobel had allocated EUR 14 million to the OBS Group for total insurance expenses. These costs have been allocated based on the risk profiles of the OBS Group compared to the risk profiles of other Akzo Nobel businesses. The risk profiles used were based on the nature and operations of the various subsidiaries that are included in the OBS Group. Management considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs had the OBS Group operated as a separate entity. As of January 1, 2007, the OBS Group has its own insurance department which acts as an in-house insurer as well as insures risks partially with third party insurance companies and Akzo Nobel’s in-house insurance department acts as an insurance broker on behalf of the OBS Group for an annual fixed fee.

Through December 31, 2006, some of the OBS Group entities formed part of a fiscal unity headed by another Akzo Nobel company. In these instances, the Akzo Nobel tax leading company filed the tax return and settled the taxes with the respective OBS Group in that country. The income tax provisions related to the these OBS Group companies were calculated using a method as if these OBS Group companies had filed a separate tax return. As of January 1, 2007, the OBS is solely responsible for the filing and settlement of its companies’ tax returns. See Note 20, Incorporation and Separation, for tax settlements of the OBS Group for prior years which have been indemnified by Akzo Nobel.

Through December 31, 2006, Akzo Nobel used a centralized approach to manage cash and to finance the OBS Group’s operations. As a result, certain debt and cash and cash equivalents maintained at Akzo Nobel were not included in the combined balance sheet as of December 31, 2006. The OBS Group’s funding from Akzo Nobel through in-house banking and cash pooling and loans to and from related parties with Akzo Nobel were reflected in invested equity in the combined balance sheet at December 31, 2006. As of January 1, 2007, Akzo Nobel no longer provides financing support for the OBS Group’s operations other than via the related party loan, and therefore there are no such cash transactions reflected in invested equity in the combined balance sheet as of

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

June 30, 2007. All cash and cash equivalents reflected in these combined financial statements at June 30, 2007 belong to legal entities of the OBS Group.

The combined statement of income for the six months ended June 30, 2006 includes an allocation of Akzo Nobel’s interest expense of EUR 15 million. The allocation was principally based on the daily average outstanding cash balance funded to the OBS Group through Akzo Nobel’s cash accounts using a rate applicable to the underlying currency. While interest expense has been allocated, there was no debt specific to the OBS Group; therefore, no allocation of Akzo Nobel’s general corporate debt has been made in the combined balance sheet at December 31, 2006 as all transactions with Akzo Nobel were settled via invested equity. There were no such interest allocations for the six months ended June 30, 2007 as Akzo Nobel no longer finances the OBS Group’s operations other than via the related party loan. The combined statement of income for the six months ended June 30, 2007 includes EUR 18 million of interest expense related to the aforementioned related party loan provided by Akzo Nobel on February 28, 2007.

Prior to January 1, 2007, the OBS Group entered into derivative contracts with Akzo Nobel to manage the OBS Group’s foreign currency risk. At December 31, 2006 the outstanding contracts with Akzo Nobel to buy currencies had notional values of EUR 21 million while contracts with Akzo Nobel to sell currencies had notional values of EUR 57 million. As of January 1, 2007, the OBS Group’s treasury department enters into its own derivative contracts with third parties.

The OBS Group had various net loan receivables with Akzo Nobel which amounted to EUR 289 million and were included in invested equity in the combined balance sheet at December 31, 2006. These loans had interest at rates ranging from 3.9% to 4.0% in 2006. There were no such loans included in invested equity as of June 30, 2007.

In the ordinary course of business, the OBS Group has transactions with various organizations with which certain of the members of its Board of Management are associated, but no transactions were conducted in 2006 or for the six months ended June 30, 2007. Likewise, there have been no transactions with members of the Board of Management, any other senior management personnel or any family member of such persons. Also, no loans have been extended to members of the Board of Management, any other senior management personnel or any family member of such persons. Certain members of the OBS Group’s Board of Management are also members of Akzo Nobel’s Board of Management.

Guarantees

Through December 31, 2006, Akzo Nobel was jointly and severally liable for contractual debts of certain Dutch OBS Group companies included in these combined financial statements. These debts, provisions, and payables, at December 31, 2006, aggregated to EUR 221 million and are included in the combined balance sheet as of December 31, 2006. In addition, Akzo Nobel issued guarantees on behalf of the OBS Group companies in the amount of EUR 221 million and EUR 252 million as of June 30, 2007 and December 31, 2006, respectively including guarantees issued by Akzo Nobel in relation to the filing exemption for certain Irish companies under section 5(c) of the Companies (Amendment) Act 1986 Ireland.

As of January 1, 2007, Akzo Nobel established an umbrella facility of EUR 80 million on behalf of the OBS Group for guarantees issued by the OBS Group. The OBS Group issued guarantees of EUR 71 million to third parties during the six months ended June 30, 2007.

Note 4 — Segment Information

Segment information is presented in respect of the OBS Group’s business segments. The primary segment reporting is based on the business segments of the OBS Group, whereby the business

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

segments are engaged in providing products or services which are subject to risks and rewards which differ from the risks and rewards of the other segments. In determining whether products and services are related, aspects such as the nature of the products or services, the nature of the production processes, and the type or class of customers and end users, for the products or services are taken into consideration. Segments reported are Organon and Intervet which also reflects the management structure of the OBS Group. The secondary segment reporting is based on the geographical areas in which the OBS Group operates, whereby segment revenue is based on the geographical location of customers and segment assets are based on the geographical location of the assets.

The identification of segments is based on the way the business units are currently managed (composition of management teams and responsibilities) as well as the content of management information used to allocate resources within the business units. The risks and rates of return are affected predominately by differences in its businesses, Organon and Intervet, and not by the fact that the OBS Group operates in different countries.

Segment revenues and results include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

	For the Six Months Ended June 30,
							Share of
	Revenues from		Group		Operating		Profit of		Depreciation
	Third Parties		Revenues		Income		Associates		and Amortization
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006

Organon	1,253	1,308	1,267	1,321	195	174	1	—	59	63
Intervet	606	562	606	562	128	109		—	30	29

	1,859	1,870	1,873	1,883	323	283	1		89	92
Inter-segment revenues			(14)	(13)

			1,859	1,870

Note 5 — Other Operating (Expense) Income

	For the
	Six Months
	Ended June 30,
	2007	2006

Results on sale of redundant assets	1	—
Currency exchange differences	1	1
impairment charges	—	—
Legal charges	—	—
Results on divestments	—	6
Other income/(expense)	1	—

	3	7

In 2006, the results on divestments of EUR 6 million relate to the gain on Intervet’s divestment of one of its feed additives businesses, Crina.

Note 6 —	Financial Expense and Income

Through December 31, 2006, Akzo Nobel used a centralized approach for cash management and to finance its operations. Through December 31, 2006, cash deposits were remitted to Akzo Nobel on

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

a regular basis and reflected within invested equity in the combined balance sheet. Similarly, the OBS Group’s cash disbursements were funded through Akzo Nobel’s cash accounts.

As a result, certain debt and cash and cash equivalents maintained by Akzo Nobel were not included in the combined balance sheet as of December 31, 2006. The OBS Group’s financing requirements were represented by cash transactions with Akzo Nobel and were reflected in invested equity in the combined balance sheet at December 31, 2006.

Through December 31, 2006, interest expense allocations from Akzo Nobel were allocated principally based on the daily average outstanding cash balance funded to the OBS Group through Akzo Nobel’s cash accounts using a rate applicable to the underlying currency, which ranged from 1.0% to 7.7% for the six months ended June 30, 2006. For the six months ended June 30, 2006 interest expense of EUR 15 million had been allocated to the OBS Group and is included in the combined interim statement of income.

In addition through December 31, 2006, management had determined that no debt maintained at the Akzo Nobel group level related specifically or entirely to the OBS Group businesses, nor did the OBS Group guarantee or pledge its assets as collateral for Akzo Nobel’s debt. As such, management felt that there was no need to push down debt to the combined financial statements of the OBS Group at December 31, 2006. Nevertheless, as described above, interest expense had been allocated and reflected in the combined financial statements of the OBS Group because the OBS Group did receive cash advances from Akzo Nobel.

As of February 28, 2007, Akzo Nobel no longer provides financing to the OBS Group other than via the related party loan and as such, there are no longer any loans from/to Akzo Nobel included in invested equity in the combined balance sheet as of June 30, 2007. The OBS Group enters into financing arrangements with third parties on its own behalf and reflects those as liabilities in the combined balance sheet. The actual interest expense incurred in conjunction with these borrowings has been reflected in the combined interim statement of income. Interest expense of EUR 22 million for the six months ended June 30, 2007 is related to the aforementioned EUR 1.150 billion loan with Akzo Nobel.

Financial expense and income consist of the following:

	2007	2006
For the six months ended June 30,
Financial expenses
Interest expense — related parties	(22)	(15)
Interest expenses — other	(5)	(4)
Financial income
Interest income — related parties	3	—
Interest income — other	3	1

	(21)	(18)

Interest expense is reduced by EUR 1 million and nil for the six months ended June 30, 2007 and 2006, respectively, due to interest capitalized on capital investment projects under construction.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 7 — Taxes

Profit before tax amounted to EUR 303 million and EUR 265 million for the six months ended June 30, 2007 and 2006 respectively. Tax (charges)/benefits are included in the combined interim statement of income as follows:

	2007	2006

For the six months ended June 30,
Tax on operating income less financing costs	(80)	(72)
Tax associates	—	—

	(80)	(72)

The classification of current and deferred tax (charges)/benefits in the combined statement of income is as follows:

	2007		2006
For the six months ended June 30,
Current tax:
— for the six month period	(82)		(71)
— adjustments for prior periods	—		(2)

		(82)		(73)
Deferred tax:
— origination and reversal of temporary differences	2		1
— tax losses not recognized	—		—

		2		1

		(80)		(72)

The reconciliation of the statutory tax rate in the Netherlands to the effective combined tax rate is as follows:

	2007	2006

For the six months ended June 30,
Statutory tax rate in The Netherlands	26%	30%
Effect of different rates in foreign countries	—	(2)%
Adjustments for prior years	—	(1)%

	26%	27%

In assessing the realizability of the deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The amount of the deferred tax assets considered realizable, however, could change in the near term if future estimates of projected taxable income during the carry-forward period are revised.

Deferred tax assets and liabilities are offset only when there is a legally enforceable right to set off tax assets against tax liabilities and when the deferred tax assets and liabilities relate to the same tax authority.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The movement in deferred tax assets and liabilities during the periods are as follows:

	Balance	Changes in			Balance
	December 31,	Exchange	Recognized		June 30,
	2006	Rates	in Income	Other	2007

Intangible assets	26	—	(1)	—	25
Property, plant and equipment	8	(1)	(2)	—	5
Inventories	98	—	—	—	98
Trade and other receivables	4	—	—	—	4
Provisions:
— restructuring	1	—	(1)	—	—
— other provisions	85	(1)	11		95
Other items	21		(5)	—	16
Net operating loss carry-forwards	13	—	—	—	13

Net deferred tax asset/liabilities	256	(2)	2		256

	Balance	Changes in			Balance
	December 31,	Exchange	Recognized		June 30,
	2005	Rates	in Income	Other	2006

Intangible assets	61	(3)	(19)	—	39
Property, plant and equipment	12	(2)	8	—	18
Inventories	86		20		106
Trade and other receivables	8				8
Provisions:
— restructuring	—
— other provisions	128	(2)	(13)	(1)	112
Other items	14	(2)	14	—	26
Net operating loss carry-forwards	22	(1)	(9)		12

Net deferred tax asset/liabilities	331	(10)	1	(1)	321

Classification of the deferred tax assets and liabilities in the combined balance sheets, which is determined at the fiscal entity level, is as follows:

	June 30,	December 31,
	2007	2006

Deferred tax assets	282	281
Deferred tax liabilities	(26)	(25)

	256	256

Income tax receivable and payable have been offset in cases where there is a legally enforceable right to set off current tax asset against current tax liability and when the intention exists to settle on a net basis or to realize the receivable and payable simultaneously.

Income tax receivable of EUR 26 million and EUR 74 million at June 30, 2007 and December 31, 2006, respectively, represents the amount of income taxes recoverable in respect of current and prior

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

periods. As of June 30, 2007 and December 31, 2006, income tax receivable from Akzo Nobel entities of nil and EUR 15 million respectively are included in the income tax receivable in the combined balance sheets.

Income tax payable of EUR 131 million and EUR 133 million at June 30, 2007 and December 31, 2006, respectively, relates to the amount of taxes payable for current and prior periods to the tax authorities.

Note 8 — Inventories, net

For the six months ended June 30, 2007 and 2006, EUR 2 million and EUR 11 million, respectively, were recognized in the combined interim statements of income for the write-down of inventories to its net realizable value, while EUR 1 million and EUR 4 million, respectively, of write-downs were reversed in the period of sale. There are no inventories subject to retention or title clauses.

Additionally, for the six-months ended June 30, 2007 and 2006, the OBS Group recorded an expense in the combined interim statements of income of EUR 30 million and EUR 26 million, respectively, related to the impairment of obsolete inventories.

Note 9 — Trade and Other Receivables, net

Trade receivables are shown net of impairment losses of EUR 12 million and EUR 15 million at June 30, 2007 and December 31, 2006, respectively. In the six months ended June 30, 2007 and 2006, the OBS Group recorded net additions and reversals of impairment losses of nil and EUR 2 million in the combined interim statements of income, respectively.

Note 10 — Invested Equity

Prior to January 1, 2007, the invested equity balance in the combined financial statements of the OBS Group constitutes Akzo Nobel’s investment in the OBS Group and represent the excess of total assets over total liabilities. Invested equity includes the effects of carve-out allocations from Akzo Nobel and the funding of the OBS Group activities through the in-house banking and cash pooling and loans from and to related parties with Akzo Nobel, and the OBS Group’s cumulative net income, including income directly recognized in invested equity. As of February 28, 2007, Akzo Nobel no longer provides financing support for the OBS Group’s operations other than via the related party loan and as a result, there are no such cash transactions with Akzo Nobel nor allocations from Akzo Nobel reflected in the invested equity in the combined balance sheet as of June 30, 2007. Invested equity does not constitute any contract that evidences a residual interest in the assets after deducting liabilities.

Cumulative translation reserves

The cumulative translation reserves comprise all foreign currency differences arising from the translation of the OBS Group’s financial statements of net investments in foreign subsidiaries.

Assets and liabilities of foreign subsidiaries are translated into euros at exchange rates on the balance sheet date. Revenues and expenses are translated into euros at rates approximating the foreign exchange rates ruling at the dates of the transactions. Exchange differences resulting from translation into euros of invested equities and of intercompany loans of a permanent nature with respect to subsidiaries outside the Euro region are recorded within invested equity. Upon disposal or liquidation of a foreign entity, these cumulative translation adjustments are recognized as income or expense.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

A description of the amounts recorded in invested equity is as follows:

Share-based payment costs funded by Akzo Nobel

The share-based payment costs funded by Akzo Nobel represent share-based payment expenses, allocated to the OBS Group, based on the actual OBS Group employees who participate in the Akzo Nobel share plans. See Note 11.

Interest expense funded by Akzo Nobel

The interest expense funded by Akzo Nobel represents interest charges allocated to the OBS Group based on average levels of funding provided to the OBS Group by Akzo Nobel. See Note 3 and Note 6.

Corporate overhead costs funded by Akzo Nobel

The corporate overhead costs funded by Akzo Nobel represents an allocation of charges to the OBS Group incurred by Akzo Nobel for various corporate administrative costs, on behalf of the business units of the OBS Group. See Note 3.

Insurance expense funded by Akzo Nobel

The insurance expense funded by Akzo Nobel represents insurance expenses incurred by Akzo Nobel on behalf of the OBS Group that have been allocated to the OBS Group. See Note 3.

Tax transfers from/(to) Akzo Nobel

The tax transfers from/(to) Akzo Nobel represent intercompany tax payments and settlements, from and to the OBS Group and the Akzo Nobel tax leading holding companies.

Employee benefits and other non-cash transfers

These amounts primarily represent allocations of employee benefit related assets and liabilities in regard of pension plans accounted for by Akzo Nobel on behalf of the OBS Group.

Cash transfers from/(to) Akzo Nobel

The cash transfers from/(to) Akzo Nobel consist of group contributions from or to Akzo Nobel, capital contributions funded by Akzo Nobel, the net movement of funding by Akzo Nobel and intra group movements. As of December 31, 2006, invested equity includes EUR 1,049 million of funding by Akzo Nobel which does not have the characteristics of debt. Also, as of December 31, 2006, invested equity includes EUR 289 million of net loans due from and due to related parties.

Note 11 Share-Based Payments

Akzo Nobel sponsors the following stock options plans and share plans in which certain employees of the OBS Group participate. As the share-based payment plans are Akzo Nobel plans, amounts have been recognized through invested equity.

Stock Option Plans

Akzo Nobel grants options to all members of the Board of Management, senior vice presidents and executives. Stock options granted cliff-vest and are exercisable after three years. The options granted to senior vice presidents and executives expire after five years and options granted from 2002 onwards expire after seven years. Options granted to members of the Board of Management from 2000 expire after ten years and options granted from 2003 onwards expire after seven years. All

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

outstanding options issued from 1999 cannot be exercised during the first three years. One option entitles the holder thereof to buy one Akzo Nobel N.V. common share or one American Depository Share (“ADS”). The exercise price is the Euronext Amsterdam opening price on the first day that the Akzo Nobel share is quoted ex dividend or the opening price for an ADS on NASDAQ/NMS on the first day that the Akzo Nobel ADS is quoted ex dividend. Also, for the options granted since 2005, certain economic value added performance criteria are included in the vesting conditions. Through June 30, 2005, the option holder could also request that the option be cash settled.

Since 2005, Akzo Nobel grants performance related stock options to executives. Under this plan, executives are granted a conditional number of options, under shareholder approval, whose vesting is conditional on the achievement of financial performance targets, expressed as Economic Value Added on Invested Capital (“EOI”). The percentage of granted, contingent options that vest depends on Akzo Nobel’s average EOI over a three-year period. One option entitles the holder thereof to buy one Akzo Nobel N.V. common share or one ADS. The option holder can also request that the option be cash settled.

These option plans could be cash settled through July 1, 2005, and were modified as of this date to be share settled. The fair value of employee service received in return for share options granted are measured by reference to the fair value of share options granted. Until July 1, 2005, the OBS Group recognized at each balance sheet the fair value of the options outstanding per that date, taking into account the passage of time of the three-year vesting period. The change in this fair value was recognized in income. Compensation expense of EUR 1 million and EUR 1 million has been recognized under these plans for the six months ended June 30, 2007 and 2006, respectively.

Performance Share Plan (Executives and Board of Management)

In 2004, Akzo Nobel introduced a conditional performance stock option plan for the Board of Management and on January 1, 2005 for executives. Under this plan, members of the Board of Management and executives were granted a conditional number of shares. The vesting of the shares is conditional on the achievement of performance targets, expressed as Total Shareholder Return (“TSR”) of Akzo Nobel, relative to the TSR of a group of competitors during the relative performance period. The percentage of granted, contingent shares that vest depends on Akzo Nobel’s TSR, relative to those of competitors, achieved during the three-year vesting period. The awards will be satisfied by the delivery of Akzo Nobel N.V. shares, or in exceptional cases, by means of a cash payment.

Due to the performance criteria of the share plan, the OBS Group bases compensation expense on the best available estimate of the number of shares that are expected to vest and revises that estimate, if necessary, if subsequent information indicates that actual forfeitures are likely to differ from initial estimates. Management expects the conditional shares granted to vest based on available information. Expense of EUR 1 million and EUR 1 million has been recognized during the six months ended June 30, 2007 and 2006, respectively.

During the six months ended June 30, 2007, Akzo Nobel has conditionally decided to settle the outstanding 2006 and earlier awards based on the stock price of Akzo Nobel at the day of the closing of the transaction with Schering-Plough. The settlement of these awards is conditional on the closing of the transaction with Schering-Plough and will take place in the month after the closing date. Akzo Nobel remains as the administrator and sponsor of the plans, and any expenses related to the OBS Group will be accounted for by the OBS Group. Further, Akzo Nobel did not issue any new awards during 2007 to OBS Group employees, however, awards conditional on the closing of the transaction,

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

were granted to OBS Group executives. These awards will be settled in cash, subsequent to the closing, in June 2008.

Akzo Nobel has estimated that the total conditional settlement would approximate EUR 9 million, of which 50% will be paid by Schering-Plough, based on current factors. No cash payments will be made by Akzo Nobel until the close of the transaction with Schering-Plough. An additional expense of EUR 2 million has been recognized in the combined statement of income for this change for the six months ended June 30, 2007.

The following is a summary of activity pertaining to the OBS Group employees that participated in the various Akzo Nobel stock option and share plans:

		American
	Common	Depository
Outstanding	Shares	Shares

Balance at December 31, 2005	1,217,079	158,020
Options granted	230,645	—
Options exercised	(223,340)	(56,760)
Options forfeited	(93,632)	(3,640)

Balance at June 30, 2006	1,130,752	97,620

Balance at December 31, 2006	1,099,659	89,080
Options exercised	(446,451)	(64,140)
Options forfeited	(19,170)	—

Balance at June 30, 2007	634,038	24,940

The following is a summary of activity pertaining to the OBS Group executives and Board of Management that participated in the Akzo Nobel performance share plan:

Performance
Share Plan
(Executives and Board
Outstanding	of Management)

Balance at June 30, 2006	686,553

Balance at June 30, 2007	696,902

Fair value and assumptions used

The expected value of performance stock options for the Board of Management and executives is based on a binomial lattice option pricing model, using certain assumptions. These assumptions were used for these calculations only, and do not necessarily represent an indication of management’s expectations of future developments. In addition, option valuation models require the input of highly subjective assumptions, including expected share price volatility. The OBS Group’s employee stock options have characteristics significantly different from those of traded options and changes in the subjective assumptions used for the calculation can materially affect the fair value estimate.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The fair value and the assumptions used for the options granted were as follows, for the six months ended June 30, 2006:

2006

Fair value at measurement date	9.86
Share price at measurement date	46.46
Exercise price	46.46
Expected share price volatility (%)	24.8
Expected option life (years)	5
Expected dividend yield (%)	2.74
Risk free interest rate (%)	3.92

The expected volatility is based on the historic volatility (calculated based on the weighted average remaining life of the share options), adjusted for any expected changes to future volatility due to publicly available information. Share options are granted under a service condition and a non-market performance condition. Such conditions are not taken into account in the grant date fair value measurement. There are no market conditions associated with the share option grants.

The grant date fair value of the performance shares is amortized as an expense over the three-year vesting period. The fair value at grant date is based on the Monte Carlo simulation model taking market conditions into account. The value was calculated by external actuaries and amounted to EUR 16.80 for the performance shares conditionally granted during the six months ended June 30, 2006.

Note 12 — Provisions

Provisions consist of the following at June 30, 2007 and December 31, 2006, including current portions:

	2007	2006

Pensions and other postretirement benefits	266	263
Restructuring of activities	4	6
Other	48	43

	318	312

Provisions for pensions and other postretirement benefits

The majority of the OBS Group employees participate in Akzo Nobel defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans which provide benefits to employees and former employees of both the OBS Group and other Akzo Nobel businesses. In these plans, the assets and liabilities that relate to employees (and former employees) of the OBS Group are combined with those related to employees (and former employees) of other Akzo Nobel businesses.

The OBS Group has obtained information about each of these Akzo Nobel plans measured in accordance with IAS 19 on the basis of assumptions that apply to each of the plans as a whole, and used a reasonable allocation method to determine the OBS Group’s portion of each plan’s assets, liabilities and benefit costs under IAS 19. For each of these plans, the defined benefit obligation (at each balance sheet date), and the service cost, contributions, benefit payments, and impact of special events (in each accounting period), relating to the OBS Group, have been determined using approximate

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

actuarial techniques which take into account the membership profile of OBS Group participants compared to the membership profile for participants in the plan as a whole. Plan assets at each balance sheet date have generally been split in the same proportion as the defined benefit obligation.

Management believes that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the actual separation of these pension plans in the future.

Furthermore, some OBS Group employees participate in stand-alone OBS Group pension and other postretirement benefit plans. The related expenses, assets and liabilities for these plans are accounted for in the OBS Group businesses in accordance with IAS 19.

The defined benefit pension plans in which the OBS Group’s employees participate generally provide benefits based on years of service and employees’ compensation. The funding policies for the plans are consistent with local requirements in the countries of establishment. Obligations under the plans are systematically provided for by depositing funds with trustees or separate foundations, under insurance policies, or by balance sheet provisions. Plan assets principally consist of long-term interest-earning investments, quoted equity securities, and real estate.

A number of OBS Group’s current and former employees participate in Akzo Nobel postretirement healthcare and life assurance plans. The OBS Group has accrued for the expected costs of providing such postretirement benefits during the years that the employee rendered the necessary services.

Valuations of the obligations under the pension and other postretirement benefit plans are carried out by independent actuaries. The discount rates applied are based on yields available on high quality corporate bonds that have currencies and terms consistent with the currencies and estimated terms of the OBS Group’s obligations.

During 2006, Akzo Nobel closed their US and Canadian defined benefit pension plans in which OBS Group employees and former employees participate to further accrual and implemented defined contribution plans for future benefit provision. During 2006, Akzo Nobel also altered the qualification requirements and changed the existing level of benefits in its US postretirement welfare plan in which OBS Group employees and former employees participate. Due to these changes, the OBS Group’s provision for pensions and other postretirement benefits decreased by EUR 29 million, which was recorded in the combined statements of income during the year ended December 31, 2006.

During 2005, Akzo Nobel reached agreement with the unions on a change of its pension plan in The Netherlands, so that, effective December 31, 2005, it changed from a defined benefit plan to a defined contribution plan. In connection with this change during 2005, Akzo Nobel paid a one-time nonrefundable contribution of EUR 151 million, prepaid EUR 50 million in July 2005 of loans which are to be repaid by retaining employee pension premiums, and granted a EUR 100 million subordinated loan in September 2005, that had a fair value of EUR 87 million. At June 30, 2007 and December 31, 2006, Akzo Nobel allocated EUR 4 million and EUR 8 million of the loans, respectively, which are to be redeemed by retaining employee pension premiums, and EUR 33 million and EUR 33 million, respectively, of the fair value of the subordinated loan to the OBS Group based on the ratio of the OBS Group’s plan liabilities to the total Akzo Nobel Pension Fund liabilities. Management feels that the allocation method is reasonable.

At June 30, 2007 and December 31, 2006, the pension and postretirement provisions are EUR 266 million and EUR 263 million, respectively, which have been recorded as provisions in the combined balance sheets.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

In the United States, the Medicare Prescription Drug Improvement and Modernization Act of 2003 introduced prescription drug benefits for retirees as well as a federal subsidy to sponsors of postretirement healthcare plans, which both began at January 1, 2006. This reimbursement right has been recognized as an asset under other financial non-current assets in the combined balance sheets and is measured at fair value. At June 30, 2007 and December 31, 2006, this value was EUR 9 million and EUR 9 million, respectively.

The net periodic pension costs for the defined benefit pension plans for the six months ended June 30, 2007 and 2006 was EUR 15 million and EUR 21 million, respectively.

Provisions for restructuring of activities

Provisions for restructuring of activities comprise accruals for certain employee benefits and for costs that are directly associated with plans to exit specific activities and closing down of facilities. For all restructurings a detailed formal plan exists, and the implementation of the plan has started or the plan has been announced. Most restructuring activities relate to relatively smaller restructurings, and are expected to be completed within two years from the balance sheet date. However, for certain plans payments of termination benefits to former employees may take several years longer.

Other provisions

Other provisions relate to a great variety of risks and commitments, including provisions for other long-term employee benefits like long-service leave and jubilee payments, provisions for environmental costs, provision for returns, allowances and legal claims. At June 30, 2007 and December 31, 2006, the OBS Group has recorded a provision of EUR 11 million for returns and allowances. For details on environmental expenses, see Note 17.

The majority of the cash outflows related to other provisions are expected to be within 1 to 5 years. In calculating the other provisions a discount rate average of 5% has been used.

Note 13 — Deferred Income

In December 2003, the OBS Group received an initial payment of EUR 88 million from Pfizer for the co-development and co-marketing agreement for asenapine. Such payments are to be reported as deferred income and to be recognized as revenue in subsequent years. For this payment, recognition is based on the estimated co-development costs expected to be incurred over the co-development period. Because the agreement terminated in May 2007, all amounts have been recognized in income as of June 30, 2007.

Note 14 — Borrowings (Non-current)

	June 30,	December 31,
	2007	2006

Debt to credit institutions	5	6
Other borrowings	51	39

	56	45

The weighted average effective interest rate approximated 5.9% for the six months ended June 30, 2007, and 5.9% in 2006.

At June 30, 2007 and December 31, 2006, none of the borrowings were secured by means of mortgages, etc.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Note 15 — Borrowings (Current)

	June 30,	December, 31,
	2007	2006

Debt to credit institutions	107	75
Current portion of borrowings	31	37

	138	112

Note 16 — Financial Instruments

Foreign exchange risk management

The OBS Group enters into forward exchange contracts with Akzo Nobel and with third parties to hedge the transaction risk on sales, purchases, and financing transactions denominated in currencies other than the functional currency of the subsidiary concerned. The purpose of these foreign currency hedging activities is to protect the OBS Group from the risk that the eventual functional currency net cash flows resulting from committed trade or financing transactions are adversely affected by changes in exchange rates. Most forward exchange contracts outstanding at year-end have a maturity of less than one year. Where necessary, the forward exchange contracts are rolled over at maturity. The OBS Group does not use financial instruments to hedge the translation risk related to equity, intercompany loans of a permanent nature, and earnings of foreign subsidiaries. Currency derivatives are not used for speculative purposes.

At June 30, 2007 and December 31, 2006, the notional value of outstanding contracts to buy currencies totalled EUR 41 million and EUR 21 million, respectively, while contracts to sell currencies totalled EUR 361 million and EUR 57 million, respectively. These contracts mainly relate to the U.S. dollar, Australian dollar, Swiss franc, Swedish kronor, Norwegian kronor, Polish zloty, pounds sterling, and Japanese yen, all having maturities within one year.

Interest risk management

The subordinated loan to the Akzo Nobel Pension Fund is sensitive to changes in interest rates. The OBS Group’s share of the face value of the loan is EUR 36 million and the expected maturity is subsequent to 2010 with an average interest rate of 3.5%. The OBS Group’s share of the carrying value of the loan and estimated fair value is EUR 33 million with an effective interest rate of 5.1%.

Credit risk

The OBS Group has a credit risk management policy in place. The exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit. Generally the OBS Group does not require collateral in respect of financial assets.

Investments in cash and cash equivalents are entered into with counterparties which have a high credit rating and limits per counterparty have been set. Transactions involving derivative financial instruments are with counterparties with sound credit ratings and with whom the OBS Group has contractual netting agreements. The OBS Group has no reason to expect non-performance by the counterparties to these agreements.

Due to the geographical spread of the OBS Group and the diversity of its customers, at the balance sheet date the OBS Group was not subject to any significant concentration of credit risks. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, in the combined balance sheet.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Sensitivity analysis

By managing currency risks, the OBS Group aims to reduce the impact of short-term fluctuations on the OBS Group’s earnings. Over the longer-term, however, permanent changes in foreign exchange and interest rates would have an impact on combined earnings.

At June 30, 2007 the decrease in the OBS Group’s profit before tax as a result of a general increase of one percentage point in interest rates would not be significant. Cash and cash equivalent and short-term borrowings have been included in this assessment.

Fair value of financial instruments

The estimated fair values at June 30, 2007 of non-current borrowings and the subordinated loan to the Akzo Nobel Pension fund approximate their carrying values. The fair value of the OBS Group’s non-current borrowings was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the OBS Group for debt with similar maturities.

The fair value of forward exchange contracts is determined using quoted forward exchange rates at the balance sheet date.

At June 30, 2007 and December 31, 2006 the OBS Group’s forward exchange contracts were recognized at fair value.

The carrying amounts of cash and cash equivalents, receivables, current borrowings, and other current liabilities approximate fair value due to the short maturity period of those instruments.

Note 17 — Contingent Liabilities and Commitments

Environmental matters

The OBS Group is confronted with costs arising out of environmental laws and regulations, which include obligations to eliminate or limit the effects on the environment of the disposal or release of certain wastes or substances at various sites. Proceedings involving environmental matters, such as the alleged discharge of chemicals or waste materials into the air, water, or soil, are pending against the OBS Group in various countries.

It is the OBS Group’s policy to accrue and charge against earnings environmental cleanup costs when it is probable that a liability has incurred and an amount is reasonably estimable. These accruals are reviewed periodically and adjusted, if necessary, as assessments and cleanups proceed and additional information becomes available. Environmental liabilities can change substantially due to the emergence of additional information on the nature or extent of the contamination, the necessity of employing particular methods of remediation, actions by governmental agencies or private parties, or other factors of a similar nature. Cash expenditures often lag behind the period in which an accrual is recorded by a number of years.

The provisions for environmental costs accounted for in accordance with the aforesaid policies aggregated EUR 1.0 million and nil as of June 30, 2007 and as of December 31, 2006, respectively. The provision has been discounted using an average discount rate of 5.25%.

The OBS Group has certain asset retirement obligations for which the timing of settlement is conditional upon the closure of the related operating facility. At this time, there are no specific plans for the closure of these related facilities, and the OBS Group currently intends to make improvements to the assets as necessary that would extend their lives indefinitely. Furthermore, the settlement dates

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

have not been specified by law, regulation or contract. As a result, the OBS Group is unable to estimate the fair value of the liability. If a closure plan for any of these facilities is initiated in the future, the settlement dates will become determinable, an estimate of the fair value will be made, and an asset retirement obligation will be recorded.

While it is not feasible to predict the outcome of all pending environmental exposures, it is reasonably possible that there will be a need for future provisions for environmental costs which, in management’s opinion, based on information currently available, would not have a material effect on the OBS Group’s financial position and liquidity but could be material to the OBS Group’s results of operations in any one accounting period.

Antitrust

In 1999, the Brazilian Consumer Authority commenced action against Hoechst Roussel Vet, a veterinary company acquired by Intervet in 1999. The Brazilian Consumer Authority demanded the OBS Group to justify the prices charged for FMD vaccines, asserting that such prices were abusive. On February 1, 2001, the Secretariat for Economic Monitoring issued a technical opinion recommending the dismissal of the proceeding, because there was no proof of the alleged conduct. An economic survey justifying the pricing and documentation was provided by Intervet to the Ministry of Justice in May 2005. However, no final report and opinion has been published at this time. The maximum fine the Brazilian Consumer Authority could impose on Intervet is 30% of the total gross revenue of the Brazilian subsidiary in the year before the alleged infraction, which would amount to less than EUR 10 million.

Also in 1999, the Brazilian Antitrust Authority commenced an investigation into Organon’s Brazilian subsidiary and 20 other pharmaceutical companies to investigate alleged collusion on their part against generic manufacturers of pharmaceutical products in Brazil. A final administrative decision was issued in October 2005, and each pharmaceutical company, including our subsidiary, was convicted and fined an amount equal to 1% of total gross revenue (free from tax) in the year before the infraction. This amount has not yet been established, the OBS Group have made a provision in the amount of approximately EUR 0.8 million.

Litigation

During 2005, the State of Alabama, the State of Mississippi, and 41 counties (now 42 counties) and New York City within the State of New York, separately brought claims against up to approximately 80 pharmaceutical manufacturers, including Organon Pharmaceuticals USA Inc., the predecessor of our United States subsidiary Organon Pharmaceuticals U.S.A Inc. LLC and Organon USA, Inc., alleging pricing fraud and, in the case of the State of Mississippi, conspiracy to commit such fraud, in violation of state, federal, and/or common law. The plaintiffs claim that the defendants committed fraud and were unjustly enriched by intentionally setting false and inflated average wholesale prices for their pharmaceutical products, which is the basis for Medicaid reimbursement. The plaintiffs further allege that such products were then marketed to pharmacists, physicians and/or pharmacy chain stores in such a way as to capitalize on the difference between the amount reimbursed by Medicaid for dispensing the products and the actual acquisition cost for the products. The allegations against our subsidiary have been pled with limited specificity and, although Remeron® sales are specifically mentioned in most complaints, in all cases except in Alabama, the allegations may extend to other products also. The complaints seek injunctive relief as well as actual, statutory, treble and punitive damages and, in some cases, disgorgements.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

All but four of the New York county cases have been consolidated in the U.S. District Court for the District of Massachusetts. Three of the remaining New York cases have been removed to federal district courts in New York and transfer to the U.S. District Court for the District of Massachusetts pending a decision by the Judicial Panel on Multidistrict Litigation. A motion to dismiss the cases in the U.S. District Court for the District of Massachusetts was partially granted in April 2007. Thereafter, plaintiffs have filed a First Amended Consolidated Complaint, in response to which defendants, including our subsidiaries, have filed a joint motion to dismiss. A decision on this motion is expected in the second half of 2007. A motion to dismiss the Erie County case (one of the cases pending transfer to the U.S. District Court for the District of Massachusetts) was partially granted in September 2006. The Mississippi case has been dismissed. The proceedings in the State of Alabama are at an early stage, with discovery having commenced on April 13, 2005. The OBS Group does not believe to have been engaged in any improper conduct and are vigorously defending these matters.

Certain wholly owned operating subsidiaries of Organon and Intervet were named in the final report of the Independent Inquiry Committee into the United Nations’ Oil for Food Program for humanitarian support to Iraq. The report states that these entities made some improper payments in connection with four contracts (with a total value of USD 3.4 million) with the Iraqi Government to provide pharmaceuticals and vaccines. Akzo Nobel has been conducting an internal review of this matter and has voluntarily reported on that review to the US Securities and Exchange Commission and to the US Department of Justice. The Dutch FIOD/ECD also conducted an investigation into Organon’s involvement in this matter; these investigations have been concluded in May 2007. The OBS Group is currently discussing a possible settlement with these authorities. While neither of the said authorities have taken any action against Akzo Nobel or its subsidiaries, this matter could expose Akzo Nobel and/or its subsidiaries to regulatory and/or criminal charges and sanctions.

In January 2006, Akzo Nobel Nederland B.V. and the Akzo Nobel Pension Fund in The Netherlands received a summons from the Association of Retired Akzo Nobel Employees (Vereniging van Gepensioneerden Akzo Nobel) with regard to the changed financing of Akzo Nobel’s Dutch pension plan (relating to the change from a defined benefit plan to a defined contribution plan), as a consequence of which an alleged unconditional right to indexation became conditional. If the claim were to succeed, then, pursuant to the separation agreement, the OBS Group would be responsible to reimburse Akzo Nobel or any other member of its group for all losses actually incurred in connection therewith to the extent relating to any former employees that, at the time of ceasing their employment with the Akzo Nobel Group, worked primarily in any current or former human healthcare or animal healthcare activities of the Akzo Nobel Group. The claim was recently dismissed by the Court of First Instance. An appeal can be filed within three months after the court’s judgment, which period expires in April 2007.

In July 2006, drug wholesaler RxUSA brought claims against 16 pharmaceutical manufacturers, including the OBS Group, as well as against five drug wholesalers, the Healthcare Management Distribution Association and certain individuals, alleging joint and several liability for, amongst other things, monopolization of the wholesale pharmaceutical market in violation of state and federal antitrust laws. The plaintiff claims that defendants willfully acquired and sought to maintain a monopoly and exclude competition by “secondary wholesalers”. The plaintiff further alleges that the 16 pharmaceutical manufacturers and other wholesale dealers wrongfully and illegally refused to deal directly with RxUSA, making it impossible for it to acquire products for sale. RxUSA is seeking injunctive relief, attorneys’ fees and treble damages. The proceedings are at an early stage. The OBS Group has filed motions to dismiss these claims and intend to contest them vigorously.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

During 2006 the OBS Group lost key elements of patent protection for Livial® in the United Kingdom. Key protective claims under our chemical purity, crystalline purity and particle size patents have recently been revoked by U.K. courts. The OBS Group has decided to appeal the revocation of the crystalline purity patent, but not to appeal the decision regarding the chemical purity patent. Permission to appeal the decision regarding the particle size patent has been denied by the Court in London. The OBS Group’s chemical purity patent has been revoked by the European Patent Office; The OBS Group has appealed the decision to revoke this patent, and this appeal has had a suspensive effect on revocation. The OBS Group’s particle size patent has also been challenged before the European Patent Office.

A number of the OBS Group subsidiaries are the subject of litigation or product liability claims arising out of the normal conduct of their business, as a result of which claims could be made against them which, in whole or in part, might not be covered by insurance. Provisions are established for the gross amount of any probable claim that can be reasonably estimated. Insurance receivables are recorded only in respect of amounts that are virtually certain to be recovered.

There are various remaining product liability claims pending against the OBS Group in various European countries, Brazil, Mexico and Australia by, in most cases, women claiming to have conceived while allegedly using the OBS Group’s contraceptive Implanon®. Other claims relate to problems in connection with the insertion or removal of Implanon® or to changes in bleeding patterns. Often, the physician who inserted the product is named as a co-defendant. Although these cases have all been brought by individual women, only in The Netherlands the competent court has decided to consolidate the cases. On June 15, 2005, a court in ‘s-Hertogenbosch in The Netherlands issued a preliminary judgment to the effect that, pending allocation of responsibility between physicians and Organon, damages should be paid to women who unintentionally became pregnant while using Implanon®. The OBS Group appealed this decision in September 2005. Oral pleadings were presented for the court of appeal on May 14, 2007. A judgment is expected on August 28, 2007. No final judgments have been rendered. Any damages for which the OBS Group may be held liable in connection with these cases are expected to be covered by product liability insurance.

In 1999 an ex-freelance collaborator of Diosynth B.V./Moeders voor Moeders, commenced legal action with respect to alleged entitlements to retirement benefits against Diosynth B.V. (as per January 1, 2007, part of N.V. Organon). Entitlement to a retirement benefit requires all employment relationship; Diosynth believes that freelancers working for Moeders voor Moeders do not qualify as employees and are not entitled to receive a pension. The legal position in this case may create a precedent for a couple of hundred of ex-freelancers of Moeders voor Moeders. The deposition of witnesses in this case will be finalized on October 4, 2007.

Salmon producers in Chile have made claims for damages allegedly incurred because of the use of Intervet’s fish vaccines in that country. The claims were filed in 2005, 2006 and 2007. The claims maintain that administration of Intervet’s vaccine against vibriosis and infectious pancreatic necrosis caused death or injury to part of their salmon populations. No judgments have been rendered. At this time the OBS Group has no reason to believe that any damages for which the OBS Group may be held liable in connection with these claims would not be covered by the product liability insurance the OBS Group maintains.

A case from Intervet, Inc. against Merial Ltd. et al., is pending since December 23, 2005 in the United States District Court for the District of Columbia. This lawsuit is a declaratory judgment action seeking a declaration from the court that United States Patent No. 6,368,601 (titled “Porcine

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Circovirus Vaccine and Diagnostics Reagents” and referred to herein as “the ‘601 patent”) is invalid, unenforceable, and not infringed by Intervet’s PCV-2 vaccine.

Merial Ltd, and Merial SAS have answered the Complaint by alleging that the ‘601 patent is valid, enforceable, and infringed by Intervet’s PCV-2 vaccine. They also have brought a counterclaim for patent infringement against Intervet, Inc. Intervet has responded by asserting that the ‘601 patent is invalid,unenforceable, and not infringed by Intervet, Inc. Discovery is presently ongoing between Merial SAS, Merial Ltd, and Intervet Inc. Under the present schedule for the case, there will be a hearing to determine the meaning of the claims of the ‘601 patent early August, 2007. Trial of this matter likely will not occur until the second or third quarter of 2008.

A second case, Intervet, Inc. v. Merial Ltd. et al., is pending since March 20, 2007, in the United States District Court for the District of Columbia. This lawsuit is a declaratory judgment action seeking a declaration from the court that United States Patent No. 7,192,594 (titled “Postweaning Multisystemic Wasting Syndrome and Porcine Circovirus from Pigs” and referred to herein as “the ‘594 patent”) is invalid, unenforceable, and not infringed by Intervet’s PCV-2 vaccine. Merial Ltd, and Merial SAS have filed and served a Complaint for patent infringement and demand for jury trial, alleging that the ‘594 patent is valid, enforceable, and infringed by Intervet’s PCV-2 vaccine.

In November 2006, four trade unions together initiated proceedings in The Netherlands against Akzo Nobel Nederland B.V., a subsidiary of Akzo Nobel. The trade unions claim that Akzo Nobel Nederland B.V., allegedly as representative of “all other parts of the Akzo Nobel Group”, wrongfully terminated the future payment of an allowance to cover medical insurance costs of retirees in The Netherlands. These retirees also include persons who were employed in current or former human healthcare and animal healthcare activities of Akzo Nobel.

The trade unions allege that the retirees, on the basis of a promise made by Akzo Nobel Nederland B.V., were entitled to receive the allowance indefinitely and that there was insufficient cause for termination of the obligation. Akzo Nobel Nederland B.V. has indicated that it had the right to terminate the arrangements subject to a transitional regime through June 30, 2009. Akzo Nobel Nederland B.V. has expressed the intention to defend the claim by the trade unions. The proceedings against Akzo Nobel Nederland B.V. are at an early stage. It is currently not clear what would be the financial consequences for the OBS Group if the claim would succeed. Pursuant to the separation agreement, the OBS Group will be responsible for all costs incurred by Akzo Nobel or any other member of its group in connection with the allowances mentioned above with respect to retirees that, at the time of ceasing their employment with Akzo Nobel, worked primarily in any current or former human healthcare or animal healthcare activities of Akzo Nobel. The maximum amount that the OBS Group could be required to reimburse would depend on a number of factors, which also include the arrangements with individual employees, any future changes in the arrangements, and the age to which the retirees will live.

On March 23, 2007 the University of Illinois filed a lawsuit against Organon Teknika Corporation for breach of contract the revised “Tice” license agreement which dates back to 1986. The UOI claims USD 14.9 million of underpaid royalties (which is UOI’s calculation of the present value of the alleged royalty underpayment), based on an audit on the period January 1, 2002, through December 31, 2004. The difference relates to a different interpretation of what the correct “arms length price” should be. Organon Teknika is of the opinion that it paid the correct amount of royalties.

There have been various lawsuits filed against several US entities relating to the use of NuvaRing. With the exception of three cases, the lawsuits contain little information about the claimed

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

injuries. It should be noted that the OBS Group does not yet have medical or other records to corroborate the allegations. The remaining cases do not contain any information other than the allegation that the women used NuvaRing and “sustained injuries thereby”. Other general allegations of the thrombogenicity of the product suggest that the claimants intend to allege that they sustained a thromboembolic event.

A number of other claims are pending against the OBS Group, all of which are contested. The OBS Group is also involved in disputes with tax authorities in several jurisdictions. Furthermore, in the context of the divestitures of certain businesses by Akzo Nobel, our sole shareholder, prior to the creation of OBS NV, the relevant Akzo Nobel companies have agreed to indemnify and/or provide guarantees to the buyers (and /or their successors and assigns) regarding certain representations and warranties or developments. To the extent that these relate to the current or former human pharmaceutical or animal health business activities of Akzo Nobel, the OBS Group agreed under the Separation Agreement to indemnify Akzo Nobel in respect of claims arising therefrom.

While the outcome of these claims and disputes cannot be predicted with certainty, the OBS Group believes, based upon legal advice and information received, that the final outcome will not materially affect the combined financial position of the OBS Group but could be material to the OBS Group’s result of operations or cash flows in any one accounting period.

Other contingent liabilities

At June 30, 2007 and December 31, 2006, guarantees related to contracts with third parties totalled EUR 5 million and EUR 3 million, respectively.

A majority of the OBS Group businesses do not file separate tax returns since these entities were included in the tax groupings of other Akzo Nobel entities within their respective entity’s tax jurisdiction. Certain tax authorities have the right to hold an individual entity within the tax grouping liable for any and all liabilities outstanding of the group. Management of the OBS Group believes that the chances are remote that the OBS Group will be held responsible for tax liabilities incurred by other Akzo Nobel entities.

The OBS Group is a party in several research and development collaborations and licensing agreements. These agreements have various compensation elements that can contain periodic payments, payments related to sales of certain products and milestone payments. The periodic payments are expensed in the period they relate to and the payments related to sales of certain products are expensed in the period the corresponding sales were recognized. Milestone payments are expensed in the period in which the recognition criteria related to the milestone are met.

Some of the licenses and collaboration, co-development, co-marketing and other agreements and instruments to which the OBS Group is a party, contain change of control provisions that may be triggered by a change in the controlling interest in our business. See Note 20 for further discussion of potential impacts related to the Separation of the OBS group.

Pfizer terminated the asenapine license and collaboration agreement on November 27, 2006. The termination took effect on May 27, 2007. If and when the OBS Group is successful in bringing asenapine to the market, the OBS Group will be obliged to reimburse Pfizer for its out-of-pocket expenses (plus 10% interest) for development, marketing and manufacturing, by paying it a royalty at the rate of 5% on net asenapine sales.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Commitments

Purchase commitments for property, plant and equipment aggregated EUR 63 million and EUR 69 million at June 30, 2007 and December 31 2006, respectively. The OBS Group also has purchase commitments for materials and other supplies incident to the ordinary conduct of business for a total of EUR 355 million and EUR 358 million at June 30, 2007 and December 31 2006, respectively.

Long-term liabilities contracted in respect of leasehold, rental, operating leases, research, etc., aggregated EUR 241 million and EUR 287 million at June 30, 2007 and December 31, 2006, respectively. Payments due within one year amounted to EUR 66 million and EUR 93 million at June 30, 2007 and December 31, 2006, respectively; payments between one and five years EUR 152 million and EUR 158 million, respectively, and payments due after more than five years amount to EUR 23 million and EUR 36 million, respectively.

Note 18 — Cash Flow Information

The OBS Group has paid cash for income taxes of EUR 57 million and EUR 67 million for the six months ended June 30, 2007 and 2006, respectively. For periods prior to 2007, some entities of the OBS Group businesses did not file separate tax returns as these entities were included in the tax grouping of other Akzo Nobel entities within the respective entity’s tax jurisdiction, and OBS Group’s tax obligations for these entities are paid by other Akzo Nobel entities.

The OBS Group paid cash for interest of EUR 10 million and EUR 4 million during the six months ended June 30, 2007 and 2006, respectively.

The OBS Group’s financing requirements are primarily met by cash transfers with Akzo Nobel and are reflected in the financing section of the combined statement of cash flows. This represents net cash transfers to and from Akzo Nobel for the settlement of various intercompany transactions and financing requirements with Akzo Nobel.

Note 19 — Accounting Estimates and Judgments

In preparing the financial statements management makes judgments and estimates that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent liabilities as of the date of the OBS Group’s combined financial statements.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

In preparing these combined interim financial statements, the significant judgements made by management in applying the accounting policies and the key sources of estimation uncertainty were the same as those applied to the combined financial statements as of and for the year ended December 31, 2006. It should be noted that as of June 30, 2007, the OBS Group did not update its actuarial valuation for its pension and postretirement benefits; however, during the six months ended June 30, 2007, the discount rate assumption used in determining benefit costs increased in the various countries by between .25% and .50%. When discount rates increase, pension and postretirement benefit obligations will decrease. Based on the increase during the six months ended June 30, 2006, the pension and postretirement benefit obligations would have decreased by approximately EUR 50 million. Future net periodic pension and postretirement costs might also

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

change, but that depends on the actual relation between the unrecognized loss and the corridor (10% of the greater of benefit obligations and plan assets) as well as on the relative change of the discount rate versus the change of the benefit obligation. In addition, the change in discount rate will not immediately impact the pension expense as the gains or losses from the change in the discount rate would be reflected as an actuarial gain or loss and recognized over the expected average remaining working lives of the employees in the plan.

Current tax expense for the six months ended June 30, 2007 and 2006 has been calculated using the estimated average annual effective income tax applied to the pre-tax income for the six months ended June 30, 2007 and 2006, respectively.

Due to the risks and uncertainties relating to regulatory approval and to internally generated research and development, the criteria for capitalization are considered not to have been met until marketing approval has been obtained from the regulatory authorities.

Prior to January 1, 2007, management had also estimated the allocation of various expenses and certain assets and liabilities that have historically been maintained by Akzo Nobel as disclosed in Note 1 and throughout these combined interim financial statements.

Note 20 — Incorporation and Separation

Incorporation

Following the announcement of Akzo Nobel that it intends to separate its healthcare activities from Akzo Nobel, Akzo Nobel incorporated Organon BioSciences N.V., on September 1, 2006 as a public company with limited liability (“naamloze vennootschap”) incorporated under the laws of The Netherlands with an authorized share capital of EUR 225 thousand and an issued share capital of EUR 45 thousand. OBS N.V.’s corporate seat is in Oss, The Netherlands.

On September 30, 2006 Akzo Nobel contributed to OBS N.V., through a contribution in kind, the shares of the two subholding companies, Organon BioSciences International B.V. and Organon BioSciences Nederland B.V., in exchange for 24,955,000 ordinary shares of OBS N.V. with a nominal value of EUR 1.00 (one euro) per share. As per the date of this contribution, OBS N.V. had an authorized share capital of EUR 125 million and an issued share capital of EUR 25 million.

The combined interim financial statements for the six month period ended June 30, 2007, include invested equity amounting to EUR 1,423 million. The invested equity as of June 30, 2007 includes certain allocated balances, which legally were not part of the aforesaid contribution in kind to OBS. N.V. on September 30, 2006. Consequently, the shareholders’ equity in the legal company balance sheet of OBS N.V. as of June 30, 2007 differs from the invested equity in the combined interim financial statements as of June 30, 2007. The main differences relate to various items which are allocated to the OBS Group which will not be transferred to the OBS Group.

Separation

In February 2006, Akzo Nobel announced its intention to separate the OBS Group. In March 2007, Akzo Nobel announced that it had subsequently received an offer from Schering-Plough to acquire the OBS Group. The works council advice procedure in the Netherlands is still to be completed. Subject thereto, the intended closing is further subject to certain conditions precedent, including the obtaining of merger clearances in certain jurisdictions. The proceeds from the sale of the OBS Group will not be received by the OBS Group but will be received by Akzo Nobel.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Akzo Nobel and the OBS Group have identified certain issues and areas that, in preparation of and following the separation, required mutually agreeable arrangements between them. These issues and areas have been included in a separation agreement, entered into between Akzo Nobel and the OBS Group. The separation agreement was signed on February 28, 2007 and was subsequently amended on March 11, 2007.

The amended separation agreement (which becomes effective on the intended closing of the transaction with Schering-Plough) addresses, amongst others, the separation of liabilities and obligations, health, safety, and environmental indemnities, release of guarantees, pending litigation, provisions and accruals, claimant’s insurance and employee benefit related matters.

The terms of the intended transaction between Akzo Nobel and Schering-Plough, include that, subject to certain limitations and procedural provisions, Akzo Nobel indemnifies Schering-Plough for i) all taxes for which a member of the OBS Group becomes liable, relating to the period prior to January 1, 2007 and that are not provided for in the combined financial statements of the OBS Group for the period ended as of December 31, 2006 and (ii) taxes for which a member of the OBS Group becomes liable relating to the period starting on January 1, 2007 and ending on the closing date of the intended transaction, unless and to the extent the member of the OBS Group concerned retains the benefit of the underlying income, profit or gain at closing, or such income, profit, gain or event has arisen in the ordinary course of business of the member of the OBS Group concerned.

The terms of the intended transaction further include that Schering-Plough will indemnify Akzo Nobel against any increase of taxes incurred by Akzo Nobel or a member of Akzo Nobel as a consequence of any pre-closing transactions, requested by Schering-Plough and consented by Akzo Nobel, which would allow for a direct sale by Akzo Nobel of the shares in one or more members of the OBS Group to Schering-Plough.

The separation agreement also contains provisions dealing with the retirement benefits of relevant participants in various applicable pension arrangements based on an agreed upon division of the rights, obligations, assets and liabilities relating to, on the one hand, the retirement benefits of the relevant (current and former) employees in the (current and former) human healthcare or animal healthcare activities of the OBS Group and, on the other hand, retirement benefits of other participants in Akzo Nobel plans. It should be noted that a number of these provisions are dependent on the approval of relevant third parties, for example pension fund trustees, employee representative bodies and relevant authorities. The separation agreement thus also provides that in the event that the OBS Group and Akzo Nobel have not been able to give effect to the agreed (basis for) division, they will use their reasonable best efforts to otherwise achieve such division.

OBS N.V. has undertaken in the separation agreement to procure that, for services rendered on or after January 1, 2007, relevant participants under the OBS Group retirement benefit plans are offered retirement benefits which are substantially equivalent (or such other measure as may be required under applicable law) to their current retirement benefits.

The financial implications of a future split as defined above, for example on assets, liabilities and future pension premiums, if any, cannot be determined yet. However, it is the intention of Akzo Nobel and the OBS Group to limit the financial implications for the companies, arising out of the split of rights, obligations and assets. Furthermore, the subordinated loan to the Akzo Nobel Pension Fund of which the OBS Group’s portion (EUR 33 million) was allocated in the combined financial statements for the year ending December 31, 2006, will remain with Akzo Nobel since Akzo Nobel holds the legal title.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The terms of the intended transaction between, Akzo Nobel and Schering-Plough further include that (i) Akzo Nobel will transfer to the purchaser, at closing of the intended transaction, its claim against the OBS Group under the related party loan of EUR 1.15 billion plus accrued interest and (ii) all other intra-group indebtedness between the OBS Group on the one hand and the other members of the Akzo Nobel Group on the other hand (including several loans made by the OBS Group to Akzo Nobel in 2007 on terms substantially equivalent to the aforesaid related party loan), will be paid immediately after closing. Under the loan agreement between Akzo Nobel (as lender) and the OBS Group (as borrower) the maturity date of the loan is December 31, 2007 and an interest rate of 6-months EURIBOR + 0.15%, that accrues on the amount owed, from March 1, 2007 to the date of payment (both days inclusive). The entire principal amount of the loan not yet repaid to Akzo Nobel shall be due for immediate payment without any further notification or formality being required should, amongst others, any other indebtedness of the OBS Group becomes due and payable prior to its specified maturity by reason of any default by the OBS Group in the due performance or observance of any obligation relating thereto, unless such indebtedness shall not be material in the context of the loan agreement.

The OBS Group has undertaken to replace the statement of joint and several liability (“verklaring van hoofdelijke aansprakelijkheid”) as provided by Akzo Nobel in respect of the members of the OBS Group in The Netherlands under article 2:403 section 1(f) Netherlands Civil Code as soon as reasonably practicable, but in any event within 6 months after closing of the intended transaction between Akzo Nobel and Schering-Plough.

Note 21 — Application of Generally Accepted Accounting Principles in the United States of America

The OBS Group’s combined interim financial statements have been prepared in accordance with IFRS which, as applied by the OBS Group, differs in certain significant respects from US GAAP. The effects of the application of US GAAP to combined net income, as determined under IFRS, are set out in the table below:

	For the Six Months Ended June 30,
	2007	2006

IFRS profit for the period attributable to equity holders of the OBS Group	223	193

US GAAP adjustments:
(a) Business combinations	—	—
(b) Pensions and other postretirement benefits	8	(4)
(c) Impairment of goodwill	—	—
(d) Research and development	(20)	3
(e) Subsequent events	14	128
(f) Tax on elimination of intercompany profits	2	(2)
(g) Deferred income taxes	4	(1)

Total US GAAP adjustments	8	124

Net income, as reported under US GAAP	231	317

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The effects of the application of US GAAP on total invested equity, as determined under IFRS, are set out in the table below:

	As of	As of
	June 30,	December 31,
	2007	2006

Invested equity, as reported under IFRS	1,423	2,311
Less: minority interests, as reported under IFRS	—	—

Invested equity excluding minority interests, as reported under IFRS	1,423	2,311

US GAAP adjustments:
(a) Business combinations	361	361
(b) Pensions and other postretirement benefits	47	33
(c) Impairment of goodwill	15	15
(d) Research and development	(48)	(27)
(e) Subsequent events	—	(15)
(f) Tax on elimination of intercompany profits	(35)	(37)
(g) Deferred income taxes	6	2

Total US GAAP adjustments	346	332

Invested equity, as determined under US GAAP	1,769	2,643

(a)	Business combinations

The aggregate adjustment for business combinations presented in the tables above consists of the following adjustments:

	For the Six
	Months
	Ended		As of	As of
	June 30,		June 30,	December 31,
	2007	2006	2007	2006

US GAAP adjustments:
(1) Acquired in-process research and development	—	—	(5)	(5)
(2) Application of IFRS 1	—	—	366	366

Total US GAAP adjustments	—	—	361	361

(1)  Acquired in-process research and development

Under IFRS, in-process research and development acquired in connection with a business combination is eligible for capitalization under IFRS 3, Business Combinations, and IAS 38, Intangible Assets. Under US GAAP, the attributable fair value of in-process research and development acquired in a business combination, and which has no alternative future use, is expensed as of the acquisition date in accordance with SFAS No. 141, Business Combinations, FIN No. 4, Applicability of FASB Statement No. 2 to Business Combinations to be Accounted for by the Purchase Method, and/or SFAS No. 2, Accounting for Research and Development Costs.

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

The adjustment to invested equity included in the tables above reflects impact of immediate write-off of acquired in-process research and development-related assets (EUR 5 million and EUR 5 million as of the six months ended June 30, 2007 and as of the year ended December 31, 2006, respectively) for US GAAP purposes. There was no impact for the reversal of amortization expense and/or impairments for the six months ended June 30, 2007 and 2006 recorded under IFRS in subsequent periods.

(2) Application of IFRS 1

IFRS 1, First-Time Adoption of International Financial Reporting Standards, has been applied by the OBS Group in preparing its combined financial statements. IFRS 1 generally requires retrospective application of all IFRS that are effective at the reporting date. However, IFRS 1 permits certain exemptions and exceptions to this requirement. In particular, IFRS 1 permits companies that consummated business combinations prior to the date of their transition to IFRS (for the OBS Group, as of January 1, 2004) to retain the accounting applied under the accounting principles applied prior to the adoption of IFRS.

Specifically, for certain business combinations consummated prior to January 1, 2000, the OBS Group recorded goodwill resulting from the business combinations directly in invested equity. From January 1, 2000 through the adoption of changes in accounting rules applied prior to the adoption of IFRS, the OBS Group amortized goodwill. Under US GAAP, for all periods presented, goodwill is required to be recorded as an asset, initially subject to periodic amortization (through December 31, 2001) and subsequently periodic (at least annual) impairment tests.

Accordingly, this adjustment reflects the reinstatement of goodwill, net of applicable accumulated amortization and impairments, for US GAAP purposes as of each of the balance sheet dates presented.

(b)	Pensions and other postretirement benefits

The aggregate adjustment for pensions and postretirement benefits presented in the tables above consists of the following adjustments:

	For the
	Six Months		As of	As of
	Ended June 30,		June 30,	December 31,
	2007	2006	2007	2006

US GAAP adjustments:
(1) Definition of defined contribution plan	7	(2)	104	94
(2) Application of IFRS 1 and other differences	1	(2)	(57)	(61)

Total US GAAP adjustments	8	(4)	47	33

(1)	Definition of defined contribution plan

Under IAS 19 (Revised), Employee Benefits, an arrangement qualifies as a defined contribution plan if a company’s legal or constructive obligation is limited to the amount contributed by it into a separate entity (generally, a fund). This is the case regardless of whether the fund holds sufficient

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

assets to pay all employee benefits laid out in the plan agreement relating to employee service in the current and prior periods. This definition focuses on the contributions to be made by the OBS Group to the plan as a whole and does not require individual participant accounts to which contributions would be made.

Under US GAAP, SFAS No. 87, Employers’ Accounting for Pensions, states that a defined contribution plan is any arrangement that provides benefits in return for services rendered, establishes an individual account for each participant, and specifies how recurring periodic contributions to the individual’s account are to be determined. Moreover, the benefits a participant in a defined contribution plan will receive depend solely on the amount contributed to the participant’s account, the return earned on those contributions, and forfeitures of other participants’ benefits that may be allocated to the remaining participant accounts.

During 2005, Akzo Nobel reached an agreement with the unions on a change of its pension plan in the Netherlands, part of which relates to the OBS Group, so that effective December 31, 2005, it changed from a defined benefit plan to a defined contribution plan under IFRS, as the actuarial risks related to the Dutch plan no longer rested with the OBS Group. However, under US GAAP, SFAS No. 87 specifically prescribes for a defined contribution plan that the plan provides an individual account for each participant. The Dutch plan does not provide such individual accounts per participant as it is a collective defined contribution plan. Accordingly for US GAAP, under SFAS No. 87 the Dutch pension plan is still accounted for as a defined benefit plan.

The adjustment to invested equity included in the table above as of the six months ended June 30, 2007 and as of the year ended December 31, 2006 reflects the re-instatement of the US GAAP liability for the pension and other postretirement plans in accordance with SFAS No. 87. The adjustment to net income included in the tables above for the six months ended June 30, 2007 and 2006 reflects the excess of US GAAP expense calculated in accordance with SFAS No. 87 over contributions made to the plan during the year.

(2)	Application of IFRS 1 and other difference

Under IFRS, the OBS Group accounts for its pension and postretirement benefit plans in accordance with IAS 19 (Revised), Employee Benefits. In addition, upon transition to IFRS as of January 1, 2004 (and in accordance with IFRS 1, all unrecognized actuarial gains and losses as of that date were recognized immediately in invested equity, with an offset to the pension liability. Accordingly, under IFRS, as of January 1, 2004, the OBS Group had no deferred actuarial gains or losses. Subsequently, in accordance with IAS 19 (Revised), the OBS Group applied a “corridor” policy whereby actuarial gains and losses are deferred when they initially arise (for those arising after January 1, 2004). Thereafter, to the extent that unrealized actuarial gains or losses exceed 10% of the greater of (i) the present value of the defined benefit obligation and (ii) the fair value of plan assets, they are recognized in the income statement through periodic amortization over the expected remaining working lives of the employees participating in the plan. Otherwise, they continue to be deferred until they exceed the “corridor” described above.

Under US GAAP, the OBS Group accounts for its pension and postretirement benefit plans in accordance with SFAS No. 87, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other than Pensions and, from December 31, 2006, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). Prior to the adoption of SFAS No. 158, the OBS Group applied a “corridor” policy also under US GAAP. Following adoption of SFAS No. 158 from December 31, 2006,

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

the OBS Group continues to apply a corridor policy with respect to determination of the income statement charge for any particular period, but the full funded status of the plan (defined benefit obligation less plan assets) is now recognized as a liability in the balance sheet with actuarial gains and losses recognized directly in invested equity.

In addition to the differences described above (principally related to the recognition of deferred actuarial gains and losses directly in invested equity as of January 1, 2004 pursuant to IFRS 1), the OBS Group has also identified differences related to the measurement date for certain of its plans. Under IFRS, IAS 19 requires that the calculation of the pension obligation, as well as the fair value of plan assets, be determined as of the company’s balance sheet date. Under US GAAP, SFAS No. 87, requires that the plan’s assets and obligations be measured either as of the date of the financial statements or, if used consistently from year to year, as of a date not more than three months prior to that date. Certain of the OBS Group’s defined benefit plans utilize a September 30 measurement date for US GAAP purposes and a December 31 measurement date for IFRS purposes.

In the United States, the Medicare Prescription Drug Improvement and Modernization Act of 2003 introduced prescription drug benefits for retirees as well as a federal subsidy to sponsors of postretirement healthcare plans, which both began on January 1, 2006. This reimbursement right under IFRS has been recognized as an asset under other financial non-current assets in the combined balance sheets and is measured at fair value. Under US GAAP, this reimbursement right is netted with the postretirement healthcare benefit liability.

In connection with the change in the pension plan in the Netherlands in 2005, the OBS Group was allocated a portion of the subordinated loan and loans that are to be redeemed by retaining employee pension premiums, which have been recorded at their fair value in other assets under IFRS. For US GAAP purposes, these items are included in the pension assets at their nominal value, and accordingly the assets in the IFRS balance sheet have been reversed. Any difference between the fair value and the nominal value of the loans has been reversed for US GAAP.

(c)	Impairment of goodwill

Under IFRS, goodwill is required to be tested for impairment at least annually (and, more frequently, upon the occurrence of a triggering event) at the cash generating unit (or group of cash generating units, if that is how goodwill is monitored internally) level. A cash generating unit is the smallest identifiable group of assets that generates cash inflows from continuing use and that are largely independent of the cash inflows from other assets or groups of assets. The goodwill impairment test is a one-step test that compares the recoverable amount (higher of the fair value less costs to sell or value in use) of the cash generating unit to its carrying amount, with any excess of carrying amount over recoverable amount recognized as an impairment loss. Impairment losses are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then to the other assets of the unit (or group of units) pro rata on the basis of the carrying amount of each asset in the unit (or group of units). Impairment losses related to goodwill cannot be reversed.

Under US GAAP, goodwill is required to be tested for impairment at least annually (and, more frequently, upon the occurrence of a triggering event) at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (referred to as a component). The goodwill impairment test is a two-step test that compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired. If the carrying amount of the reporting unit exceeds its fair

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill, which is determined by performing a hypothetical purchase price allocation as of the impairment testing date, to the carrying amount of that goodwill, with any excess of carrying amount over the implied fair value recognized as an impairment loss. Impairment losses related to goodwill cannot be reversed.

The cash generating unit is at a lower level in the operation, than the reporting unit and accordingly under IFRS an impairment was recorded that is not reflected under US GAAP. The adjustment included in the tables above reflects the reversal for US GAAP of the impairment loss recognized for IFRS purposes that was not recognized for US GAAP purposes due to this differing level at which goodwill is tested for impairment (cash generating unit under IFRS vs. reporting unit under US GAAP).

(d)	Research and development

Under IFRS, payments made to acquire research and development-related assets outside of a business combination, and patents or licenses for products that are still in the research or development stage, are eligible for capitalization under IAS 38, when all of the following conditions are met: (i) the project meets the definition of an asset, (ii) the project is identifiable and (iii) the fair value of the project can be measured reliably. Accordingly, under IFRS, certain up-front payments made in connection with collaboration agreements were capitalized and are being amortized over their estimated useful lives.

Under US GAAP, payments to acquire research and development-related assets that have no alternative future use are expensed as of the acquisition date in accordance with SFAS No. 2.

The adjustment included in the tables above reflects the immediate write-off of acquired research and development-related assets in the period of acquisition (EUR 25 million and EUR 1 million, respectively, for the six-months ended June 30, 2007 and 2006, respectively) and for US GAAP purposes offset by the reversal of amortization expense and/or impairments (EUR 5 million and EUR 4 million, respectively, for the six months ended June 30, 2007 and 2006) recorded for IFRS purposes in subsequent periods.

(e)	Subsequent events

The aggregate adjustment for subsequent events presented in the tables above consists of the following adjustments:

	For the
	Six Months		As of	As of
	Ended June 30,		June 30,	December 31,
	2007	2006	2007	2006

US GAAP adjustments:
(1) Subsequent events other than taxes	(4)	—	—	4
(2) Subsequent events — tax-related	18	128	—	(19)

Total US GAAP adjustments	14	128	—	(15)

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

Under IFRS, the OBS Group has applied IAS 10, Events after the Balance Sheet Date, and has adjusted its financial statements for ’adjusting events’ identified between the time the parent company financial statements were issued and the date on which these OBS Group’s financial statements were issued.

Under US GAAP, practice with respect to the preparation of carve-out financial statements is to reflect subsequent events on a consistent basis with the parent company, as the carve-out financial statements are an extraction of the parent company accounts, unless the adjustment represents a correction of an error. The subsequent events for the tax related adjustments primarily relate to tax settlements received by the OBS group for transfer pricing.

Under US GAAP, the amounts have been recognized in periods consistent with Akzo Nobel. Accordingly, the subsequent event adjustments reflected in the IFRS financial statements have been reversed under US GAAP.

(f)	Tax on the elimination of intercompany profits

In accordance with IFRS (IAS 12, Income Taxes), the deferred tax effect of the elimination of intercompany profit in inventory is calculated using the purchaser’s tax rate. Under US GAAP (SFAS 109, Accounting for Income Taxes), no deferred tax assets are recorded for the difference between the tax base in the buyer’s jurisdiction and the amount reported in the combined financial statements; additionally taxes payable on intercompany transfers recognized by the seller are deferred in consolidation, hence eliminating the effects of intercompany transfers in the combined statements of income.

For the six months ended June 30, 2007, this resulted in an increase in net income of EUR 2 million and a decrease in invested equity at June 30, 2007 of EUR 35 million. For the six months ended June 30, 2006, this resulted in a decrease in net income of EUR 2 million and a decrease in invested equity at December 31, 2006 of EUR 37 million.

(g)	Deferred income taxes

The aggregate adjustment for income taxes presented in the tables above consists of the following adjustments:

	For the
	Six Months		As of	As of
	Ended June 30,		June 30,	December 31,
	2007	2006	2007	2006

US GAAP adjustments:
(1) Deferred tax on in-process research and development	—	—	1	1
(2) Other deferred income tax impacts	4	(1)	5	1

Total US GAAP adjustments	4	(1)	6	2

OBS GROUP

NOTES TO THE UNAUDITED CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS — (Continued)
(All amounts in millions of euros unless otherwise stated)

(1)	Deferred income tax on in-process research and development

Under IFRS, a deferred tax asset or liability is recognized for differences in the financial reporting basis and tax basis of acquired in-process research and development, similar to other identifiable intangible assets, irrespective of whether the acquired in-process research and development has basis for tax purposes. Under US GAAP (EITF 96-7, Accounting for Deferred Taxes on In-Process Research and Development activities acquired in a Business Combination) in circumstances where there is no tax basis in the acquired in-process research and development deferred taxes are not provided on the initial difference between the amount assigned for financial reporting and tax purposes and the in-process research and development is charged to expense on a gross basis (without tax benefit) at acquisition. In circumstances where a tax basis exists for the acquired in-process research and development, upon consummation of the business combination, the in-process research and development is immediately charged to expense, a deferred tax asset is recognized to the extent that realisability is more likely than not.

The deferred tax liability recorded under IFRS results in a corresponding increase to goodwill. Although this difference does not affect invested equity (between IFRS and US GAAP) at the acquisition date, a reclassification adjustment is necessary under US GAAP to reduce goodwill by the amount of the deferred tax liability recorded under IFRS in relation to acquired in-process research and development and to reduce deferred tax liabilities by a corresponding amount (EUR 8 million). The impact on income tax expense of this difference when the acquired in-process research and development is amortized or impaired for IFRS purposes is reversed under US GAAP.

(2)	Other deferred income tax impacts

This adjustment reflects the deferred tax effects attributable to the aforementioned pre-tax adjustments. The adoption of FIN 48, Accounting for Uncertainty in Income Taxes, during the six-months ended June 30, 2007, did not have an impact on the OBS Group.

(h)	Other presentation differences

Deferred income taxes

Under IFRS, deferred tax assets and liabilities are classified as non-current on the balance sheet based on the timing of their expected reversal.

Under US GAAP, deferred tax assets and liabilities are classified as current or non-current on the balance sheet based on the nature of the balance sheet item to which they relate. Where no related asset or liability exists (e.g. for net operating losses), deferred tax assets or liabilities are classified as current or non-current on the balance sheet based on the timing of their expected reversal.

Oss, July 30, 2007
The Board of Management
Toon Wilderbeek

$2,000,000,000

Schering-Plough Corporation

6.00% Senior Notes due 2017

6.55% Senior Notes due 2037

Goldman, Sachs & Co.
BNP PARIBAS
Credit Suisse
JPMorgan

Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Citi
Daiwa Securities America
ING Financial Markets
Morgan Stanley
Santander Investment

ABN AMRO Incorporated
Banca IMI
BBVA Securities
BNY Capital Markets, Inc.
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.
Utendahl Capital Partners L.P.